   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1996
                                                     REGISTRATION NO. 333-02711
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                --------------

                            WESTERN RESOURCES, INC.
            (Exact name of Registrant as specified in its charter)

                                --------------

            KANSAS                          4911                     48-0290150
 (State or other jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
      of incorporation or        Classification Code Number)     Identification No.)
          organization)

                              818 KANSAS AVENUE
                             TOPEKA, KANSAS 66612
                                (913) 575-6300

                                --------------


  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               JOHN K. ROSENBERG
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            WESTERN RESOURCES, INC.
                              818 KANSAS AVENUE
                      TOPEKA, KANSAS 66612 (913) 575-6300

  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                  COPIES TO:
        NEIL T. ANDERSON                            WILLIAM S. LAMB
       SULLIVAN & CROMWELL               LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
        125 BROAD STREET                         125 WEST 55TH STREET
     NEW YORK, NEW YORK 10004                  NEW YORK, NEW YORK 10019
         (212) 558-4000                              (212) 424-8000


                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
     PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                --------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                            WESTERN RESOURCES, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

      FORM S-4 ITEM NUMBER AND HEADING            LOCATION IN PROSPECTUS
      --------------------------------            ----------------------
  1. Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus........   Facing Page of Registration Statement;
                                         Outside Front Cover Page of Prospectus
  2. Inside Front and Outside Back
      Cover Pages of Prospectus.......   Table of Contents; Available
                                         Information; Incorporation of Certain
                                         Information by Reference
  3. Risk Factors, Ratio of Earnings
      to Fixed Charges and Other
      Information.....................   Prospectus Summary; Background of the
                                         Offer; The Offer; Market Prices and
                                         Dividends
  4. Terms of the Transaction.........   Prospectus Summary; Background of the
                                         Offer; The Offer; Description of Western
                                         Resources Capital Stock; Comparison of
                                         the Rights of Holders of Shares and
                                         Western Resources Common Stock
  5. Pro Forma Financial Information..   Prospectus Summary; Western Resources
                                         and KCPL Unaudited Pro Forma Combined
                                         Financial Information; Unaudited Pro
                                         Forma Combined Balance Sheet; Unaudited
                                         Pro Forma Combined Statement of Income;
                                         Notes to Unaudited Pro Forma Combined
                                         Financial Statements
  6. Material Contacts with the
      Company Being Acquired..........   Prospectus Summary; Background of the
                                         Offer; The Offer; Material Contacts
                                         Between KCPL and Western Resources
  7. Additional Information Required
      for Reoffering by Persons and
      Parties Deemed to Be
      Underwriters....................   *
  8. Interest of Named Experts and
      Counsel.........................   Validity of Western Resources Common
                                         Stock; Experts
  9. Disclosure of Commission Position
      on Indemnification for
      Securities Act Liabilities......   *
 10. Information with Respect to S-3
      Registrants.....................   Available Information; Incorporation of
                                         Certain Information by Reference;
                                         Prospectus Summary; Background of the
                                         Offer
 11. Incorporation of Certain
      Information by Reference........   Available Information; Incorporation of
                                         Certain Information by Reference;
                                         Description of Western Resources Capital
                                         Stock
 12. Information with Respect to S-2
      or S-3 Registrants..............   *
 13. Incorporation of Certain
      Information by Reference........   *
 14. Information with Respect to
      Registrants Other Than S-2 or S-
      3 Registrants...................   *
 15. Information with Respect to S-3
      Companies.......................   Available Information; Incorporation of
                                         Certain Information by Reference;
                                         Prospectus Summary; Background of the
                                         Offer
 16. Information with Respect to S-2
      or S-3 Companies................   *
 17. Information with Respect to
      Companies Other Than S-2 or S-3
      Companies.......................   *
 18. Information if Proxies, Consents
      or Authorizations Are to Be
      Solicited.......................   *
 19. Information if Proxies, Consents
      or Authorizations Are not to Be
      Solicited or in an Exchange
      Offer...........................   Outside Front Cover Page; Incorporation
                                         of Certain Information by Reference;
                                         Prospectus Summary; The Offer

- --------
*Indicates that Item is not applicable or answer is in the negative.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS       SUBJECT TO COMPLETION DATED JULY 3, 1996

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK

                                       OF

                       KANSAS CITY POWER & LIGHT COMPANY

                                      FOR

                             $31.00 OF COMMON STOCK
                            (SUBJECT TO ADJUSTMENT)

                                       OF

                            WESTERN RESOURCES, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 20, 1996
 UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").
 SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY
 BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION
 DATE.

Western Resources, Inc., a Kansas corporation ("Western Resources"), hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Offer"), to exchange shares of common stock, par value $5.00 per share, of Western Resources (the "Western Resources Common Stock"), for each outstanding share of common stock, without par value (each a "Share" and collectively, the "Shares"), of Kansas City Power & Light Company, a Missouri corporation ("KCPL"), validly tendered on or prior to the Expiration Date and not properly withdrawn. Each Share validly tendered on or prior to the Expiration Date and not properly withdrawn will be entitled to receive that number of shares of Western Resources Common Stock equal to the Exchange Ratio. The term "Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $31.00 by the average of the high and low sales prices of Western Resources Common Stock (as reported on the New York Stock Exchange (the "NYSE") Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) (the "Western Resources Average Price") on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Expiration Date; provided, that the Exchange Ratio shall not be less than 0.933 nor greater than 1.100. Pursuant to the Exchange Ratio, each Share will be exchanged for $31.00 of Western Resources Common Stock if the Western Resources Average Price is between $33.23 and $28.18. If the Western Resources Average Price is greater than $33.23, each Share will be exchanged for more than $31.00 of Western Resources Common Stock and, conversely, if the Western Resources Average Price is less than $28.18, each Share will be exchanged for less than $31.00 of Western Resources Common Stock. See "Prospectus Summary--Comparison of the Proposals--The Exchange Ratio" and "Background of the Offer--Comparison of the Proposals--The Exchange Ratio." On July 2, 1996, the closing price of the Western Resources Common Stock on the NYSE was $30.625. Based on such closing price, the Exchange Ratio would be
1.01224 and each Share would be exchanged for $31.00 of

                                                   (Continued on following page)
                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

        -----------------------
        SALOMON BROTHERS INC
        -----------------------------------------------------------------------

        The date of this Prospectus is July  , 1996.

(continued from previous page)

Western Resources Common Stock. The Exchange Ratio will change as the market price of the Western Resources Common Stock changes. KCPL Shareholders may call (800) 621-0518 any time on or after the date hereof through the Expiration Date for the current Exchange Ratio calculated based on the then-current Western Resources Average Price for the twenty consecutive trading days ending with the third trading day immediately preceding the date the call is placed. The actual Western Resources Average Price and Exchange Ratio will be calculated as of the third trading day immediately prior to the Expiration Date, as described above, and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second trading day prior to the Expiration Date (as it may be extended from time to time).

WESTERN RESOURCES' OBLIGATION TO EXCHANGE SHARES OF WESTERN RESOURCES COMMON STOCK FOR SHARES PURSUANT TO THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES WHICH WILL CONSTITUTE AT LEAST NINETY PERCENT OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS THOUGH ALL OPTIONS OR OTHER SECURITIES CONVERTIBLE INTO OR EXERCISABLE OR EXCHANGEABLE FOR SHARES HAD BEEN SO CONVERTED, EXERCISED OR EXCHANGED) AS OF THE DATE THE SHARES ARE ACCEPTED FOR EXCHANGE BY WESTERN RESOURCES PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION"), (II) APPROVAL OF THE ISSUANCE OF SHARES OF WESTERN RESOURCES COMMON STOCK PURSUANT TO THE OFFER AND THE MERGER AND APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF WESTERN RESOURCES (THE "WESTERN RESOURCES ARTICLES") TO INCREASE THE NUMBER OF SHARES OF WESTERN RESOURCES COMMON STOCK AUTHORIZED FOR ISSUANCE, BY THE HOLDERS, VOTING AS A SINGLE CLASS, OF A MAJORITY OF THE SHARES OF WESTERN RESOURCES COMMON STOCK AND WESTERN RESOURCES PREFERRED STOCK OUTSTANDING ON THE APPLICABLE RECORD DATE AND APPROVAL OF THE MERGER BY THE HOLDERS, VOTING AS A SINGLE CLASS, OF A MAJORITY OF THE WESTERN RESOURCES PREFERRED STOCK (THE "WESTERN RESOURCES SHAREHOLDER APPROVAL CONDITION"),
(III) WESTERN RESOURCES BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE PROVISIONS OF SECTION 351.407 OF THE GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI (THE "MGBCL") ARE INAPPLICABLE TO WESTERN RESOURCES AND THE TRANSACTIONS CONTEMPLATED HEREIN OR FULL VOTING RIGHTS FOR ALL SHARES TO BE ACQUIRED BY WESTERN RESOURCES PURSUANT TO THE OFFER HAVING BEEN APPROVED BY THE SHAREHOLDERS OF KCPL PURSUANT TO SUCH STATUTE (THE "MISSOURI CONTROL SHARE ACQUISITION CONDITION"), (IV) WESTERN RESOURCES BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE PROVISIONS OF SECTION 351.459 OF THE MGBCL WILL NOT PROHIBIT FOR ANY PERIOD OF TIME THE CONSUMMATION OF THE MERGER OR ANY OTHER "BUSINESS COMBINATION" (AS DEFINED IN SUCH STATUTE) INVOLVING KCPL AND WESTERN RESOURCES OR ANY SUBSIDIARY OF WESTERN RESOURCES (THE "MISSOURI BUSINESS COMBINATION CONDITION"), (V) THE SHAREHOLDERS OF KCPL NOT HAVING APPROVED THE ISSUANCE OF SHARES NECESSARY TO EFFECT THE TRANSACTIONS CONTEMPLATED BY THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER BY AND AMONG KCPL, KC MERGER SUB, INC., UTILICORP UNITED INC., A DELAWARE CORPORATION ("UTILICORP"), AND KC UNITED CORP. (THE "KCPL SHAREHOLDER VOTE CONDITION"),
(VI) ALL REGULATORY APPROVALS REQUIRED TO CONSUMMATE THE OFFER AND THE MERGER HAVING BEEN OBTAINED AND REMAINING IN FULL FORCE AND EFFECT, ALL STATUTORY WAITING PERIODS IN RESPECT THEREOF HAVING EXPIRED AND NO SUCH APPROVAL CONTAINING ANY CONDITIONS OR RESTRICTIONS WHICH THE WESTERN RESOURCES BOARD OF DIRECTORS (THE "WESTERN RESOURCES BOARD") REASONABLY DETERMINES IN GOOD FAITH WILL HAVE OR REASONABLY COULD BE EXPECTED TO HAVE A MATERIAL ADVERSE EFFECT ON WESTERN RESOURCES, KCPL AND THEIR RESPECTIVE SUBSIDIARIES TAKEN AS A WHOLE (THE "REGULATORY APPROVAL CONDITION"), (VII) THE RECEIPT BY WESTERN RESOURCES OF A LETTER FROM ITS INDEPENDENT PUBLIC ACCOUNTANTS STATING THAT THE MERGER WILL QUALIFY AS A POOLING OF INTERESTS TRANSACTION UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND APPLICABLE SECURITIES AND EXCHANGE COMMISSION REGULATIONS (THE "POOLING CONDITION"), (VIII) WESTERN RESOURCES BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT IT WILL BE ABLE TO CONSUMMATE THE MERGER AS A "SHORT-FORM" MERGER PURSUANT TO THE PROVISIONS OF SECTION
351.447 OF THE MGBCL AND SECTION 17-6703 OF THE KANSAS GENERAL CORPORATION CODE IMMEDIATELY AFTER CONSUMMATION OF THE OFFER (THE "SHORT-FORM MERGER CONDITION"), AND (IX) ALL OUTSTANDING SHARES OF KCPL PREFERRED STOCK HAVING BEEN REDEEMED (THE "KCPL PREFERRED STOCK REDEMPTION CONDITION"). CAPITALIZED TERMS USED BUT NOT DEFINED ABOVE ARE DEFINED HEREINAFTER.

  THIS PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES OR CONSENTS. ANY SUCH SOLICITATIONS WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

  THIS PROSPECTUS CONTAINS CERTAIN ANALYSES AND STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF WESTERN RESOURCES FOLLOWING THE CONSUMMATION OF THE OFFER AND THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS THAT WILL BE REALIZED FROM THE MERGER (SEE "PROSPECTUS SUMMARY--COMPARISON OF THE PROPOSALS," "PROSPECTUS SUMMARY-- SELECTED UNAUDITED FORECASTED FINANCIAL DATA," "PROSPECTUS SUMMARY--SELECTED UNAUDITED FORECASTED FINANCIAL DATA--SUMMARY OF SELECTED SIGNIFICANT ASSUMPTIONS," "BACKGROUND OF THE OFFER--COMPARISON OF THE PROPOSALS," "UNAUDITED FORECASTED FINANCIAL DATA" AND "NOTES TO UNAUDITED FORECASTED STATEMENT OF INCOME"). SUCH ANALYSES AND STATEMENTS INCLUDE FORWARD LOOKING STATEMENTS WITH RESPECT TO, AMONG OTHER THINGS: (1) EXPECTED COST SAVINGS FROM THE MERGER; (2) NORMAL WEATHER CONDITIONS; (3) FUTURE NATIONAL AND REGIONAL ECONOMIC AND COMPETITIVE CONDITIONS; (4) INFLATION RATES; (5) REGULATORY TREATMENT; (6) FUTURE FINANCIAL MARKET CONDITIONS; (7) INTEREST RATES; (8) FUTURE BUSINESS DECISIONS; AND (9) OTHER UNCERTAINTIES, WHICH, THOUGH CONSIDERED REASONABLE BY WESTERN RESOURCES, ARE BEYOND WESTERN RESOURCES' CONTROL AND DIFFICULT TO PREDICT. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF WESTERN RESOURCES AFTER THE MERGER IS INCLUDED IN THE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN.

                               ----------------

  Western Resources is unable to predict the amount of time necessary to obtain the governmental and regulatory approvals and consents required to complete the Offer, the Merger and the transactions contemplated herein. It is anticipated, however, that the time necessary to obtain such governmental and regulatory approvals and consents will extend beyond the Expiration Date, and Western Resources expects that it will extend the Offer from time to time in its sole discretion.

                               ----------------
                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of his Shares should either (a) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile and any other required documents to Harris Trust Company of New York (the "Exchange Agent") and either deliver the certificates for such Shares to the Exchange Agent along with the Letter of Transmittal, deliver such Shares pursuant to the procedures for book-entry transfer set forth herein or comply with the guaranteed delivery procedures set forth below or (b) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

  Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   v
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  vi
KCPL INFORMATION.......................................................... vii
PROSPECTUS SUMMARY........................................................   1
  Western Resources.......................................................   1
  KCPL....................................................................   1
  Background of the Offer.................................................   1
  Recent Developments.....................................................   3
  Comparison of the Proposals.............................................   4
  The Offer...............................................................   8
  Description of Western Resources Capital Stock..........................  11
  Market Prices...........................................................  12
  The Exchange Agent......................................................  12
  Request for Assistance and Additional Copies............................  12
  Comparative Per Share Data..............................................  13
  Selected Financial Data.................................................  14
  Selected Historical Financial Data of Western Resources.................  14
  Selected Historical Financial Data of KCPL..............................  15
  Selected Unaudited Pro Forma Combined Financial Information.............  16
  Selected Unaudited Forecasted Financial Data............................  17
BACKGROUND OF THE OFFER...................................................  19
  Prior Communications with KCPL..........................................  19
  The April 14 Offer And Related Actions..................................  19
  Recent Developments.....................................................  20
  Comparison of the Proposals.............................................  21
  Litigation..............................................................  30
  The Amended and Restated UtiliCorp/KCPL Merger Agreement................  31
THE OFFER.................................................................  39
  General.................................................................  39
  Timing of the Offer.....................................................  40
  Extension, Termination and Amendment....................................  40
  Exchange of Shares; Delivery of Western Resources Common Stock..........  41
  Cash in Lieu of Fractional Shares of Western Resources Common Stock.....  42
  Withdrawal Rights.......................................................  42
  Procedure for Tendering.................................................  42
  Certain Federal Income Tax Consequences.................................  45
  Effect of Offer on Market for Shares; Registration Under the Exchange
   Act....................................................................  46
  Purpose of the Offer; The Merger........................................  47
  Dissenters' Rights......................................................  48
  Conditions of the Offer.................................................  48
  Control of the KCPL Board of Directors..................................  53
  Fees and Expenses.......................................................  54
  Accounting Treatment....................................................  55
  Stock Exchange Listing..................................................  55

                                                                          PAGE
                                                                          ----
MATERIAL CONTACTS BETWEEN KCPL AND WESTERN RESOURCES.....................  55
BUSINESS OF WESTERN RESOURCES............................................  57
WESTERN RESOURCES AND KCPL UNAUDITED PRO FORMA COMBINED FINANCIAL
 INFORMATION.............................................................  57
UNAUDITED PRO FORMA COMBINED BALANCE SHEET...............................  58
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME.........................  61
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...............  65
UNAUDITED FORECASTED FINANCIAL DATA......................................  66
WESTERN RESOURCES UNAUDITED FORECASTED STATEMENT OF INCOME...............  67
NOTES TO UNAUDITED FORECASTED STATEMENT OF INCOME........................  68
  Merger Assumptions.....................................................  68
  Operating Assumptions..................................................  69
DESCRIPTION OF WESTERN RESOURCES CAPITAL STOCK...........................  73
  Western Resources Common Stock.........................................  73
  Western Resources Preferred Stock......................................  74
  Western Resources Preference Stock.....................................  75
DESCRIPTION OF KCPL'S CAPITAL STOCK......................................  76
  The Shares.............................................................  76
  Cumulative Preferred Stock and Cumulative No Par Preferred Stock.......  76
  Preference Stock.......................................................  76
COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES AND WESTERN RESOURCES
 COMMON STOCK............................................................  77
  Voting Rights in Connection with Mergers and Consolidations............  82
MARKET PRICES AND DIVIDENDS..............................................  89
VALIDITY OF WESTERN RESOURCES COMMON STOCK...............................  90
EXPERTS..................................................................  90
SCHEDULE A............................................................... A-1
SCHEDULE B............................................................... B-1
SCHEDULE C............................................................... C-1
SCHEDULE D............................................................... D-1

                             AVAILABLE INFORMATION

  Western Resources and KCPL are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Western Resources and KCPL with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the public reference facilities in the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of information may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Western Resources Common Stock and the Shares are listed and traded on the NYSE. The Shares are also listed on the Chicago Stock Exchange (the "CSE"). Reports, proxy statements and other information filed by Western Resources and KCPL with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and, concerning KCPL only, at the offices of the CSE, 440 South LaSalle Street, Chicago, Illinois 60605.

  This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4, as amended (the "Registration Statement"), covering the Western Resources Common Stock offered hereby which has been filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Western Resources, KCPL and the securities offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  Not later than the date of commencement of the Offer, Western Resources will file with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Such Schedule and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

  Pursuant to Rule 409 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and Rule 12b-21 promulgated under the Exchange Act, Western Resources has requested that KCPL and its independent public accountants, Coopers & Lybrand, L.L.P., provide to Western Resources the information required for complete disclosure concerning the business, operations, financial condition and management of KCPL. Neither KCPL nor Coopers & Lybrand, L.L.P. has yet provided any information in response to such request. Western Resources will provide any and all information which it receives from KCPL or Coopers & Lybrand, L.L.P. prior to the expiration of the Offer and which Western Resources deems material, reliable and appropriate in a subsequently prepared amendment or supplement hereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO CORPORATE SECRETARY, WESTERN RESOURCES, INC., 818 KANSAS AVENUE, TOPEKA, KANSAS 66612. TELEPHONE REQUESTS MAY BE DIRECTED TO THE CORPORATE SECRETARY'S DEPARTMENT AT (913) 575-1950. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

  The following documents filed with the Commission by Western Resources (File No. 1-3523) are incorporated herein by reference: (a) Western Resources' Annual Report on Form 10-K for the year ended December 31, 1995 (the "Western Resources 1995 Form 10-K"); (b) the portions of Western Resources' Proxy Statement for the 1996 Annual Meeting of Shareholders, dated March 27, 1996, that have been incorporated by reference in the Western Resources 1995 Form 10-K; (c) Western Resources' Quarterly Report on Form 10-Q for the period ending March 31, 1996; (d) Western Resources' Proxy Statement on Schedule 14A, dated May 3, 1996; (e) Western Resources' Proxy Statement Supplement on
Schedule 14A, dated June 17, 1996; (f) Western Resources' Current Reports on Form 8-K dated April 14, 1996, April 22, 1996, April 25, 1996, April 26, 1996,
April 29, 1996, May 3, 1996, May 6, 1996, May 10, 1996, May 24, 1996 and June
17, 1996 and (h) soliciting materials of Western Resources filed pursuant to Rule 14a-12 and Rule 14a-6 of the Exchange Act from April 22, 1996 through the date hereof.

  The following documents filed with the Commission by KCPL (File No. 1-707) are incorporated herein by reference: (a) KCPL's Annual Report on Form 10-K for the year ended December 31, 1995 (the "KCPL 1995 Form 10-K"); (b) KCPL's Registration Statement on Form S-4, dated June 10, 1996, as amended, including the joint proxy statement of KCPL and UtiliCorp, dated June 27, 1996, filed pursuant to Rule 424(b)(3) of the Securities Act (the "UtiliCorp/KCPL Joint Proxy Statement"); (c) KCPL's Quarterly Report on Form 10-Q for the period ending March 31, 1996 (the "KCPL Form 10-Q"); (d) KCPL's Proxy Statement Supplement, dated May 1, 1996, filed pursuant to Rule 424(b)(3) of the Securities Act; (e) KCPL's Current Reports on Form 8-K, dated January 24, 1996, May 22, 1996 and May 28, 1996 (the "KCPL May 28 Form 8-K"); and (f)
soliciting materials of KCPL filed pursuant to Rule 14a-12 and Rule 14a-6 of the Exchange Act from April 22, 1996 through the date hereof.

  All documents filed by either Western Resources or KCPL pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date the Offer is terminated or Shares are accepted for exchange shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                               KCPL INFORMATION

  While Western Resources has included information concerning KCPL insofar as it is known or reasonably available to Western Resources, KCPL is not affiliated with Western Resources and KCPL has not to date permitted access by Western Resources to KCPL's books and records. Therefore, information concerning KCPL which has not been made public is not available to Western Resources. Although Western Resources has no knowledge that would indicate that statements relating to KCPL contained or incorporated by reference in this Prospectus in reliance upon publicly available information are inaccurate or incomplete, Western Resources was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WESTERN RESOURCES OR SALOMON BROTHERS INC (THE "DEALER MANAGER"). THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, WESTERN RESOURCES MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SHARES IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WESTERN RESOURCES OR KCPL SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

  IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF WESTERN RESOURCES BY SALOMON BROTHERS INC, AS DEALER MANAGER, OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

  The information below is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus, including the documents incorporated in this Prospectus by reference. As used in this Prospectus, the term "Western Resources" refers to Western Resources, Inc. and, unless the context otherwise requires, its subsidiaries, and the term "KCPL" refers to Kansas City Power & Light Company and, unless the context otherwise requires, its subsidiaries.

WESTERN RESOURCES

  Western Resources and its divisions and wholly owned subsidiaries include KPL, a rate-regulated electric and gas division of Western Resources ("KPL"), Kansas Gas and Electric Company ("KGE"), a rate-regulated utility and wholly owned subsidiary of Western Resources, Westar Capital, Inc., Westar Consumer Services, Inc., Westar Business Services, Inc., and The Wing Group, Inc., non-utility subsidiaries, and Mid-Continent Market Center, Inc., a regulated gas transmission service provider. KGE owns 47% of Wolf Creek Nuclear Operating Corporation ("WCNOC"), the operating company for the Wolf Creek Generating Station ("Wolf Creek").

  Western Resources is engaged principally in the production, purchase, transmission, distribution and sale of electricity and the delivery and sale of natural gas. Western Resources serves approximately 601,000 electric customers in eastern and central Kansas and approximately 648,000 natural gas customers in Kansas and northeastern Oklahoma. Western Resources' non-utility subsidiaries market natural gas primarily to large commercial and industrial customers, provide electronic security services, engage in international large power project development and provide other energy-related products and services.

  Western Resources was incorporated under the laws of the State of Kansas in 1924. Western Resources' corporate headquarters is located at 818 Kansas Avenue, Topeka, Kansas 66612 and its telephone number is (913) 575-6300. See "Business of Western Resources."

KCPL

  The following information concerning KCPL is derived from the KCPL 1995 Form 10-K:

  KCPL was incorporated in 1922 under the laws of Missouri and is a public utility engaged in the generation, transmission, distribution and sale of electricity to approximately 430,000 customers in western Missouri and eastern Kansas. KLT Inc., a wholly owned unregulated subsidiary of KCPL, pursues opportunities in domestic and international energy-related ventures. KCPL also owns 47% of WCNOC. KCPL has its principal executive offices at 1201 Walnut Street, Kansas City, Missouri 64106-2124.

BACKGROUND OF THE OFFER

  Prior Communications with KCPL. KCPL and Western Resources have discussed the possibility of a merger at various times over the last two years. In June 1994, KCPL and Western Resources exchanged confidential information in connection with preliminary discussions regarding a possible business combination. KCPL declined Western Resources' request to present its analysis of the benefits of a merger between the two companies, and the confidential information was returned in August 1994. Discussions and correspondence between Mr. A. Drue Jennings, Chairman of the Board, President and Chief Executive Officer of KCPL, and Mr. John E. Hayes, Jr., Chairman of the Board and Chief Executive Officer of Western Resources, relating to a potential merger continued over the next several months.

  In February 1995, Mr. Hayes expressed Western Resources' interest in a combination with KCPL and the synergies and substantial benefits of such a combination. In March 1995, Mr. Jennings wrote to Mr. Hayes that KCPL had decided to focus on its current business plan rather than a business combination with Western Resources. In May 1995, Mr. Hayes sent a letter to Mr. Jennings again proposing a merger of the two companies. Mr. Hayes also requested that KCPL outline its interest, requirements or suggestions regarding a combination. In a letter, Mr. Hayes stressed that Western Resources strongly preferred a negotiated transaction with KCPL. In such 1995 correspondence, Mr. Hayes indicated that based on a cursory analysis, a preliminary estimate of potential savings to be achieved in a combination of Western Resources and KCPL would exceed $500 million over ten years. For a discussion of the comprehensive analysis undertaken earlier this year by Western Resources with the assistance of Deloitte & Touche Consulting Group which resulted in the estimate of over $1 billion in potential cost savings as a result of the Merger, see "Background of the Offer--Comparison of the Proposals--Potential Cost Savings."

  On December 14, 1995, Mr. Hayes sent letters to each of Mr. Jennings and Mr. Richard C. Green, Jr., Chairman of the Board and Chief Executive Officer of UtiliCorp, stating that Western Resources believed that KCPL and UtiliCorp were in discussions concerning a possible combination and requesting an opportunity to meet with Mr. Jennings and Mr. Green regarding a possible combination.

  KCPL and UtiliCorp entered into an Agreement and Plan of Merger, dated as of January 19, 1996, by and among KCPL, UtiliCorp and KC United Corp. ("KC United") (the "Original UtiliCorp/KCPL Merger Agreement"). Pursuant to the Original UtiliCorp/KCPL Merger Agreement, each of UtiliCorp and KCPL would have been merged with and into KC United, with KC United being the surviving corporation (the "Original UtiliCorp/KCPL Transaction").

  On the day of announcement of the Original UtiliCorp/KCPL Transaction, Mr. Jennings telephoned Mr. Hayes to inform him of this development. Mr. Hayes offered to meet with Mr. Jennings and discuss the possibility of a combination with Western Resources, but such offer was declined by Mr. Jennings.

  KCPL entered into the Original UtiliCorp/KCPL Merger Agreement despite the fact that, as of January 19, 1996, KCPL was aware of Western Resources' continuing interest in pursuing a combination with KCPL.

  The April 14 Offer and Related Actions. At an April 13, 1996 meeting, following discussions with management, Salomon Brothers Inc (financial advisor), the Deloitte & Touche Consulting Group (cost savings consultant), Sullivan & Cromwell and LeBoeuf, Lamb, Greene & MacRae, L.L.P. (legal advisors), the Western Resources Board approved the making of the April 14 Offer (as defined below). Also at the April 13, 1996 meeting, following presentations by management of estimated cost savings from the Merger, Deloitte & Touche Consulting Group (cost savings consultant) responded to questions regarding the reasonableness of such estimated cost savings. On April 14, 1996, Mr. Hayes telephoned Mr. Jennings to inform him that he was having delivered to Mr. Jennings that afternoon a written proposal to the KCPL board of directors to acquire all of the outstanding Shares in a transaction in which each holder of Shares ("KCPL Shareholder") would be entitled to receive $28.00 of Western Resources Common Stock for each Share. The exchange ratio would be subject to a "collar" which would provide that the exchange ratio would not be less than
0.833 nor greater than 0.985 (the "April 14 Offer").

  Following such telephone conversation, Western Resources delivered to Mr. Jennings a letter setting forth such offer which, among other things, provided a premium of 17% over the Share price of April 12, 1996 (the last trading day before public announcement of the April 14 Offer) and an indicated annual dividend rate of $1.98, which is 27% higher than the current KCPL annual dividend rate. Such implied annual dividend rate is an equivalent per Share amount calculated by multiplying Western Resources' current indicated annual dividend rate of $2.06 by the number of shares of Western Resources Common Stock which would have been exchanged per Share pursuant to the Exchange Ratio under the April 14 Offer at then-current market prices. The letter also set forth Western Resources' belief that a combination with Western Resources would produce over $1 billion in savings during the ten years following consummation of the Merger. On April 15, 1996, Western Resources filed an application with the State Corporation Commission of the State of Kansas (the "KCC") seeking approval of such combination and a Petition to Intervene in the Original UtiliCorp/KCPL Transaction. On May 3, 1996, Western Resources filed an application with the Missouri Public Service Commission (the "MPSC") seeking approval of the Merger. By an order dated June 28, 1996, the MPSC denied the MPSC staff's motion to dismiss Western Resources' application and ordered the parties to file a proposed procedural schedule by July 9, 1996. See "-- Comparison of the Proposals--Regulatory Plan and Approvals" and "Background of the Offer--The April 14 Offer and Related Actions."

  On April 22, 1996, Mr. Jennings had delivered to Mr. Hayes a letter stating that the KCPL board of directors had rejected the April 14 Offer. After the delivery of the letter, Mr. Jennings telephoned Mr. Hayes to inform him of the decision of the KCPL board of directors.

  On April 22, 1996, Western Resources announced its intention to commence an offer to exchange shares of Western Resources Common Stock for Shares. As part of such announcement, Western Resources also stated that it had filed a proxy statement with the Commission for use in soliciting proxies from KCPL Shareholders against the approval and adoption of the Original UtiliCorp/KCPL Merger Agreement and the Original UtiliCorp/KCPL Transaction.

  On May 6, 1996, in a letter from Mr. Jennings to KCPL Shareholders, KCPL and UtiliCorp announced their intention to recommend an initial annualized dividend rate of $1.85 upon completion of the Original UtiliCorp/KCPL Transaction.

  Also on May 6, 1996, the Western Resources Board met and, following discussions with management, Salomon Brothers Inc (financial advisor) and Sullivan & Cromwell and LeBoeuf, Lamb, Greene & MacRae, L.L.P. (legal advisors), approved a proposal to increase the value of its offer to KCPL Shareholders. As amended on May 6, the Western Resources offer provided that the Exchange Ratio would be not less than 0.910 nor greater than 0.985.

RECENT DEVELOPMENTS

  On May 20, 1996, two days before the KCPL annual meeting at which KCPL Shareholders were to have the opportunity to vote on the approval and adoption of the Original UtiliCorp/KCPL Merger Agreement and the Original UtiliCorp/KCPL Transaction, KCPL and UtiliCorp announced that they had entered into an Amended and Restated Agreement and Plan of Merger (the "Amended and Restated UtiliCorp/KCPL Merger Agreement") which superseded the Original UtiliCorp/KCPL Merger Agreement. Pursuant to the terms of the Amended and Restated UtiliCorp/KCPL Merger Agreement, a newly created KCPL subsidiary would be merged with and into UtiliCorp and UtiliCorp would then be merged with and into KCPL (the "Proposed UtiliCorp/KCPL Transaction"). According to the UtiliCorp/KCPL Joint Proxy Statement, KCPL would, at the effective time of the Proposed UtiliCorp/KCPL Transaction, change its name to Maxim Energies, Inc. ("Maxim"). As used herein, "Maxim" shall mean KCPL following consummation of the Proposed UtiliCorp/KCPL Transaction. Pursuant to the Amended and Restated UtiliCorp/KCPL Merger Agreement, UtiliCorp shareholders would receive one Share in exchange for each share of UtiliCorp Common Stock held while KCPL Shareholders would continue to hold their Shares.

  Accordingly, on May 20, 1996, KCPL withdrew the Original UtiliCorp/KCPL Merger Agreement and the Original UtiliCorp/KCPL Transaction from consideration at the May 22, 1996 KCPL annual meeting and announced that KCPL Shareholders would vote on the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction at a special meeting of KCPL Shareholders to be held at the Hyatt Regency Crown Center Hotel, 2345 McGee Street, Kansas City, Missouri, on Wednesday, August 7, 1996, at 10:00 a.m., local time, and at any adjournments, postponements, continuations or reschedulings thereof (the "KCPL Special Meeting"). In such announcement, KCPL stated that, pursuant to the Amended and Restated UtiliCorp/KCPL Merger Agreement, the affirmative vote of a majority of the Shares present at a meeting at which a majority of the outstanding Shares are represented is necessary to approve the issuance of Shares required to effect the Proposed KCPL/UtiliCorp Transaction. The ability of KCPL to effect the Proposed UtiliCorp/KCPL Transaction with such vote is the subject of pending litigation. See "Background of the Offer--Litigation."

  In addition, on May 20, 1996, KCPL instituted a legal proceeding in the United States District Court for the Western District of Missouri against Robert L. Rives, a KCPL Shareholder, and Western Resources seeking, among other things, a declaration as to the validity of the Amended and Restated UtiliCorp/KCPL Merger Agreement and the Proposed UtiliCorp/KCPL Transaction. On June 7, 1996, Western Resources and Mr. Rives filed an answer to KCPL's complaint as well as a counterclaim seeking, among other things, a declaration that Missouri law requires the approval of the Amended and Restated UtiliCorp/KCPL Merger Agreement by two-thirds of the holders of all outstanding Shares and a declaration that the KCPL board of directors breached its fiduciary duties to KCPL Shareholders by proceeding with a plan designed to consummate the transactions contemplated by the Amended and Restated UtiliCorp/KCPL Merger Agreement based on less than the required two-thirds KCPL Shareholder vote. On June 14, 1996, the court scheduled a preliminary injunction hearing for July 25, 1996. On June 27, 1996, KCPL filed a reply to the counterclaims of Western Resources and Mr. Rives and a counterclaim alleging that Western Resources and Mr. Rives have violated
Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Western Resources and Mr. Rives will continue to pursue their claims against KCPL and to vigorously defend against each of KCPL's allegations, which Western Resources and Mr. Rives believe to be without merit. As of the date of this Prospectus, no findings have been made by a court concerning any of the above-mentioned allegations. See "Background of the Offer--Litigation."

  On June 12, 1996, the Western Resources Board met and, following discussions with management, Salomon Brothers Inc (financial advisor) and Sullivan & Cromwell and LeBoeuf, Lamb, Greene & MacRae, L.L.P. (legal advisors), approved management's proposal to increase the offer to KCPL Shareholders to $31.00 of Western Resources Common Stock per Share, subject to the collar. Management advised the Western Resources Board that, in its opinion, the KCC staff's recommendation with respect to Western Resources' rates is not reasonably likely to be adopted as proposed. Following such discussion, the Western Resources Board authorized management to proceed with the improved Offer.

  On June 17, 1996, in a letter to Mr. Jennings, Western Resources proposed an offer that it believes is financially superior to the Proposed UtiliCorp/KCPL Transaction and which would provide KCPL Shareholders with $31.00 of Western Resources Common Stock per Share in a negotiated merger between KCPL and Western Resources. On June 24, 1996, Mr. Jennings had delivered to Mr. Hayes a letter stating that the KCPL board of directors had rejected Western Resources' June 17th offer. After the delivery of the letter, Mr. Jennings telephoned Mr. Hayes to inform him of the decision of the KCPL board of directors. On June 25, 1996, Western Resources reaffirmed its intention to make the Offer directly to KCPL Shareholders. Pursuant to the Offer, each Share is entitled to receive $31.00 of Western Resources Common Stock, subject to certain limitations as set forth herein.

COMPARISON OF THE PROPOSALS

  Offer Premium and Dividend Impact. Western Resources believes that the Offer is clearly financially superior to the Proposed UtiliCorp/KCPL Transaction. The indicated annual dividend rate for KCPL and the closing price per Share on April 12, 1996 (the last trading day prior to the public announcement of the April 14 Offer) were $1.56 and $23.875, respectively. For the twenty trading days immediately preceding April 12, 1996, the average closing price per Share was $24.956. The Offer would provide a substantial premium to KCPL Shareholders in relation to those levels, as shown by the following table:

                                    OFFER          KCPL SHARE       PERCENT
                                    PRICE             PRICE      DIFFERENTIAL*
                              ------------------ --------------- --------------
April 12, 1996 (the last
 trading day before the pub-
 lic
 announcement of the
 April 14 Offer)............       $31.000           $23.875          29.8%
July 2, 1996 (the last
 trading day before the date
 of this Prospectus)........       $31.000           $27.750          11.7%
- --------
  * Based on the closing price of Western Resources Common Stock and the Shares on the indicated dates.

  In addition, as shown by the following table, if it were consummated today, the Offer would provide immediate dividend accretion to KCPL Shareholders, compared to KCPL's current dividend rate.

                              WESTERN RESOURCES/
                                 KCPL MERGER
                                IMPLIED ANNUAL    CURRENT KCPL
                                DIVIDEND RATE    ANNUAL DIVIDEND    PERCENT
                               PER KCPL SHARE**       RATE       DIFFERENTIAL**
                              ------------------ --------------- --------------
April 12, 1996 (the last
 trading day before the
 public announcement of the
 April 14 Offer)............         $2.19           $  1.56          40.4%
July 2, 1996 (the last
 trading day before the date
 of this Prospectus)........         $2.09           $  1.56          34.0%

- --------

 ** Based on the current indicated annual dividend rate of $2.06 per share of Western Resources Common Stock and the closing price of Western Resources Common Stock and the Shares on the indicated dates. The implied annual dividend rate is an equivalent per Share amount calculated by multiplying Western Resources' current indicated annual dividend rate of $2.06 per share of Western Resources Common Stock by the applicable Exchange Ratio. The implied annual dividend rate per Share will therefore vary depending on the price of Western Resources Common Stock at the time the Exchange Ratio is finally determined.

  Based on Western Resources' current indicated annual dividend rate of $2.06 per share and the provisions of the collar, the indicated annual dividend rate per Share would range from a minimum of $1.92 to a maximum of $2.27, or about 23% to 46% more than KCPL's current annual dividend rate. See "--The Exchange Ratio--Current Dividends" and "Background of the Offer--Comparison of the Proposals--The Exchange Ratio--Current Dividends."

  The premium and dividend accretion to KCPL Shareholders will change as the market price of Western Resources Common Stock changes.

  Based on the projections of each of Western Resources and KCPL, the Offer also provides greater projected 1998 post-Merger equivalent dividends to KCPL Shareholders than does the Proposed UtiliCorp/KCPL Transaction, as shown by the following table:

                                WESTERN RESOURCES/
                                   KCPL MERGER
                                IMPLIED PROJECTED       KCPL
                                   1998 ANNUAL     PROJECTED 1998
                                  DIVIDEND RATE    ANNUAL DIVIDEND    PERCENT
                                 PER KCPL SHARE*        RATE       DIFFERENTIAL*
                                ------------------ --------------- -------------
April 12, 1996 (the last
 trading day before the public
 announcement of the April 14
 Offer).......................        $2.28             $1.85          23.2%
July 2, 1996 (the last trading
 day before the date of this
 Prospectus)..................        $2.17             $1.85          17.3%

- --------

* Based on the projected 1998 post-Merger annual dividend rate of $2.14 per share of Western Resources Common Stock, the stated intention of KCPL and UtiliCorp to recommend an annual dividend rate of $1.85 per Share following consummation of the Proposed UtiliCorp/KCPL Transaction and the closing price of Western Resources Common Stock and the Shares on the indicated dates. The implied projected 1998 post-Merger annual dividend rate per Share will vary depending on the price of Western Resources Common Stock at the time the Exchange Ratio is finally determined. Western Resources has paid dividends every year since its formation in 1924 and dividends have been increased every year since 1958 (except for 1975, in which the dividend remained unchanged). Western Resources does not anticipate any significant change with respect to its historical dividend practice as a result of the Merger. However, the declaration of future dividends will depend upon future earnings, the financial condition of Western Resources and other factors. Western Resources' projection of its 1998 post-Merger annual dividend rate and subsequent dividends is based upon Western Resources' financial projections, the achievement of which is subject to various factors beyond Western Resources' control, including Western Resources' ability to achieve over $1 billion in cost savings from the Merger, and, therefore, there is no assurance that Western Resources will be able to pay dividends in the projected amounts. See "Western Resources Unaudited Forecasted Statement of Income" and "Notes to Unaudited Forecasted Statement of Income" for further details regarding the basis for and risks of Western Resources' projected financial results following the Merger.

  Based on Western Resources' projected 1998 post-Merger annual dividend rate of $2.14 per share of Western Resources Common Stock and the provisions of the collar, the indicated projected 1998 post-Merger annual dividend rate per Share would range from a minimum of $2.00 to a maximum of $2.35, or about 8% to 27% more than the UtiliCorp/KCPL "intention to recommend" an annual dividend rate of $1.85 per Share. See "--Exchange Ratio--Projected 1998 Dividends" and "Background of the Offer--Comparison of the Proposals--The Exchange Ratio-- Projected 1998 Dividends."

 The Exchange Ratio

  Current Dividends. The chart below sets forth a range of prices of Western Resources Common Stock and the corresponding Exchange Ratio, dollar value of Western Resources Common Stock to be received per Share, indicated current annual dividend rate and premiums to KCPL Shareholders over the April 12, 1996 Share price and the current KCPL annual dividend rate of $1.56 per Share.

                 CALCULATION OF STOCK PRICE AND DIVIDENDS TO KCPL
                SHAREHOLDERS; CURRENT INDICATED DIVIDEND RATE

                                                  PREMIUM TO     INDICATED
                WESTERN                              KCPL      CURRENT ANNUAL
               RESOURCES           STOCK VALUE   SHAREHOLDERS  DIVIDEND RATE    INCREASE IN
                COMMON    EXCHANGE   TO KCPL      (APRIL 12       TO KCPL          KCPL
              STOCK PRICE  RATIO   SHAREHOLDERS CLOSING PRICE) SHAREHOLDERS/1 DIVIDEND RATE/2
              ----------- -------- ------------ -------------- -------------- ---------------
                $27.00     1.100      $29.70        24.4%          $2.27           45.5%
                 27.50     1.100       30.25        26.7%           2.27           45.5%
                 28.00     1.100       30.80        29.0%           2.27           45.5%
             --------------------------------------------------------------------------------
      Collar     28.18     1.100       31.00        29.8%           2.27           45.5%
                 28.50     1.088       31.00        29.8%           2.24           43.6%
                 29.00     1.069       31.00        29.8%           2.20           41.2%
                 29.50     1.051       31.00        29.8%           2.16           38.8%
                 30.00     1.033       31.00        29.8%           2.13           36.5%
                 30.50     1.016       31.00        29.8%           2.09           34.2%
                 31.00     1.000       31.00        29.8%           2.06           32.1%
                 31.50     0.984       31.00        29.8%           2.03           30.0%
                 32.00     0.969       31.00        29.8%           2.00           27.9%
                 32.50     0.954       31.00        29.8%           1.96           26.0%
                 33.00     0.939       31.00        29.8%           1.94           24.1%
      Collar     33.23     0.933       31.00        29.8%           1.92           23.2%
             --------------------------------------------------------------------------------
                 33.50     0.933       31.26        30.9%           1.92           23.2%
                 34.00     0.933       31.72        32.9%           1.92           23.2%
                 34.50     0.933       32.19        34.8%           1.92           23.2%

     --------

     1/ The KCPL indicated current annual dividend rate is calculated by multiplying the Western Resources current indicated annual dividend rate of $2.06 per share of Western Resources Common Stock by the applicable Exchange Ratio.
     2/ Based on the current KCPL annual dividend rate of $1.56 per Share.

 Projected 1998 Post-Merger Dividends. The chart below sets forth a range of prices of Western Resources Common Stock and the corresponding Exchange Ratio, dollar value of Western Resources Common Stock to be received per Share, indicated projected 1998 post-Merger annual dividend rate and premiums to KCPL Shareholders over the April 12, 1996 Share price and the projected 1998 post-Merger annual dividend rate per Share in the Proposed UtiliCorp/KCPL Transaction.

                 CALCULATION OF STOCK PRICE AND DIVIDENDS TO KCPL
                 SHAREHOLDERS; POST-MERGER INDICATED DIVIDEND RATE

                                                  PREMIUM TO
                WESTERN                              KCPL      INDICATED ANNUAL
               RESOURCES           STOCK VALUE   SHAREHOLDERS   DIVIDEND RATE     INCREASE IN
                COMMON    EXCHANGE   TO KCPL      (APRIL 12        TO KCPL           KCPL
              STOCK PRICE  RATIO   SHAREHOLDERS CLOSING PRICE)  SHAREHOLDERS/1  DIVIDEND RATE/2
              ----------- -------- ------------ -------------- ---------------- ---------------
                $27.00     1.100      $29.70        24.4%           $2.35            27.2%
                 27.50     1.100       30.25        26.7%            2.35            27.2%
                 28.00     1.100       30.80        29.0%            2.35            27.2%
             ----------------------------------------------------------------------------------
      Collar     28.18     1.100       31.00        29.8%            2.35            27.2%
                 28.50     1.088       31.00        29.8%            2.33            25.8%
                 29.00     1.069       31.00        29.8%            2.29            23.7%
                 29.50     1.051       31.00        29.8%            2.25            21.6%
                 30.00     1.033       31.00        29.8%            2.21            19.5%
                 30.50     1.016       31.00        29.8%            2.18            17.6%
                 31.00     1.000       31.00        29.8%            2.14            15.7%
                 31.50     0.984       31.00        29.8%            2.11            13.8%
                 32.00     0.969       31.00        29.8%            2.07            12.1%
                 32.50     0.954       31.00        29.8%            2.04            10.3%
                 33.00     0.939       31.00        29.8%            2.01             8.6%
      Collar     33.23     0.933       31.00        29.8%            2.00             7.9%
             ----------------------------------------------------------------------------------
                 33.50     0.933       31.26        30.9%            2.00             7.9%
                 34.00     0.933       31.72        32.9%            2.00             7.9%
                 34.50     0.933       32.19        34.8%            2.00             7.9%

     --------

     1/ The KCPL indicated projected 1998 post-Merger annual dividend rate is calculated by multiplying the projected 1998 post-Merger annual dividend rate of $2.14 per share of Western Resources Common Stock by the applicable Exchange Ratio. See "Western Resources Unaudited Forecasted Statement of Income."
     2/ Based on KCPL's and UtiliCorp's stated intention to recommend an annual dividend rate of $1.85 per Share following consummation of the Proposed UtiliCorp/KCPL Transaction.

  For more detailed information concerning the background of the Offer, and for a comparison of the Offer and the Proposed UtiliCorp/KCPL Transaction, see "Background of the Offer" and "Background of the Offer--Comparison of the Proposals" below.

  Potential Cost Savings. Western Resources believes that the KCPL Shareholders, as well as KCPL's customers, employees and the communities it serves, would realize benefits from the Offer and the Merger that are greater than the benefits that would be realized if KCPL either remains an independent entity or completes the Proposed UtiliCorp/KCPL Transaction. Western Resources believes such greater benefits would be realized through the operational and structural synergies detailed in the comprehensive synergies analysis undertaken earlier this year by Western Resources with the assistance of the Deloitte & Touche Consulting Group, which analysis is summarized under "Background of the Offer--Comparison of the Proposals--Potential Cost Savings." Anticipated net cost savings from the Offer and the Merger are expected to exceed $1 billion, compared to approximately $636 million (derived from the KCPL/UtiliCorp Joint Application, Docket No. 194-141-U, filed with the KCC on February 2, 1996 (the "KCPL/UtiliCorp Joint Application") and certain other publicly available information) estimated for the Proposed UtiliCorp/KCPL Transaction over a ten-year period. Because cost savings estimates are based upon certain assumptions about the future, there can be no assurance that the cost savings estimated by either Western Resources or UtiliCorp would be realized in such amounts and actual cost savings may be more or less than those estimated.

  Regulatory Plan and Approvals. Western Resources has asked the state regulatory commissions reviewing the Offer and the Proposed UtiliCorp/KCPL Transaction to take into account what Western Resources believes to be the greater customer benefits of the Offer when deciding between the applications for approval. Western Resources believes that it will be able to obtain the necessary regulatory approvals for the Offer on a timely basis and in a time frame at least as favorable as that in which UtiliCorp/KCPL would be able to obtain the necessary approvals for the Proposed UtiliCorp/KCPL Transaction. With the cooperation of KCPL, Western Resources believes that the Offer and the Merger could be completed by the second quarter of 1997; otherwise Western Resources believes the Offer and the Merger could be completed by year-end 1997. In light of what Western Resources believes to be the superior benefits and savings of the Offer, and the fact that such benefits and savings impact the public interest with which regulatory bodies are concerned, Western Resources believes that regulatory bodies will take such benefits and savings into account when deciding whether to approve the Offer or the Proposed UtiliCorp/KCPL Transaction and does not believe the Proposed UtiliCorp/KCPL Transaction could be completed prior to year-end 1997. Accordingly, Western Resources believes that the Proposed UtiliCorp/KCPL Transaction offers no timing advantage over the Offer. On April 15, 1996, Western Resources filed an application with the KCC seeking approval of such combination and a Petition to Intervene in the UtiliCorp/KCPL Transaction. On May 3, 1996, Western Resources filed an application with the MPSC seeking approval of the Merger. The MPSC scheduled a pre-hearing conference on the matter for June 18, 1996. By an order dated June 28, 1996, the MPSC denied the MPSC staff's motion to dismiss Western Resources' application and ordered the parties to file a proposed procedural schedule by July 9, 1996. In nonbinding testimony filed on May 22, 1996, the staff of the KCC recommended annual rate reductions for Western Resources of $105 million. Western Resources is opposing the KCC staff's recommendation and does not anticipate that such recommendation will be adopted as proposed. Therefore, Western Resources does not expect an adverse effect on its plans to consummate the Offer and the Merger. However, there can be no assurance that the KCC staff's recommendation will not be adopted, or, if adopted, will not have an adverse effect on Western Resources' consummation of the Offer and the Merger, on the Regulatory Plan or on Western Resources' ability to achieve its projected post-Merger dividend rates. (See "Background of the Offer--Comparison of the Proposals--Potential Cost Savings," "Background of the Offer--Comparison of the Proposals--Regulatory Plan" and "Background of the Offer--Comparison of the Proposals--Regulatory Approvals.")

  The Amended and Restated UtiliCorp/KCPL Merger Agreement. On January 19, 1996, UtiliCorp and KCPL entered into the Original UtiliCorp/KCPL Merger Agreement. The Original UtiliCorp/KCPL Merger Agreement provided that, if approved by the shareholders of KCPL and UtiliCorp and the satisfaction or waiver of certain other conditions, including obtaining the requisite regulatory approvals, KCPL and UtiliCorp would be merged with and into KC United Corp. ("KC United"), with KC United being the surviving corporation. On May 20, 1996, KCPL and UtiliCorp announced that they had entered into the Amended and Restated UtiliCorp/KCPL Merger Agreement, which supersedes the Original UtiliCorp/KCPL Merger Agreement. The Amended and Restated UtiliCorp/KCPL Merger Agreement provides for the Proposed UtiliCorp/KCPL Transaction. Pursuant to the Amended and Restated UtiliCorp/KCPL Merger Agreement, UtiliCorp shareholders would receive one Share in exchange for each share of UtiliCorp Common Stock held while KCPL Shareholders would continue to hold their Shares. According to the UtiliCorp/KCPL Joint Proxy Statement, at the effective time of the Proposed UtiliCorp/KCPL Transaction, the name of the surviving corporation would be changed to Maxim Energies, Inc. The Proposed UtiliCorp/KCPL Transaction is subject to certain conditions customary in transactions in the utility industry, including among others that all regulatory and shareholder approvals be obtained. If the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction is not approved by the requisite vote of the holders of Shares, the Amended and Restated UtiliCorp/KCPL Merger Agreement will become terminable at the option of either KCPL or UtiliCorp. According to the terms of the Amended and Restated UtiliCorp/KCPL Merger Agreement, upon such termination, KCPL may be required to pay to UtiliCorp a termination fee in the amount of $5 million. If, within two and one-half years of such termination, Western Resources were to acquire at least a majority of the Shares (in the Offer or otherwise) or Western Resources and KCPL were to enter into a definitive agreement with respect to a transaction including, without limitation, a tender or exchange offer, merger or other business combination, then upon the closing of such acquisition of Shares or the signing of such agreement, KCPL may be required to pay to UtiliCorp an additional $53 million under the terms of the Amended and Restated UtiliCorp/KCPL Merger Agreement.

  For a more detailed description of the Amended and Restated UtiliCorp/KCPL Merger Agreement, see "Background of the Offer--The Amended and Restated UtiliCorp/KCPL Merger Agreement."

THE OFFER

  General. Western Resources hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Offer"), to exchange shares of Western Resources Common Stock for each outstanding Share validly tendered on or prior to the Expiration Date and not withdrawn. Each Share validly tendered on or prior to the Expiration Date and not withdrawn will be entitled to receive that number of shares of Western Resources Common Stock equal to the Exchange Ratio. The term "Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $31.00 by the Western Resources Average Price; provided, that the Exchange Ratio shall not be less than 0.933 nor greater than 1.100. Pursuant to the Exchange Ratio, each Share will be exchanged for $31.00 of Western Resources Common Stock if the Western Resources Average Price is between $33.23 and $28.18. If the Western Resources Average Price is greater than $33.23, each Share will be exchanged for more than $31.00 of Western Resources Common Stock and, conversely, if the Western Resources Average Price is less than $28.18, each Share will be exchanged for less than $31.00 of Western Resources Common Stock. See "The Offer--General" and "Background of the Offer--Comparison of the Proposals--The Exchange Ratio." The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on September 20, 1996 unless the Offer is extended by Western Resources. KCPL Shareholders may call
(800) 621-0518 any time on or after the date hereof through the Expiration Date for the current Exchange Ratio calculated based on the then-current Western Resources Average Price for the twenty consecutive trading days ending with the third trading day immediately preceding the date the call is placed. The actual Western Resources Average Price and Exchange Ratio will be calculated as of the third trading day immediately prior to the Expiration Date, as described above, and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second trading day prior to the Expiration Date (as it may be extended from time to time).

  The purpose of the Offer is to obtain control of, and ultimately exchange the entire common equity interest in, KCPL. Western Resources intends, as soon as practicable after consummation of the Offer, to seek to merge

KCPL with and into itself pursuant to Section 351.447 of the Missouri General and Business Corporation Law (the "MGBCL") and Section 17-6703 of the Kansas General Corporation Code (the "KGCC"). Under Section 351.447 and Section 17-6703, assuming the Minimum Tender Condition, the Western Resources Shareholder Approval Condition, the Missouri Control Share Acquisition Condition, the Missouri Business Combination Condition and the KCPL Preferred Stock Redemption Condition are satisfied, Western Resources could merge KCPL into itself (the "Merger") without any vote of the shareholders of either Western Resources or KCPL. Pursuant to the Merger, each outstanding Share (except for Shares held in the treasury of KCPL and Shares held by shareholders who properly exercise their dissenters' rights, if any, under Missouri law) will be converted into the right to receive a number of shares of Western Resources Common Stock equal to the Exchange Ratio. See "The Offer--Purpose of the Offer; the Merger" and "--Dissenters' Rights."

  Western Resources' obligation to exchange shares of Western Resources Common Stock for Shares pursuant to the Offer is conditioned upon, among other things, satisfaction or waiver, as applicable, of the Minimum Tender Condition, the Western Resources Shareholder Approval Condition, the Missouri Control Share Acquisition Condition, the Missouri Business Combination Condition, the KCPL Shareholder Vote Condition, the Regulatory Approval Condition, the Pooling Condition, the Short Form Merger Condition, the KCPL Preferred Stock Redemption Condition (in each case as defined on the cover page of this Prospectus) and the other conditions set forth in "The Offer--Conditions of the Offer--Certain Other Conditions of the Offer" (collectively, the "Offer Conditions"). See "The Offer--Conditions of the Offer--Minimum Tender Condition," "--Western Resources Shareholder Approval Condition," "--Missouri Control Share Acquisition Condition," "--Missouri Business Combination Condition," "--The KCPL Shareholder Vote Condition," "--Regulatory Approval Condition," "--Pooling Condition," "--Short-Form Merger Condition," "--KCPL Preferred Stock Redemption Condition" and "--Certain Other Conditions of the Offer." Waiver or amendment of any of these conditions may require an extension of the Offer.

  Timing of the Offer. The Offer is currently scheduled to expire on September 20, 1996. See "The Offer--Extension, Termination and Amendment." Consummation of the Offer and the Merger is subject to numerous regulatory approvals. For a discussion of the timing of such regulatory approvals, see "The Offer-- Regulatory Approval Condition." KCPL Shareholders are scheduled to vote on the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction pursuant to the Amended and Restated UtiliCorp/KCPL Merger Agreement at the KCPL Special Meeting. The rules of the NYSE, on which the Shares are listed, require shareholder approval to issue shares of common stock in any transaction or series of related transactions if such common stock will have voting power equal to or in excess of 20% of the voting power outstanding prior to the issuance of such stock, or the number of shares of common stock to be issued will be equal to or in excess of 20% of the number of shares of common stock outstanding prior to the issuance of such stock. According to the Amended and Restated UtiliCorp/KCPL Merger Agreement, the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction requires the affirmative vote of a majority of the Shares voted at the KCPL Special Meeting, provided that in order for such approval to be effective, the total number of votes cast must represent over 50% of all outstanding Shares entitled to vote as of the Record Date. The ability of KCPL to effect the Proposed UtiliCorp/KCPL Transaction with such vote is the subject of pending litigation. See "Background of the Offer--Litigation." If KCPL Shareholders do not approve the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction, or the KCPL board of directors terminates the Amended and Restated UtiliCorp/KCPL Merger Agreement, the KCPL Shareholder Vote Condition will then be satisfied. In the event that the KCPL Shareholders do not approve the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction, Western Resources believes that the KCPL board of directors should at that point respect the vote of the KCPL Shareholders and, in accordance with their fiduciary duties, consider the Offer and the Merger in good faith in light of the circumstances then existing.

  Extension, Termination and Amendment. Western Resources expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "The Offer--Conditions of the Offer" shall have occurred or shall have been determined by Western Resources to have occurred, (a) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Exchange Agent, which extension must be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date, and (b) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares and/or by decreasing the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Exchange Agent. The rights reserved by Western Resources in this paragraph are in addition to Western Resources' right to terminate the Offer as described in "The Offer--Extension, Termination and Amendment." There can be no assurance that Western Resources will exercise its right to extend the Offer. However, it is Western Resources' current intention to extend the Offer until all conditions have been satisfied or waived. See "The Offer-- Extension, Termination and Amendment." During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his Shares. See "The Offer--Withdrawal Rights."

  Exchange of Shares; Delivery of Western Resources Common Stock. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Western Resources will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable after the Expiration Date. See "The Offer--Exchange of Shares; Delivery of Western Resources Common Stock."

  Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by Western Resources for shares of Western Resources Common Stock pursuant to the Offer, may also be withdrawn at any time after September 6, 1996. See "The Offer--Withdrawal Rights."

  Procedure for Tendering Shares. For a KCPL Shareholder to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry tender set forth under "The Offer--Procedure for Tendering" (and a confirmation of receipt of such tender received), in each case, prior to the Expiration Date, or (ii) such KPCL Shareholder must comply with the guaranteed delivery procedure set forth under "The Offer--Procedure for Tendering."

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Certain Federal Income Tax Consequences. In the opinions of Sullivan & Cromwell and LeBoeuf, Lamb, Greene & MacRae, L.L.P., special counsel to Western Resources, which opinions are based upon certain assumptions made with the consent of Western Resources, exchanges of Shares for Western Resources Common Stock pursuant to the Offer and the Merger will be treated for federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning of the Code, and no gain or loss will be recognized by (i) Western Resources or KCPL as a result of the Offer or the Merger or (ii) a holder of Shares upon the exchange in the

Offer or the Merger of such Shares solely for Western Resources Common Stock, except with respect to the receipt of cash in lieu of fractional shares of Western Resources Common Stock.

  All Shareholders should carefully read the summary of the federal income tax consequences of the Offer and the Merger under "The Offer--Certain Federal Income Tax Consequences" and are urged to consult with their own tax advisors as to the federal, state, local and foreign tax consequences in their particular circumstances.

  Effect of Offer on Market for Shares; Registration Under the Exchange
Act. The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

  The Shares are listed and principally traded on the NYSE and are also listed on the CSE. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of such exchanges for continued listing and the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers. For a description of the treatment of Shares in the Merger, see "The Offer--Purpose of the Offer; the Merger."

  Dissenters' Rights. In connection with the Merger and pursuant to Sections
351.447 and 351.455 of the MGBCL, a KCPL Shareholder may, by following the procedures set forth in "The Offer--Dissenters' Rights," demand in writing that Western Resources pay the fair value of his Shares. Within ten days after the effective date of the Merger, Western Resources will notify each holder of Shares still outstanding immediately after consummation of the Offer that the Merger has occurred. A dissenting shareholder then has twenty days after the mailing of such notice to demand in writing the fair value of his common equity interest immediately prior to the Merger, exclusive of any element of value arising from the expectation or accomplishment of the Merger. For a more detailed description, see "The Offer--Purpose of the Offer; the Merger" and "The Offer--Dissenters' Rights."

DESCRIPTION OF WESTERN RESOURCES CAPITAL STOCK

  The authorized capital stock of Western Resources consists of 85,000,000 shares of Western Resources Common Stock, par value $5.00 per share, 4,000,000 shares of preference stock, no par value, 6,000,000 shares of preferred stock, no par value, and 600,000 shares of preferred stock, par value $100.00 per share. As of July 3, 1996, there were 63,983,885 shares of Western Resources Common Stock issued and outstanding, 138,576 shares of 4.5%, 60,000 shares of 4.25%, and 50,000 shares of 5% preferred stock, par value $100.00 per share issued and outstanding. As of July 3, 1996, there were 500,000 shares of 7.58% Series preference stock outstanding.

  Holders of shares of Western Resources Common Stock are entitled to one vote per share for each share held. Subject to the rights of holders of shares of Western Resources' outstanding preferred and preference stocks, holders of shares of Western Resources Common Stock have equal rights to participate in dividends when declared and, in the event of liquidation, in the net assets of Western Resources available for distribution to stockholders. Western Resources may not declare any dividends on the Western Resources Common Stock unless full preferential amounts to which holders of Western Resources' preferred and preference stocks are entitled have been paid or declared and set apart for payment. The Western Resources Articles also contain restrictions on the payment of dividends.

  For additional information concerning the capital stock of Western Resources, see "Description of Western Resources Capital Stock."

MARKET PRICES

  The following table sets forth the market price per share of Western Resources Common Stock and per Share and the equivalent market price per Share on (i) April 12, 1996, the last trading day before public announcement of the April 14 Offer, (ii) June 14, 1996, the last trading day before the public announcement of the increased Offer, and (iii) July 2, 1996, the last trading day prior to the date of this Prospectus. The historical market prices represent the closing prices per share on such dates on the NYSE Composite Tape. The equivalent market prices per Share represent the closing price per share of Western Resources Common Stock multiplied by the Exchange Ratio which is exchangeable in the Offer for each Share. See "Market Prices and Dividends."

                                                                   KCPL
                                                 WESTERN  ----------------------
                                                RESOURCES         EQUIVALENT AT
                                                 ACTUAL   ACTUAL  EXCHANGE RATIO
                                                --------- ------- --------------
   April 12, 1996..............................  $29.125  $23.875     $31.00
   June 14, 1996...............................  $28.750  $25.875     $31.00
   July 2, 1996................................  $30.625  $27.750     $31.00

THE EXCHANGE AGENT

  Harris Trust Company of New York has been appointed exchange agent (the "Exchange Agent") in connection with the Offer. The Letter of Transmittal (or facsimile copies thereof) and certificates for Shares should be sent by each tendering KCPL Shareholder or his or her broker, dealer, bank or other nominee to the Exchange Agent at the addresses set forth on the back cover of this Prospectus.

REQUEST FOR ASSISTANCE AND ADDITIONAL COPIES

  Requests for information or assistance concerning the Offer may be directed to the Dealer Manager or the Information Agent at their respective addresses set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal should be directed to the Information Agent.

COMPARATIVE PER SHARE DATA

  The following table sets forth per share data of Western Resources and KCPL on both historical and pro forma combined bases. This table should be read in conjunction with the historical financial statements and notes thereto contained in the Western Resources 1995 Form 10-K and the KCPL 1995 Form 10-K, both of which are incorporated by reference herein, and in conjunction with the unaudited pro forma combined financial information appearing elsewhere in this Prospectus. See "Western Resources and KCPL Unaudited Pro Forma Combined Financial Information."

  Pro forma combined per share data reflects the historical results of Western Resources and KCPL on a combined basis as if a merger had occurred for all periods presented. This information has been prepared on the basis of accounting for the Merger as a pooling of interests and is based on the assumptions set forth in the notes thereto. This information does not reflect the estimated cost savings Western Resources believes will result from the Merger. Therefore, the pro forma per share data is not necessarily indicative of actual results had the Merger occurred on such dates or of future expected results.

                                      THREE MONTHS
                                          ENDED
                                        MARCH 31,     YEARS ENDED DECEMBER 31,
                                     --------------- --------------------------
                                      1996    1995     1995     1994     1993
                                     ------- ------- -------- -------- --------
WESTERN RESOURCES
Book value per common share........  $24.90  $24.06    $24.71   $23.93   $23.08
Earnings per common share..........    0.66    0.62      2.71     2.82     2.76
Dividends declared per common
 share.............................    0.515   0.505     2.02     1.98     1.94
KCPL
Book value per common share........  $14.49  $14.10    $14.50   $14.13   $13.99
Earnings per common share..........    0.38    0.35      1.92     1.64     1.66
Dividends per common share.........    0.39    0.38      1.54     1.50     1.46
PRO FORMA COMBINED(1)
Book value per common share........  $19.64  $18.96    $19.53   $18.90   $18.41
Earnings per common share..........    0.52    0.48      2.30     2.22     2.18
PRO FORMA EQUIVALENT PER KCPL SHARE
 (2)
Book value per common share........  $19.88  $19.19    $19.77   $19.13   $18.64
Earnings per common share..........    0.52    0.49      2.33     2.24     2.21
Dividends per common share.........    0.52    0.51      2.04     2.00     1.96

- --------

(1) Obtained from the Western Resources and KCPL Unaudited Pro Forma Combined Financial Information.

(2) Calculated assuming an exchange ratio of 1.01224 based on the July 2, 1996 closing stock price (the last trading date before the date of this Prospectus) applied to the Book value per common share and Earnings per common share for the Pro Forma Combined and Dividends declared per common share of Western Resources.

SELECTED FINANCIAL DATA

  The summary below sets forth selected historical financial data, selected unaudited pro forma financial data and selected forecasted financial data. This financial data should be read in conjunction with the historical financial statements and notes thereto contained in the Western Resources 1995 Form 10-K and KCPL 1995 Form 10-K, both incorporated by reference herein, and in conjunction with the unaudited pro forma combined financial information, unaudited forecasted financial data and notes relating to each appearing elsewhere in this Prospectus. See "Western Resources and KCPL Unaudited Pro Forma Combined Financial Information" and "Unaudited Forecasted Financial Data."

SELECTED HISTORICAL FINANCIAL DATA OF WESTERN RESOURCES

  The selected historical financial data of Western Resources set forth below has been derived from financial statements of Western Resources as they appeared in Western Resources' Forms 10-K filed with the Commission for each of the five fiscal years in the period ended December 31, 1995 and Western Resources' Forms 10-Q for the periods ending March 31, 1996 and March 31, 1995.

                             THREE MONTHS
                            ENDED MARCH 31,                           YEARS ENDED DECEMBER 31,
                         -------------------------     ----------------------------------------------------------
                            1996           1995           1995      1994(1)       1993      1992(2)       1991
                         ----------     ----------     ----------  ----------  ----------  ----------  ----------
                                     (DOLLARS IN THOUSANDS, EXCEPT RATIO AND PER SHARE DATA)
WESTERN RESOURCES
Income Statement Data:
  Operating revenues.... $  555,622     $  443,375     $1,572,071  $1,617,943  $1,909,359  $1,556,248  $1,162,178
  Operating income......     75,273         69,441        275,384     269,546     292,063     239,169     129,621
  Net income............     44,789         41,575        181,676     187,447     177,370     127,884      89,645(4)
  Earnings applicable to
   common stock.........     41,434         38,220        168,257     174,029     163,864     115,133      83,268(4)
  Earnings per common
   share................ $     0.66     $     0.62     $     2.71  $     2.82  $     2.76  $     2.20  $     2.41(4)
  Dividends declared per
   common share......... $    0.515     $    0.505     $     2.02  $     1.98  $     1.94  $     1.90  $     2.04(3)
  Ratio of earnings to
   fixed charges........       2.38x(5)       2.41x(5)       2.41x       2.65x       2.36x       2.02x       2.98x
  Ratio of earnings to
   fixed charges plus
   preferred dividend
   requirement..........       2.16x(5)       2.16x(5)       2.18x       2.37x       2.14x       1.84x       2.61x
Balance Sheet Data (end
 of period):
  Total assets..........  5,958,801      5,196,628      5,490,677   5,371,029   5,412,048   5,438,906   2,112,513
  Long-term debt........  1,666,192      1,357,069      1,391,263   1,357,028   1,523,988   1,926,026     586,579
  Redeemable preference
   stock................    150,000        150,000        150,000     150,000     150,000     151,433     104,033
  Preferred stock not
   subject to mandatory
   redemption...........     24,858         24,858         24,858      24,858      24,858      24,858      24,858
  Company-obligated
   mandatorily
   redeemable preferred
   securities...........    100,000            --         100,000         --          --          --          --
  Common stock equity...  1,575,188      1,485,673      1,553,110   1,474,455   1,422,175   1,248,367     642,449
  Book value per common
   share................ $    24.90     $    24.06     $    24.71  $    23.93  $    23.08  $    21.51  $    18.59

- --------
(1) Information reflects the sale of the Missouri natural gas properties on January 31, 1994.
(2) Information reflects the merger with Kansas Gas and Electric Company on March 31, 1992.
(3) Includes special, one-time dividend of $0.18 per share paid February 28, 1991.
(4) Includes cumulative effect to January 1, 1991, of change in revenue recognition, a $17,360,000 or $0.50 per share increase.
(5) Represents ratio for 12-month period ended March 31.

SELECTED HISTORICAL FINANCIAL DATA OF KCPL

  The selected historical financial data of KCPL set forth below has been derived from the financial statements of KCPL as they appeared in KCPL's Forms 10-K filed with the Commission for each of the five fiscal years in the period ended December 31, 1995 and KCPL's Forms 10-Q for the periods ending March 31, 1996 and March 31, 1995.

                             THREE MONTHS
                                 ENDED
                               MARCH 31,                          YEARS ENDED DECEMBER 31,
                         ------------------------- ------------------------------------------------------------
                            1996           1995       1995        1994        1993        1992          1991
                         ----------     ---------- ----------  ----------  ----------  ----------    ----------
                                   (DOLLARS IN THOUSANDS, EXCEPT RATIO AND PER SHARE DATA)
KCPL
Income Statement Data:
  Operating revenues.... $  206,624     $  198,906 $  885,955  $  868,272  $  857,450  $  802,668    $  825,101
  Operating income......     34,944         29,443    167,048     149,691     156,302     140,574       171,308
  Net income............     24,523         22,887    122,586     104,775     105,772      86,334       103,893
  Earnings applicable to
   common stock.........     23,566         21,861    118,575     101,318     102,619      83,272        97,870
  Earnings per common
   share................ $     0.38     $     0.35 $     1.92  $     1.64  $     1.66  $     1.35(1) $     1.58(1)
  Dividends declared per
   common share......... $     0.39     $     0.38 $     1.54  $     1.50  $     1.46  $     1.43(1) $     1.37(1)
  Ratio of earnings to
   fixed charges........       3.86x(2)        N/A       3.94x       4.07x       3.80x       3.12x         3.22x
  Ratio of earnings to
   fixed charges plus
   preferred dividend
   requirement..........       3.54x(2)        N/A       3.59x       3.69x       3.51x       2.90x         2.85x
Balance Sheet Data (end
 of period):
  Total assets..........  2,876,451      2,786,967  2,882,506   2,770,397   2,755,068   2,646,923     2,615,039
  Long-term debt........    841,040        802,633    835,713     798,470     733,664     788,209       822,680
  Redeemable preferred
   stock................      1,276          1,436      1,436       1,596       1,756       1,916         2,076
  Preferred stock not
   subject to mandatory
   redemption...........     89,000         89,000     89,000      89,000      89,000      89,000        39,000
  Common stock equity...    897,360        873,052    897,938     874,699     866,151     853,924       860,229
  Book value per common
   share................ $    14.49     $    14.10 $    14.50  $    14.13  $    13.99  $    13.79(1) $    13.90(1)

N/A--Not available.
- --------
(1) Amounts have been restated to reflect the May 1992 two-for-one common stock split.
(2) Represents ratio for 12-month period ended March 31.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following selected unaudited pro forma combined financial information combines the consolidated balance sheets and income statements of Western Resources and KCPL as if a merger had occurred for all periods presented. These statements are prepared on the basis of accounting for the Merger as a pooling of interests and are based on the assumptions set forth in the notes thereto. These statements do not reflect the estimated cost savings Western Resources believes will result from the Merger. Therefore, the following information is not necessarily indicative of actual results that would have occurred had the Merger occurred on such dates or of future expected results. See "Western Resources and KCPL Unaudited Pro Forma Combined Financial Information."

                           THREE MONTHS
                          ENDED MARCH 31,          YEARS ENDED DECEMBER 31,
                         --------------------- ----------------------------------
                           1996         1995      1995        1994        1993
                         --------     -------- ----------  ----------  ----------
                         (DOLLARS IN THOUSANDS, EXCEPT RATIO AND PER SHARE
PRO FORMA COMBINED                            AMOUNTS)
Income Statement Data:
  Operating revenues.... $762,246     $642,281 $2,458,026  $2,486,215  $2,766,809
  Operating income......  110,217       98,884    442,432     419,237     448,365
  Net income............   69,312       64,462    304,262     292,222     283,142
  Earnings applicable to
   common stock.........   65,000       60,081    286,832     275,347     266,483
  Earnings per common
   share(1)............. $   0.52     $   0.48 $     2.30  $     2.22  $     2.18
  Ratio of earnings to
   fixed charges........     2.75x(2)      N/A       2.80x       2.99x       2.72x
  Ratio of earnings to
   fixed charges plus
   preferred dividend
   requirements.........     2.50x(2)      N/A       2.54x       2.69x       2.48x

                                 THREE MONTHS ENDED
                                      MARCH 31,       YEARS ENDED DECEMBER 31,
                                --------------------- -------------------------
                                   1996       1995        1995         1994
                                ---------- ---------- ------------ ------------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
PRO FORMA COMBINED                                 AMOUNTS)
Balance Sheet Data (end of
 period):
  Total assets................. $8,835,252 $7,983,595 $  8,373,183 $  8,141,426
  Long-term debt...............  2,507,232  2,159,702    2,226,976    2,155,498
  Redeemable preferred and
   preference stock............    151,276    151,436      151,436      151,596
  Preferred stock not subject
   to redemption...............    113,858    113,858      113,858      113,858
  Company-obligated mandatorily
   redeemable preferred
   securities..................    100,000        --       100,000          --
  Common stock equity..........  2,472,548  2,358,725    2,451,048    2,349,154
  Book value per common
   share(1).................... $    19.64 $    18.96 $      19.53 $      18.90

N/A--Not Available.
- --------

(1) Calculated assuming an exchange ratio of 1.01224 based on July 2, 1996 (the last trading day prior to the date of this Prospectus) closing stock prices.


(2) Represents ratio for 12-month period ended March 31.

SELECTED UNAUDITED FORECASTED FINANCIAL DATA

  The forecast was prepared to reflect the pro forma results of operations for the pre-Merger periods of 1996 and 1997 and the combined company post-Merger results from operations for the periods 1998 through 2000. For purposes of the forecast, the Merger is assumed to be consummated on January 1, 1998 and to be accounted for as a pooling of interests.

  The forecast was developed solely by Western Resources from the stand-alone forecast of Western Resources and, for KCPL, a forecast based on public information, analysts' forecasts, knowledge of cost trends associated with generating units jointly owned by Western Resources and KCPL, and Western Resources' knowledge of the electric utility industry. To the best knowledge and belief of Western Resources, the assumptions contained within the forecast are reasonable. The assumptions disclosed herein are those which Western Resources believes are significant to the forecast.

  This forecasted financial information involves significant judgments and assumptions which may not be realized and are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond the control of Western Resources. Accordingly, there can be no assurance this forecast will be realized and actual results may vary materially from those shown. Selected significant assumptions to the forecasted financial data are described in the "Summary of Selected Significant Assumptions" below and in further detail in "Unaudited Forecasted Financial Data."

                                                             PRO FORMA               COMBINED COMPANY
                                                            PRE-MERGER                 POST-MERGER
                                                       --------------------- -------------------------------- -----------
                                                          1996       1997       1998       1999       2000
                                                       ---------- ---------- ---------- ---------- ----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Operating revenues.................................... $2,561,825 $2,605,118 $2,657,262 $2,722,600 $2,796,483
Operating expenses....................................  2,090,217  2,139,265  2,278,639  2,239,487  2,316,846
Transaction costs.....................................        --         --      88,000        --         --
                                                       ---------- ---------- ---------- ---------- ----------
Operating income......................................    471,608    465,853    378,623    483,113    479,637
Other income and deductions...........................     38,416     67,392     61,048     79,573     85,735
                                                       ---------- ---------- ---------- ---------- ----------
Income before interest charges........................    510,024    533,245    439,671    562,686    565,372
Interest charges......................................    195,631    199,917    212,335    205,786    200,568
                                                       ---------- ---------- ---------- ---------- ----------
Net income............................................    314,393    333,328    227,336    356,900    364,804
Preferred and preference dividends....................     18,282      8,362      8,648     12,419     12,419
                                                       ---------- ---------- ---------- ---------- ----------
Earnings applicable to common stock................... $  296,111 $  324,966 $  218,688 $  344,481 $  352,385
                                                       ========== ========== ========== ========== ==========
Average common shares outstanding(1)..................    126,310    127,347    128,136    129,618    130,762
Earnings per common share(1).......................... $     2.34 $     2.55 $     1.71 $     2.66 $     2.69
Earnings per common share excluding costs to achieve
 savings and transaction costs(1)(2).................. $     2.34 $     2.55 $     2.52 $     2.67 $     2.69
                                                       ========== ========== ========== ========== ==========
Dividends declared per common share:
  Western Resources................................... $     2.06 $     2.10 $     2.14 $     2.18 $     2.22
  KCPL................................................ $     1.58 $     1.62
                                                       ========== ==========
  Equivalent Dividends per KCPL Common Share(1).......                       $     2.17 $     2.21 $     2.25
- --------------------------------------------------
                                                                             ========== ========== ==========

- --------

(1) Equivalent Dividends per KCPL Common Share are calculated by multiplying the Dividends declared per common share of Western Resources by an exchange ratio of 1.01224 based on July 2, 1996 (the last trading day prior to the date of this Prospectus) closing stock prices. If the Merger had been consummated on January 1, 1996, the equivalent dividends per Share would have been $2.09 and $2.13 in 1996 and 1997, respectively (based on an exchange ratio of 1.01224).

(2) Dividends declared per share of Western Resources Common Stock exceed Earnings per common share in 1998 (the first year following the Merger) as a result of a one-time projected charge of $88 million for transaction costs and $27 million of expenses to achieve cost savings in the Merger. See "Notes to Unaudited Forecasted Statement of Income--Merger Assumptions--Transaction Costs" and "Notes to Unaudited Forecasted Statements of Income--Merger Assumptions--Cost Savings." Absent these one-time costs, Earnings per common share outstanding would be projected to be $.81 higher and would exceed the projected dividend by $.48 per share.

                  SUMMARY OF SELECTED SIGNIFICANT ASSUMPTIONS
                                  (UNAUDITED)

 . Increases in dividends are assumed to be continued consistent with Western
  Resources' past practice.

 . The major modifications which are assumed to result from the Merger include the estimated net cost savings and the proposed Regulatory Plan.

 . The assumptions incorporate forecasts of sales and revenues for Western
  Resources' gas operations and KCPL and Western Resources' electric operations.

 . The forecast assumes that increases in Western Resources' purchased gas costs will continue to be recovered through appropriate adjustment mechanisms within its rate structures.

 . The forecast assumes annual compound rates of growth in electric and gas operations and maintenance costs of approximately 3% before estimated cost savings and excluding scheduled refueling of Wolf Creek, medical costs and specific lease costs.

 . The assumptions associated with depreciation are consistent with each company's current practices with the exception of the adjustments made to reflect the proposed Regulatory Plan.

 . Income and other taxes are forecasted to increase or decrease as a direct result of changes in revenues, capital additions and wage rates. Income taxes were computed using the combined statutory income tax rates and the appropriate "flow through" items for each company in accordance with current and assumed regulatory treatment.

 . The financing requirements included in the forecasts were developed from cash requirements resulting from anticipated capital expenditures, refunding requirements and the results of operations as adjusted for the Merger.

  See "Unaudited Forecasted Financial Data" and "Notes to Unaudited Forecasted Statement of Income" for an expanded discussion of selected significant assumptions used in the forecast.

                            BACKGROUND OF THE OFFER

PRIOR COMMUNICATIONS WITH KCPL

  KCPL and Western Resources have discussed the possibility of a merger at various times over the last two years. In June 1994, KCPL and Western Resources exchanged confidential information in connection with preliminary discussions regarding a possible business combination. KCPL declined Western Resources' request to present its analysis of the benefits of a merger between the two companies, and the confidential information was returned in August 1994. Discussions and correspondence between Mr. Jennings and Mr. Hayes relating to a potential merger continued over the next several months.

  In February 1995, Mr. Hayes expressed Western Resources' interest in a combination with KCPL and the synergies and substantial benefits of such a combination. In March 1995, Mr. Jennings wrote to Mr. Hayes that KCPL had decided to focus on its current business plan rather than a business combination with Western Resources. In May 1995, Mr. Hayes sent a letter to Mr. Jennings again proposing a merger of the two companies. Mr. Hayes also requested that KCPL outline its interest, requirements or suggestions regarding a combination. In a letter, Mr. Hayes stressed that Western Resources strongly preferred a negotiated transaction with KCPL. In such 1995 correspondence, Mr. Hayes indicated that based on a cursory analysis, a preliminary estimate of potential savings to be achieved in a combination of Western Resources and KCPL would exceed $500 million over ten years. For a discussion of the comprehensive analysis undertaken earlier this year by Western Resources with the assistance of Deloitte & Touche Consulting Group which resulted in the estimate of over $1 billion in potential cost savings as a result of the Merger, see "Background of the Offer--Comparison of the Proposals--Potential Cost Savings."

  On December 14, 1995, Mr. Hayes sent letters to each of Mr. Jennings and Mr. Green stating that Western Resources believed that KCPL and UtiliCorp were in discussions concerning a possible combination and requesting an opportunity to meet with Mr. Jennings and Mr. Green regarding a possible combination.

  KCPL and UtiliCorp entered into the Original UtiliCorp/KCPL Merger Agreement, dated as of January 19, 1996. Pursuant to the Original
UtiliCorp/KCPL Merger Agreement, each of UtiliCorp and KCPL would have been merged with and into KC United, with KC United being the surviving corporation.

  On the day of announcement of the Original UtiliCorp/KCPL Transaction, Mr. Jennings telephoned Mr. Hayes to inform him of this development. Mr. Hayes offered to meet with Mr. Jennings and discuss the possibility of a combination with Western Resources, but such offer was declined by Mr. Jennings.

  KCPL entered into the Original UtiliCorp/KCPL Merger Agreement despite the fact that, as of January 19, 1996, KCPL was aware of Western Resources' continuing interest in pursuing a combination with KCPL.

THE APRIL 14 OFFER AND RELATED ACTIONS


  At an April 13, 1996 meeting, following discussions with management, Salomon Brothers Inc (financial advisor), the Deloitte & Touche Consulting Group (cost savings consultant), Sullivan & Cromwell and LeBoeuf, Lamb, Greene & MacRae, L.L.P. (legal advisors), the Western Resources Board approved the making of the April 14 Offer. Also at the April 13, 1996 meeting, following presentations by management of estimated cost savings from the Merger, Deloitte & Touche Consulting Group (cost savings consultant) responded to questions regarding the reasonableness of such estimated cost savings.


  On April 14, 1996, Mr. Hayes telephoned Mr. Jennings to inform him that he was having delivered to Mr. Jennings that afternoon a written proposal to the KCPL board of directors to acquire all of the outstanding Shares in a transaction in which each KCPL Shareholder would be entitled to receive $28.00 of Western Resources Common Stock for each Share. The exchange ratio would be subject to a "collar" which would provide that the exchange ratio would not be less than 0.833 nor greater than 0.985.

  Following such telephone conversation, Western Resources delivered to Mr. Jennings a letter setting forth such offer which, among other things, provided a premium of 17% over the Share price of April 12, 1996 (the last trading day before public announcement of the April 14 Offer) and an indicated annual dividend rate of $1.98, which is 27% higher than the current KCPL annual dividend rate. Such implied annual dividend rate is an equivalent per Share amount calculated by multiplying Western Resources' current indicated annual dividend rate of $2.06 by the number of shares of Western Resources Common Stock which would have been exchanged per Share pursuant to the Exchange Ratio under the April 14 Offer at then-current market prices. The letter also set forth Western Resources' belief that a combination with Western Resources would produce over $1 billion in savings during the ten years following consummation of the Merger. On April 15, 1996, Western Resources filed the Western Resources KCC Application (as defined below). On May 3, 1996, Western Resources filed an application with the MPSC seeking approval of the Merger. By an order dated June 28, 1996, the MPSC denied the MPSC staff's motion to dismiss Western Resources' application and ordered the parties to file a proposed procedural schedule by July 9, 1996.

  On April 22, 1996, Mr. Jennings had delivered to Mr. Hayes a letter stating that the KCPL board of directors had rejected the April 14 Offer. After the delivery of the letter, Mr. Jennings telephoned Mr. Hayes to inform him of the decision of the KCPL board of directors.

  On April 22, 1996, Western Resources announced its intention to commence an offer to exchange shares of Western Resources Common Stock for Shares. As part of such announcement, Western Resources also stated that it had filed a proxy statement with the Commission for use in soliciting proxies from KCPL Shareholders against the approval and adoption of the Original UtiliCorp/KCPL Merger Agreement and the Original UtiliCorp/KCPL Transaction (the "Proxy Solicitation").

  On May 6, 1996, in a letter from Mr. Jennings to KCPL Shareholders, KCPL and UtiliCorp announced their intention to recommend an initial annualized dividend rate of $1.85 upon completion of the Original UtiliCorp/KCPL Transaction.

  Also on May 6, 1996, the Western Resources Board met and, after discussions with management, Salomon Brothers Inc (financial advisor) and Sullivan & Cromwell and LeBoeuf, Lamb, Greene & MacRae, L.L.P. (legal advisors), approved a proposal to increase the value of its offer to KCPL Shareholders. As amended on May 6, the Western Resources offer provided that the Exchange Ratio would be not less than 0.910 nor greater than 0.985.

RECENT DEVELOPMENTS

  On May 20, 1996, two days before the KCPL annual meeting at which KCPL Shareholders were to have the opportunity to vote on the approval and adoption of the Original UtiliCorp/KCPL Merger Agreement and the Original UtiliCorp/KCPL Transaction, KCPL and UtiliCorp announced that they had entered into the Amended and Restated Agreement and Plan of Merger which superseded the Original UtiliCorp/KCPL Merger Agreement. Pursuant to the terms of the Amended and Restated UtiliCorp/KCPL Merger Agreement, a newly created KCPL subsidiary would be merged with and into UtiliCorp and UtiliCorp would then be merged with and into KCPL. According to the UtiliCorp/KCPL Joint Proxy Statement, at the effective time of the Proposed UtiliCorp/KCPL Transaction, the name of the surviving corporation would be changed to Maxim Energies, Inc. Pursuant to the Amended and Restated UtiliCorp/KCPL Merger Agreement, UtiliCorp shareholders would receive one Share in exchange for each share of UtiliCorp Common Stock held while KCPL Shareholders would continue to hold their Shares.

  Accordingly, on May 20, 1996, KCPL withdrew the Original UtiliCorp/KCPL Merger Agreement and the Original UtiliCorp/KCPL Transaction from consideration at the May 22, 1996 KCPL annual meeting and announced that KCPL Shareholders would vote on the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction at the KCPL Special Meeting. In such announcement, KCPL stated that, pursuant to the Amended and Restated UtiliCorp/KCPL Merger Agreement, the affirmative vote of a majority of the Shares present at a meeting at which a majority of the outstanding Shares are represented is necessary to approve the issuance of Shares required to effect the Proposed KCPL/UtiliCorp Transaction. The ability of KCPL to effect the Proposed Utilicorp/KCPL Transaction with such vote is the subject of pending litigation. See "--Litigation."

  In addition, on May 20, 1996, KCPL instituted a legal proceeding in the United States District Court for the Western District of Missouri against Mr. Rives and Western Resources seeking, among other things, a declaration as to the validity of the Amended and Restated UtiliCorp/KCPL Merger Agreement and the Proposed

UtiliCorp/KCPL Transaction. On June 7, 1996, Western Resources and Mr. Rives filed an answer to KCPL's complaint as well as a counterclaim seeking, among other things, a declaration that Missouri law requires the approval of the Amended and Restated UtiliCorp/KCPL Merger Agreement by two-thirds of the holders of all outstanding Shares and a declaration that the KCPL board of directors breached its fiduciary duties to KCPL Shareholders by proceeding with a plan designed to consummate the transactions contemplated by the Amended and Restated UtiliCorp/KCPL Merger Agreement based on less than the required two-thirds KCPL Shareholder vote. On June 14, 1996, the court scheduled a preliminary injunction hearing for July 25, 1996. On June 27, 1996, KCPL filed a reply to the counterclaims of Western Resources and Mr. Rives and a counterclaim alleging that Western Resources and Mr. Rives have violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Western Resources and Mr. Rives will continue to pursue their claims against KCPL and to vigorously defend against each of KCPL's allegations, which Western Resources and Mr. Rives believe to be without merit. As of the date of this Prospectus, no findings have been made by a court concerning any of the above-mentioned allegations. See "Background of the Offer--Litigation."

  On June 12, 1996, the Western Resources Board met and, following discussions with management, Salomon Brothers Inc (financial advisor) and Sullivan & Cromwell and LeBoeuf, Lamb, Greene & MacRae, L.L.P. (legal advisors), approved management's proposal to increase the offer to KCPL Shareholders to $31.00 of Western Resources Common Stock per Share, subject to the collar. Management advised the Western Resources Board that, in its opinion, the KCC staff's recommendation with respect to Western Resources' rates is not reasonably likely to be adopted as proposed. Following such discussion, the Western Resources Board authorized management to proceed with the improved Offer.

  On June 17, 1996, in a letter to Mr. Jennings, Western Resources proposed an offer that it believes is financially superior to the Proposed UtiliCorp/KCPL Transaction and which would provide KCPL Shareholders with $31.00 of Western Resources Common Stock per Share in a negotiated merger between KCPL and Western Resources. On June 24, 1996, Mr. Jennings had delivered to Mr. Hayes a letter stating that the KCPL board of directors had rejected Western Resources' June 17th offer. After the delivery of the letter, Mr. Jennings telephoned Mr. Hayes to inform him of the decision of the KCPL board of directors. On June 25, 1996, Western Resources reaffirmed its intention to make the Offer directly to KCPL Shareholders. Pursuant to the Offer, each Share is entitled to receive $31.00 of Western Resources Common Stock, subject to certain limitations as set forth herein.

COMPARISON OF THE PROPOSALS

  Offer Premium and Dividend Impact. Western Resources believes that the Offer is clearly financially superior to the Proposed UtiliCorp/KCPL Transaction. The indicated annual dividend rate for KCPL and the closing price per Share on April 12, 1996 (the last trading day prior to the public announcement of the April 14 Offer) were $1.56 and $23.875, respectively. For the twenty trading days immediately preceding April 12, 1996, the average closing price per Share was $24.956. The Offer would provide a substantial premium to KCPL Shareholders in relation to those levels, as shown by the following table:

                                                OFFER  KCPL SHARE    PERCENT
                                                PRICE    PRICE    DIFFERENTIAL*
                                               ------- ---------- -------------
April 12, 1996 (the last trading day before
 the public announcement of the April 14
 Offer)......................................  $31.000  $23.875       29.8%
July 2, 1996 (the last trading day before the
 date of this Prospectus)....................  $31.000  $27.750       11.7%

- --------
* Based on the closing price of Western Resources Common Stock and the Shares on the indicated dates.

  In addition, as shown by the following table, if it were consummated today, the Offer would provide immediate dividend accretion to KCPL Shareholders, compared to KCPL's current dividend rate.

                                WESTERN RESOURCES/
                                   KCPL MERGER
                                  IMPLIED ANNUAL   CURRENT KCPL
                                  DIVIDEND RATE       ANNUAL        PERCENT
                                 PER KCPL SHARE*   DIVIDEND RATE DIFFERENTIAL*
                                ------------------ ------------- -------------
April 12, 1996 (the last
 trading day before the public
 announcement of the April 14
 Offer).......................         $2.19           $1.56         40.4%
July 2, 1996 (the last trading
 day before the date of this
 Prospectus)..................         $2.09           $1.56         34.0%

- --------

* Based on the current indicated annual dividend rate of $2.06 per share of Western Resources Common Stock and the closing price of Western Resources Common Stock and the Shares on the indicated dates. The implied annual dividend rate is an equivalent per Share amount calculated by multiplying Western Resources' current indicated annual dividend rate of $2.06 per share of Western Resources Common Stock by the applicable Exchange Ratio. The implied annual dividend rate per Share will therefore vary depending on the price of Western Resources Common Stock at the time the Exchange Ratio is finally determined.

  Based on Western Resources' current indicated annual dividend rate of $2.06 per share and the provisions of the collar, the indicated annual dividend rate per Share would range from a minimum of $1.92 to a maximum of $2.27, or about 23% to 46% more than KCPL's current annual dividend rate. See "--The Exchange Ratio--Current Dividends."

  The premium and dividend accretion to KCPL Shareholders will change as the market price of Western Resources Common Stock changes.

  Based on the projections of each of Western Resources and KCPL, the Offer also provides greater projected 1998 post-Merger equivalent dividends to KCPL Shareholders than does the Proposed UtiliCorp/KCPL Transaction, as shown by the following table:

                                WESTERN RESOURCES/
                                   KCPL MERGER
                                IMPLIED PROJECTED
                                   1998 ANNUAL     KCPL PROJECTED
                                  DIVIDEND RATE     1998 ANNUAL      PERCENT
                                 PER KCPL SHARE**  DIVIDEND RATE  DIFFERENTIAL**
                                ------------------ -------------- --------------
April 12, 1996 (the last
 trading day before the public
 announcement of the April 14
 Offer).......................        $ 2.28           $1.85           23.2%
July 2, 1996 (the last trading
 day before the date of this
 Prospectus)..................        $ 2.17           $1.85           17.3%

- --------

** Based on the projected 1998 post-Merger annual dividend rate of $2.14 per share of Western Resources Common Stock, the stated intention of KCPL and UtiliCorp to recommend an annual dividend rate of $1.85 per Share following consummation of the Proposed UtiliCorp/KCPL Transaction and the closing price of Western Resources Common Stock and the Shares on the indicated dates. The implied projected 1998 post-Merger annual dividend rate per Share will vary depending on the price of Western Resources Common Stock at the time the Exchange Ratio is finally determined. Western Resources has paid dividends every year since its formation in 1924 and dividends have been increased every year since 1958 (except for 1975, in which the dividend remained unchanged). Western Resources does not anticipate any significant change with respect to its historical dividend practice as a result of the Merger. However, the declaration of future dividends will depend upon future earnings, the financial condition of Western Resources and other factors. Western Resources' projection of its 1998 post-Merger annual dividend rate and subsequent dividends is based upon Western Resources' financial projections, the achievement of which is subject to various factors beyond Western Resources' control, including Western Resources' ability to achieve over $1 billion in cost savings from the Merger, and, therefore, there is no assurance that Western Resources will be able to pay dividends in the projected amounts. See "Western Resources Unaudited Forecasted Statement of Income" and "Notes to Unaudited Forecasted Statement of Income" for further details regarding the basis for and risks of Western Resources' projected financial results following the Merger.

  Based on Western Resources' projected 1998 post-Merger annual dividend rate of $2.14 per share of Western Resources Common Stock and the provisions of the collar, the indicated projected 1998 post-Merger annual dividend rate per Share would range from a minimum of $2.00 to a maximum of $2.35, or about 8% to 27% more than the UtiliCorp/KCPL "intention to recommend" an annual dividend rate of $1.85 per Share. See "--The Exchange Ratio--Projected 1998 Dividends."

 The Exchange Ratio

  Current Dividends

  The chart below sets forth a range of prices of Western Resources Common Stock and the corresponding Exchange Ratio, dollar value of Western Resources Common Stock to be received per Share, indicated current annual dividend rate and premiums to KCPL Shareholders over the April 12, 1996 Share price and the current KCPL annual dividend rate of $1.56 per Share.

                   CALCULATION OF STOCK PRICE AND DIVIDENDS TO KCPL
                                 SHAREHOLDERS

                        CURRENT INDICATED DIVIDEND RATE

                                                  PREMIUM TO      INDICATED
                WESTERN                              KCPL       CURRENT ANNUAL
               RESOURCES           STOCK VALUE   SHAREHOLDERS  DIVIDEND RATE TO   INCREASE IN
                COMMON    EXCHANGE   TO KCPL      (APRIL 12          KCPL            KCPL
              STOCK PRICE  RATIO   SHAREHOLDERS CLOSING PRICE)  SHAREHOLDERS/1  DIVIDEND RATE/2
              ----------- -------- ------------ -------------- ---------------- ---------------
                $27.00     1.100      $29.70        24.4%           $2.27            45.5%
                 27.50     1.100       30.25        26.7%            2.27            45.5%
                 28.00     1.100       30.80        29.0%            2.27            45.5%
             ----------------------------------------------------------------------------------
      Collar     28.18     1.100       31.00        29.8%            2.27            45.5%
                 28.50     1.088       31.00        29.8%            2.24            43.6%
                 29.00     1.069       31.00        29.8%            2.20            41.2%
                 29.50     1.051       31.00        29.8%            2.16            38.8%
                 30.00     1.033       31.00        29.8%            2.13            36.5%
                 30.50     1.016       31.00        29.8%            2.09            34.2%
                 31.00     1.000       31.00        29.8%            2.06            32.1%
                 31.50     0.984       31.00        29.8%            2.03            30.0%
                 32.00     0.969       31.00        29.8%            2.00            27.9%
                 32.50     0.954       31.00        29.8%            1.96            26.0%
                 33.00     0.939       31.00        29.8%            1.94            24.1%
      Collar     33.23     0.933       31.00        29.8%            1.92            23.2%
             ----------------------------------------------------------------------------------
                 33.50     0.933       31.26        30.9%            1.92            23.2%
                 34.00     0.933       31.72        32.9%            1.92            23.2%
                 34.50     0.933       32.19        34.8%            1.92            23.2%

     --------

     1/ The KCPL indicated current annual dividend rate is calculated by multiplying the Western Resources current indicated annual dividend rate of $2.06 per share of Western Resources Common Stock by the applicable Exchange Ratio.

     2/ Based on the current KCPL annual dividend rate of $1.56 per Share.

  Projected 1998 Post-Merger Dividends

  The chart below sets forth a range of prices of Western Resources Common Stock and the corresponding Exchange Ratio, dollar value of Western Resources Common Stock to be received per Share, indicated projected 1998 post-Merger annual dividend rate and premiums to KCPL Shareholders over the April 12, 1996 Share price and the projected 1998 post-Merger annual dividend rate per Share in the Proposed UtiliCorp/KCPL Transaction.

                  CALCULATION OF STOCK PRICE AND DIVIDENDS TO KCPL
                                    SHAREHOLDERS

                      POST-MERGER INDICATED DIVIDEND RATE

                                                  PREMIUM TO
                WESTERN                              KCPL      INDICATED ANNUAL
               RESOURCES           STOCK VALUE   SHAREHOLDERS  DIVIDEND RATE TO   INCREASE IN
                COMMON    EXCHANGE   TO KCPL      (APRIL 12          KCPL            KCPL
              STOCK PRICE  RATIO   SHAREHOLDERS CLOSING PRICE)  SHAREHOLDERS/1  DIVIDEND RATE/2
              ----------- -------- ------------ -------------- ---------------- ---------------
                $27.00     1.100      $29.70        24.4%           $2.35            27.2%
                 27.50     1.100       30.25        26.7%            2.35            27.2%
                 28.00     1.100       30.80        29.0%            2.35            27.2%
             ----------------------------------------------------------------------------------
      Collar     28.18     1.100       31.00        29.8%            2.35            27.2%
                 28.50     1.088       31.00        29.8%            2.33            25.8%
                 29.00     1.069       31.00        29.8%            2.29            23.7%
                 29.50     1.051       31.00        29.8%            2.25            21.6%
                 30.00     1.033       31.00        29.8%            2.21            19.5%
                 30.50     1.016       31.00        29.8%            2.18            17.6%
                 31.00     1.000       31.00        29.8%            2.14            15.7%
                 31.50     0.984       31.00        29.8%            2.11            13.8%
                 32.00     0.969       31.00        29.8%            2.07            12.1%
                 32.50     0.954       31.00        29.8%            2.04            10.3%
                 33.00     0.939       31.00        29.8%            2.01             8.6%
      Collar     33.23     0.933       31.00        29.8%            2.00             7.9%
             ----------------------------------------------------------------------------------
                 33.50     0.933       31.26        30.9%            2.00             7.9%
                 34.00     0.933       31.72        32.9%            2.00             7.9%
                 34.50     0.933       32.19        34.8%            2.00             7.9%

     --------

     1/ The KCPL indicated projected 1998 post-Merger annual dividend rate is calculated by multiplying the projected 1998 post-Merger annual dividend rate of $2.14 per share of Western Resources Common Stock by the applicable Exchange Ratio. See "Western Resources Unaudited Forecasted Statement of Income."
     2/ Based on KCPL's and UtiliCorp's stated intention to recommend an annual dividend rate of $1.85 per Share following consummation of the Proposed UtiliCorp/KCPL Transaction.

 Potential Cost Savings.

  The analyses discussed below include forward looking statements that involve judgments, assumptions and other uncertainties beyond the control of Western Resources. As such, there can be no assurance that the cost savings will be realized in the amounts referred to herein and actual cost savings may be more or less than those projected. Such judgments, assumptions and uncertainties are discussed more fully below.

  Western Resources believes that the KCPL Shareholders, as well as KCPL's customers, employees and the communities it serves, would realize benefits from the Offer and the Merger that are greater than the benefits that would be realized if KCPL either remains an independent entity or completes the Proposed UtiliCorp/KCPL Transaction. Western Resources believes such greater benefits would be realized through the following operational and structural synergies:

  . Operational coordination--The geographic locations of the respective service territories of Western Resources and KCPL, which both operate in eastern Kansas and whose headquarters are within 60 miles of one another, provide an opportunity to efficiently integrate all aspects of their utility operations. Western Resources, along with KGE, already has numerous substantial electrical interconnections with KCPL. The combined system is expected to benefit because it, unlike a combined UtiliCorp/KCPL system, could be operated as part of a single, larger cohesive system, with virtually no modification needed with respect to existing generating and transmission facilities, in contrast to a combined UtiliCorp/KCPL system which would be fragmented geographically with utility operations in eight states and three foreign countries. At present, Western Resources and KCPL maintain joint interests in approximately 2,440 MW of generation capacity that is operated by either WCNOC or KCPL and accounts for more than $2 billion in assets.

  . Complementary businesses--Western Resources operates a natural gas distribution business segment that adds substantial value to the combined company because of the partial co-location of this business with KCPL's electric operations. The nonregulated businesses of Western Resources and KCPL, such as independent power development, also complement each other. The combined customer bases of Western Resources and KCPL will provide more opportunities for earnings growth from other consumer service-oriented businesses.

  . A stronger company and a more diverse service territory--The combined company would be stronger than a combination of UtiliCorp and KCPL or Western Resources or KCPL as independent entities. The larger size of a Western Resources/KCPL combination and the financial strength of Western Resources' A- credit rating compared with UtiliCorp's BBB rating would enhance the combined company's flexibility to deal with new industry developments. In addition, the combined company's service territory would be more diverse than the service territory of either Western Resources or KCPL as independent entities. Such size and diversity improve the mix of commercial, industrial, agricultural and residential customers and reduce the exposure to changes in economic or climatic conditions in any given segment of the combined service territory.

  . Integrated product and service portfolio--The integration of the gas and electric business segments would enable the combined company to enhance the portfolio of products and services available to customers. This integration of products and services would position Western Resources and KCPL as providers of comprehensive energy solutions.

  . Economic development opportunities--The combined company would be able to concentrate its economic development programs and activities rather than pursue parallel paths with respect to potential customers or industry groups, which would enhance the ability of the combined company to attract to or retain within Kansas and Missouri such potential customers or industry groups.

  Western Resources believes that available synergies will generate cost savings in excess of $1 billion to the combined company over a ten-year period. Such cost savings are projected to begin in 1998 and increase each year thereafter. See "Notes to Unaudited Forecasted Statement of Income-- Merger Assumptions--Cost Savings As Reflected in the Forecast." Such estimates are based on a report which was prepared by Western Resources with the assistance of the Deloitte & Touche Consulting Group, dated April 1996. KCPL Shareholders may obtain a copy of such report from Western Resources without charge at the address noted under "Incorporation of Certain Documents by Reference."

  The cost savings have been limited to quantifiable cost savings which have been estimated by Western Resources to be achievable by a combination of Western Resources and KCPL. Recognition has been given to costs to be incurred in achieving these potential savings and to the time required to implement plans designed to lower costs. The cost savings report has been filed by Western Resources with the KCC and MPSC in connection with its applications for approval of the Merger. The major components of the anticipated cost savings are summarized below.

  Generation

  . Integration of dispatching and production operations--The combined company could obtain fuel savings from joint dispatch of generating capacity that is not available when the two companies are operated as two separate systems. Fuel savings result from an improved ability to schedule and commit each of the base load, intermediate and peaking facilities of the combined company in a more economically efficient manner.

  . Avoidance or deferral of future capital expenditures--The combined company would have the ability to reduce future expenditures for generating capacity by coordinating and optimizing planning for future resources. The combination of the two companies would result in system diversity due to differences in the timing of peak demands. This system makes available amounts of generating capacity which result in the delay or elimination of additional capacity now planned by the two stand-alone companies. The delay or elimination of these additional facilities also reduces the operations and maintenance expense associated with the total combined generation capacity.

  . Integration of generation and technical support functions--The combined company would be able to eliminate redundant functions in the areas of generation support, such as system planning and fuels management.

  Field Operations

  . Integration of distribution operations--The combined company would have the ability to consolidate certain customer business offices and service centers in the eastern Kansas area where Western Resources and KCPL have contiguous service territories. The close proximity of these operations also enables customer service functions such as service initiation, service scheduling, etc. to be combined. The close proximity of the two companies would enable work to be reconfigured and resources to be shared in operations areas and with respect to customer calls and inquiries.

  . Integration of field and technical support functions--The combined company would be able to eliminate redundant functions in the area of distribution support, such as engineering, construction, operation and maintenance.

  Purchasing Economies

  . Streamlining of inventories and purchasing economies--The combined company can achieve savings through the centralization of purchasing and inventory functions related to construction, operation and maintenance at generating plants, service centers, warehouses and headquarters. The greater purchasing power and the relative quantity discounts that can be obtained as a result of the combination of the two companies would provide additional cost savings.

  Corporate and Administrative

  . Integration of facilities--The combined company would be able to consolidate certain duplicative facilities such as corporate headquarters and provide opportunities to consolidate energy control centers, service centers and warehouses.

  . Integration of corporate management and administrative functions--The combined company would be able to eliminate redundant functions in the areas of finance, accounting, purchasing, shareholder relations, human resources, corporate planning, public relations and administration among other areas. The payroll costs of such functions are relatively fixed and do not vary directly with an increase or decrease in the number of customers served.

  . Avoidance of future operating system expenditures--The combined company would be able to eliminate certain operational expenditures in the area of management information systems that would be made by each company on a stand-alone basis. These avoided expenditures relate to operating systems, such as the customer information and geographic information systems, that would not be wholly duplicated in the combined company. Additional expenditures could be reduced through the more efficient management of investment in other technology areas, such as in personal computers, mainframe upgrades and backup facilities.

  . Concentration of corporate programs and expenditures--The combined company would integrate corporate and administrative functions, thereby reducing certain non-labor costs, including insurance, audit and consulting fees, professional and trade association dues, stock transfer and other fees, vehicle expenses and various license fees, among others.

  The total cost savings, net of the costs necessary to achieve these reductions, are estimated to be approximately $43 million in 1998, $77 million in 1999, $94 million in 2000, $101 million in 2001, $108 million in 2002, $111 million in 2003, $117 million in 2004, $124 million in 2005, $131 million in 2006, and $137 million in 2007, for a cumulative total of approximately $1.043 billion during the first ten years following the Merger. The savings in 1998 and 1999 are lower than any subsequent year's savings due to the costs to achieve and phase-in of certain cost savings. A summary of the projected cost savings beginning January 1, 1998 is as follows:

                COST SAVINGS AS REFLECTED IN THE FORECAST

                          (DOLLARS IN THOUSANDS)

                                           YEARS ENDING DECEMBER 31,
                                  ---------------------------------------------
                                                             2001-
                                   1998     1999     2000     2007     TOTAL
                                  -------  -------  ------- -------- ----------
GENERATION:
  Electric Dispatch.............  $ 4,313  $ 4,714  $ 5,157 $ 50,209 $   64,393
  Capacity Deferrals............      --       --     7,168   50,176     57,344
  Generation Labor..............    8,854    9,419   10,008   88,821    117,102
                                  -------  -------  ------- -------- ----------
                                   13,167   14,133   22,333  189,206    238,839
FIELD OPERATIONS................    6,569    7,366    8,198   83,892    106,025
PURCHASING ECONOMIES (NON-FUEL):
  Procurement...................   10,288   11,938   13,638  147,554    183,418
  Inventory.....................      741      741      741    5,187      7,410
  Contract Services.............    2,461    2,945    3,445   39,408     48,259
                                  -------  -------  ------- -------- ----------
                                   13,490   15,624   17,824  192,149    239,087
CORPORATE & ADMINISTRATIVE:
  Information Services..........   10,106   12,454   13,744   96,252    132,556
  Facilities....................    1,711    1,711    1,711   11,977     17,110
  Professional Services.........    1,358    1,399    1,441   11,370     15,568
  Insurance.....................    1,114    1,148    1,182    9,329     12,773
  Corporate & Administrative
   Labor........................   17,853   20,699   21,816  188,293    248,661
  Overheads & Benefits..........    3,426    3,616    3,816   33,065     43,923
  Other Corporate &
   Administrative Programs......    1,627    1,673    1,719   13,460     18,479
                                  -------  -------  ------- -------- ----------
                                   37,195   42,700   45,429  363,746    489,070
                                  -------  -------  ------- -------- ----------
GROSS SAVINGS...................   70,421   79,823   93,784  828,993  1,073,021
  Less: Costs to Achieve........  (27,157)  (3,014)     --       --     (30,171)
                                  -------  -------  ------- -------- ----------
NET SAVINGS.....................  $43,264  $76,809  $93,784 $828,993 $1,042,850
                                  =======  =======  ======= ======== ==========

  Western Resources selected Deloitte & Touche Consulting Group to assist in its cost savings study because Deloitte & Touche Consulting Group has a nationally recognized utilities consulting practice and has substantial experience in evaluating cost savings in utility mergers. Deloitte & Touche Consulting Group assisted Western Resources in the KPL/KGE merger and has provided cost savings advice in 13 of the last 16 announced utility mergers. Pursuant to a letter agreement dated February 9, 1996, Deloitte & Touche Consulting Group was engaged to assist Western Resources in the analysis of potential merger cost savings from the Merger. Under this agreement, Western Resources has agreed to pay Deloitte & Touche Consulting Group a fee based on certain hourly rates for actual work performed. Fees of approximately $422,000 are to be paid to Deloitte & Touche Consulting Group for its assistance on the cost savings analysis. Western Resources has also agreed to reimburse Deloitte & Touche Consulting Group for its out-of-pocket expenses and has agreed to indemnify Deloitte & Touche Consulting Group against certain liabilities and expenses in connection with its engagement. Deloitte & Touche Consulting Group has provided certain consulting services to Western Resources from time to time over the past two years.

  Based upon Western Resources' experience from its previous merger with KGE, in which total payroll costs were significantly reduced without layoffs, and its knowledge of KCPL, Western Resources believes that the cost savings outlined above can be similarly achieved without layoffs by employing a combination of attrition, controlled hiring, retraining, placements in growing unregulated subsidiaries, early retirements, voluntary separation and better management programs (such as activity standardization and technology substitution).

  When Western Resources merged with KGE on March 31, 1992, KGE and Western Resources had a combined workforce of 5,571 employees (excluding employees of WCNOC). As illustrated by the following chart, by May 1, 1992, the combined workforce had been reduced without layoffs by a total of 598 positions (excluding 16 new hires).

                                                          WESTERN
                                                         RESOURCES  KGE   TOTAL
                                                         --------- -----  -----
      Employees at March 31, 1992.......................   4,407   1,156  5,563
        Early retirement................................    (460)    (71)  (531)
        Voluntary separation............................     (38)    (29)   (67)
        Other changes...................................      16     -0-     16
        Layoffs.........................................     -0-     -0-    -0-
                                                           -----   -----  -----
      Employees at May 1, 1992..........................   3,925   1,056  4,981
                                                           =====   =====  =====

  As of March 31, 1996, Western Resources had 4,076 employees and KCPL had approximately 2,300 employees (again, excluding Wolf Creek employees in both cases and taking into account the sale of Western Resources' Missouri gas properties with 1,020 employees). Western Resources' savings estimates for the Merger contemplate a reduction of 531 positions. Based on the larger size of the workforces involved and Western Resources' experience with the KGE merger, such reductions can be achieved without layoffs.

  Anticipated net cost savings from the Offer and the Merger are expected to exceed $1 billion compared to approximately $636 million (derived from the KCPL/UtiliCorp Joint Application and other publicly available information) estimated for the Proposed UtiliCorp/KCPL Transaction over a ten-year period. Western Resources believes that cost savings will be greater for the Merger than for the Proposed UtiliCorp/KCPL Transaction due to the scale differences between the individual companies (Western Resources is 41% larger in terms of assets than UtiliCorp), the contiguity and overlap of the KCPL and Western Resources service territories, Western Resources' and KCPL's joint interests in over $2 billion of generating facilities and the knowledge and experience of Western Resources in identifying and realizing expected cost savings. The anticipated merger cost savings for each proposed transaction are summarized below:

                                                 ESTIMATED MERGER COST
                                                SAVINGS OVER TEN YEARS
                                             -----------------------------
                                                WESTERN
                                             RESOURCES/KCPL UTILICORP/KCPL
                                             -------------- --------------
                                                     ($ MILLIONS)
Generation..................................     $  239          $315
Field Operations............................        106            36
Purchasing Economies (non-fuel).............        239            51
Corporate & Administrative (net of costs to
 achieve)...................................        459           234
                                                 ------          ----
  Total.....................................     $1,043          $636
                                                 ======          ====

  Although limited information is available to fully compare each category, Western Resources believes the above table reflects a reasonable comparison. While figures for UtiliCorp and KCPL reflect the benefits of complete access to personnel and detailed data within those companies and the identification of specific cost savings categories, Western Resources has not had similar access. Nonetheless, Western Resources believes that upon inspection of similar data and discussions with KCPL personnel, additional cost savings categories can be identified.

  Because Western Resources was unable to discuss the above analyses with KCPL and did not have access to substantial material concerning KCPL's operations, these analyses were necessarily limited in scope. In addition, such analyses involve judgments and contain forward-looking statements with respect to, among other things, normal weather conditions, future national and regional economic and competitive conditions, inflation rates, regulatory treatment, future financial market conditions, interest rates, future business decisions and other uncertainties, which, though considered reasonable by Western Resources, are beyond Western Resources' control and difficult to predict. Accordingly, there can be no assurance that such cost savings will be realized, and actual cost savings may vary materially from those set forth above. In light of the uncertainties inherent in such analyses, the inclusion of estimated cost savings herein should not be regarded as a representation by Western Resources or any other person that such cost savings will be achieved.

  Regulatory Plan. The allocation of the benefits and cost savings outlined above among the shareholders of Western Resources and KCPL and their respective customers will depend on the extent by which the rates of Western Resources and KCPL are adjusted to reflect such benefits. Although no assurances can be given, Western Resources anticipates that such adjustments will occur through approval of a regulatory plan (the "Regulatory Plan") that Western Resources has proposed in its applications to the KCC and the MPSC seeking approval of the Offer and the Merger. The Regulatory Plan includes the following components:

  . A rate reduction of $28 million and cumulative rate reductions of $280 million for KCPL's retail electric customers in the first 10 years following the Merger, including $20 million in annual rate reductions which KCPL has already agreed to for its Missouri customers.

  . A rate reduction of $10 million and cumulative rate reductions of $100 million for KGE's retail electric customers in the first ten years following the Merger.

  . A five-year moratorium on electric rate increases for KCPL, KPL and KGE retail customers.

  The Regulatory Plan also includes Western Resources' current proposed rate reduction for KGE which reduces retail electric rates by $8.7 million annually beginning in August 1996, compounding to $60.9 million annually at the end of seven years (the "KGE Rate Plan"). The KGE Rate Plan also provides for acceleration of annual depreciation by $50 million for Wolf Creek for each of the next seven years and reduces depreciation by $11 million for certain other Western Resources electric utility assets to reflect a more appropriate useful life for these properties. In addition, the Regulatory Plan contemplates additional depreciation of Wolf Creek at the rate of $50 million per year for five years after completion of the KGE Rate Plan and reduces depreciation by $11 million for certain other KCPL electric utility assets to reflect a more appropriate useful life for those properties. In nonbinding testimony filed on May 22, 1996, the staff of the KCC recommended annual rate reductions for Western Resources of $105 million. Western Resources is continuing to support its Regulatory Plan in opposition to the KCC Staff's proposal; however, there can be no assurance that the Regulatory Plan will be implemented as described herein. In addition, Western Resources reserves the right to propose changes to the Regulatory Plan, including changes resulting from additional information about KCPL becoming available to Western Resources. Western Resources does not anticipate that the KCC staff's rate recommendation will be adopted as proposed. Therefore, it does not expect an adverse effect on its plans to consummate the Offer and the Merger. However, there can be no assurance that the KCC staff's recommendations will not be adopted, or if adopted, will not have an adverse effect on Western Resources' consummation of the Offer and the Merger, on the Regulatory Plan or on Western Resources' ability to achieve its projected post-Merger dividend rates.

  The above proposed rate reductions are not dependent upon the amount of aggregate cost savings achieved by Western Resources following the Merger. Western Resources has asked the state regulatory commissions reviewing the Offer and the Proposed UtiliCorp/KCPL Transaction to take into account what Western Resources believes to be the greater customer benefits of the Offer when deciding between the applications for approval. Such rate reductions are subject to the approval of the KCC and MPSC. Western Resources believes that it will be able to obtain the necessary regulatory approvals for the Offer and the proposed rate reductions on a timely basis and in a time frame at least as favorable as that in which UtiliCorp/KCPL would be able to obtain the necessary approvals for the Proposed UtiliCorp/KCPL Transaction. With the cooperation of KCPL, Western Resources believes that the Offer and the Merger could be completed by the second quarter of 1997; otherwise, Western Resources believes the Offer and the Merger could be completed by year-end 1997. In light of what Western Resources believes to be the superior benefits and savings of the Offer, and the fact that such benefits and savings impact the public interest with which regulatory bodies are concerned, Western Resources believes that regulatory bodies will take such benefits and savings into account when deciding whether to approve the Offer or the Proposed UtiliCorp/KCPL Transaction and does not believe the Proposed UtiliCorp/KCPL Transaction could be completed prior to year-end 1997. Accordingly, Western Resources believes that the

Proposed UtiliCorp/KCPL Transaction offers no timing advantage over the Offer. For a discussion of the regulatory conditions of the Offer and the Merger, see "The Offer--Conditions of the Offer."

  Regulatory Approvals. Regulatory commissions reviewing the Offer and the Proposed UtiliCorp/KCPL Transaction will be asked to take into account what Western Resources believes to be the greater customer benefits of the Offer when deciding between the applications for approval.

  The consummation of the Offer and the Merger and the Proposed UtiliCorp/KCPL Transaction both would be subject to approval of the KCC, the MPSC, the Nuclear Regulatory Commission (the "NRC") and the Federal Energy Regulatory Commission (the "FERC") and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other miscellaneous filings. These are the only material regulatory approvals required to effect the Offer and the Merger. By contrast, in addition to all of the foregoing required regulatory approvals, the Proposed UtiliCorp/KCPL Transaction would also require approvals from utility regulators in Colorado, Iowa, Michigan, Minnesota, West Virginia and British Columbia and governmental approvals in Australia and New Zealand.

  On February 2, 1996, KCPL and UtiliCorp jointly filed with the MPSC and the KCC applications for approval of the Proposed UtiliCorp/KCPL Transaction. On June 7, 1996, KCPL and UtiliCorp filed an amended application with the MPSC. The MPSC and the KCC have scheduled hearings on the Proposed UtiliCorp/KCPL Transaction to begin, respectively, on October 7, 1996 and November 12, 1996. On March 29, 1996, KCPL and UtiliCorp jointly filed with the FERC an application for approval of the Proposed UtiliCorp/KCPL Transaction. As of July 2, 1996, the FERC had not set the application for hearing.

  On April 15, 1996, Western Resources filed an application with the KCC seeking approval of the Merger and a Petition to Intervene in the Proposed UtiliCorp/KCPL Transaction (the "Western Resources KCC Application"). On May 3, 1996, Western Resources filed an application with the MPSC seeking approval of the Merger. The MPSC has scheduled a pre-hearing conference on the matter for June 18, 1996.

  In light of what Western Resources believes to be the superior value of the Offer and the benefits of the Regulatory Plan described above, Western Resources believes that it will be able to obtain the necessary regulatory approvals for the Offer on a timely basis and in a time frame at least as favorable as that in which UtiliCorp would be able to obtain the necessary regulatory approvals for the Proposed UtiliCorp/KCPL Transaction. Accordingly, Western Resources believes that the Proposed UtiliCorp/KCPL Transaction offers no timing advantage over the Offer.

LITIGATION

  On May 20, 1996, KCPL filed a complaint in the United States District Court for the Western District of Missouri against Mr. Rives and Western Resources. The complaint seeks, among other things, (i) a declaration that Western Resources lacks standing to challenge the Amended and Restated UtiliCorp/KCPL Merger Agreement, the events leading to its adoption, or the Proposed UtiliCorp/KCPL Transaction, (ii) a declaration that the Amended and Restated UtiliCorp/KCPL Merger Agreement was adopted in accordance with Missouri law and that the Proposed UtiliCorp/KCPL Transaction may be accomplished in accordance with Missouri law, and (iii) a declaration that the directors, officers and agents of KCPL acted lawfully and in compliance with all legal and equitable duties in connection with the abandonment of the Original UtiliCorp/KCPL Merger Agreement and the adoption of the Amended and Restated UtiliCorp/KCPL Merger Agreement and that the Proposed UtiliCorp/KCPL Transaction is not and will not be void, voidable or subject to injunction or recission.

  On June 7, 1996, Western Resources and Mr. Rives filed an answer to KCPL's complaint as well as a counterclaim seeking, among other things, (i) a dismissal of KCPL's complaint with prejudice, (ii) a declaration that the Amended and Restated UtiliCorp/KCPL Merger Agreement is a plan of merger or consolidation under the MGBCL and, thus, requires the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote,
(iii) a declaration that KCPL, through its board of directors' actions, breached its fiduciary duties to KCPL Shareholders by proceeding with a plan designed to consummate the transactions contemplated by the Amended and Restated Utilicorp/KCPL Merger Agreement based on less than the required two-thirds KCPL Shareholder vote,
(iv) a preliminary and permanent injunction to enjoin KCPL from proceeding with the Special Meeting until the Court determines the number of votes necessary for the approval of the issuance of Shares necessary to effect the transactions contemplated by the Amended and Restated UtiliCorp/KCPL Merger Agreement and (v) a preliminary and permanent injunction to enjoin KCPL from consummating the Proposed UtiliCorp/KCPL Transaction unless KCPL receives the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote. On June 14, 1996, the court scheduled a preliminary injunction hearing for July 25, 1996. On June 27, 1996, KCPL filed a reply to the counterclaims of Western Resources and Mr. Rives and a counterclaim alleging that Western Resources and Mr. Rives have violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Western Resources and Mr. Rives will continue to pursue their claims against KCPL and to vigorously defend against each of KCPL's allegations, which Western Resources and Mr. Rives believe to be without merit. As of the date of this Prospectus, no findings have been made by a court concerning any of the above-mentioned allegations.

THE AMENDED AND RESTATED UTILICORP/KCPL MERGER AGREEMENT

  THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF THE AMENDED AND RESTATED UTILICORP/KCPL MERGER AGREEMENT, WHICH IS COMPILED FROM INFORMATION CONTAINED IN THE UTILICORP/KCPL JOINT PROXY STATEMENT, DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AMENDED AND RESTATED UTILICORP/KCPL MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE HEREIN AND IS INCLUDED AS EXHIBIT 2.1 TO THE KCPL MAY 28 FORM 8-K.

  The Proposed UtiliCorp/KCPL Transaction. The Amended and Restated UtiliCorp/KCPL Merger Agreement provides that, assuming the approval of the Amended and Restated UtiliCorp/KCPL Merger Agreement and the Proposed UtiliCorp/KCPL Transaction by the shareholders of UtiliCorp (the "UtiliCorp Shareholder Approval"), the approval of the issuance of Shares required to effect the Proposed UtiliCorp/KCPL Transaction by KCPL Shareholders, and the satisfaction or waiver of the other conditions to the Proposed UtiliCorp/KCPL Transaction, including obtaining the requisite regulatory approvals, a newly created subsidiary of KCPL ("KCPL Merger Sub") would be merged with and into UtiliCorp and subsequently UtiliCorp would be merged with and into KCPL with KCPL being the surviving corporation. According to the UtiliCorp/KCPL Joint Proxy Statement, KCPL would, at the effective time of the Proposed UtiliCorp/KCPL Transaction, change its name to Maxim Energies, Inc.

  If the UtiliCorp Shareholder Approval is obtained, the KCPL Shareholders approve the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction, and the other conditions to the Proposed UtiliCorp/KCPL Transaction are satisfied or waived, the closing of the Proposed UtiliCorp/KCPL Transaction (the "UtiliCorp/KCPL Closing") would take place on the second business day immediately following the date on which the last of the conditions precedent in the Amended and Restated UtiliCorp/KCPL Merger Agreement is fulfilled or waived, or at such other time and date as KCPL and UtiliCorp would mutually agree (the "UtiliCorp/KCPL Closing Date") provided, however, that the UtiliCorp/KCPL Closing Date shall not occur before March 3, 1997.

  Subject to the condition that the opinions of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, financial advisor to KCPL ("Merrill Lynch") and Donaldson, Lufkin & Jenrette, financial advisor to UtiliCorp ("DLJ") shall not have been withdrawn, KCPL and UtiliCorp have agreed to call, give notice of, convene and hold meetings of their respective shareholders as soon as reasonably practicable for the purpose of securing the UtiliCorp Shareholder Approval and the approval of KCPL Shareholders for the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction.

  Consummation of the Proposed UtiliCorp/KCPL Transaction. If the Proposed UtiliCorp/KCPL Transaction were consummated, at the effective time of the merger of KCPL Merger Sub with and into UtiliCorp, each issued and outstanding share of common stock, par value $1.00 per share, of UtiliCorp ("UtiliCorp

Common Stock"), other than any shares of UtiliCorp Common Stock owned by KCPL or UtiliCorp either directly or through a wholly owned Subsidiary (as defined below), would be cancelled and converted into the right to receive one fully paid and non-assessable Share. No fractional Shares would be issued and any UtiliCorp shareholder who would otherwise be entitled to receive a fractional Share would instead be entitled to receive a cash payment in an amount equal to the product of such fraction multiplied by the average of the last reported sales price, regular way, per Share on the NYSE Composite Tape for the five business days prior to and including the last business day on which Shares were traded on the NYSE, without any interest thereon.

  According to the Amended and Restated UtiliCorp/KCPL Merger Agreement, there were 45,980,814 shares of UtiliCorp Common Stock outstanding on December 31, 1995 and there were 61,908,726 Shares outstanding on December 31, 1995. Based on such figures, the holders of shares of UtiliCorp Common Stock and the holders of Shares would hold in the aggregate approximately 43% and 57%, respectively, of the total number of Shares outstanding if the Proposed UtiliCorp/KCPL Transaction is consummated.

  The Amended and Restated UtiliCorp/KCPL Merger Agreement requires KCPL to call for redemption before the effectiveness of the Proposed UtiliCorp/KCPL Transaction all of its outstanding shares of preferred stock at the applicable redemption prices therefor, together with all dividends accrued and unpaid through the applicable redemption dates. The Amended and Restated UtiliCorp/KCPL Merger Agreement requires UtiliCorp to take all action necessary to redeem all of its outstanding shares of preferred stock on March 3, 1997, or such later date as KCPL and UtiliCorp shall mutually agree, at the applicable redemption prices therefor, together with all dividends accrued and unpaid to the date of such redemption. UtiliCorp will pay the redemption price from its own cash resources or line of credit, and UtiliCorp and KCPL agree that under no circumstances will the payment of such redemption price be financed, guaranteed or otherwise provided directly or indirectly by KCPL or any of its Subsidiaries.

  The Amended and Restated Utilicorp/KCPL Merger Agreement provides that the Restated Articles of Consolidation of KCPL (the "KCPL Articles") and the by-laws of KCPL (the "KCPL Bylaws") as in effect immediately prior to the consummation of the Utilicorp/KCPL Transaction will be the initial Articles and by-laws of KCPL following such consummation. The Amended and Restated UtiliCorp/KCPL Merger Agreement further provides that following consummation of the Proposed UtiliCorp/KCPL Transaction, KCPL will amend its Articles to change its name to Maxim Energies, Inc. or such other name as KCPL and UtiliCorp shall mutually agree.

  Exchange of Certificates. Assuming the Proposed UtiliCorp/KCPL Transaction is consummated, an exchange agent mutually agreeable to KCPL and UtiliCorp (the "UtiliCorp/KCPL Exchange Agent") would mail to each holder of record of a certificate evidencing shares of UtiliCorp Common Stock (an "Old Certificate"), a letter of transmittal and instructions for use in effecting the surrender of Old Certificates in exchange for certificates representing Shares. Upon surrender of Old Certificates to the Exchange Agent for cancellation, together with a duly executed letter of transmittal and such other documents, if any, as the Exchange Agent shall require, the holder of such Old Certificates would be entitled to receive a certificate or certificates representing that number of whole Shares which such holder would have the right to receive pursuant to the provisions of the Amended and Restated UtiliCorp/KCPL Merger Agreement. Until surrendered, each Old Certificate would be deemed at any time after the effectiveness of the Proposed UtiliCorp/KCPL Transaction to represent only the right to receive upon such surrender the certificate representing Shares and cash in lieu of any fractional Share.

  The letter of transmittal may, at the option of KCPL, provide for the ability of a holder of one or more Old Certificates to elect that the Shares to be received be issued in uncertificated form or to elect that such shares be credited to an account established for the holder under Maxim's dividend reinvestment and stock purchase plan.

  No dividends or other distributions declared or made after the effectiveness of the Proposed UtiliCorp/KCPL Transaction with respect to Shares with a record date after such effectiveness would be paid to the holder of any unsurrendered Old Certificates, and no cash payment in lieu of fractional shares would be paid to any such holder until such Old Certificates had been surrendered by such holder. Following such surrender, subject to applicable law, there would be paid to such holder, without interest, the unpaid dividends and distributions, and any cash payment in lieu of a fractional share, to which such holder would be entitled.

  Subsidiaries and Joint Ventures. The Amended and Restated UtiliCorp/KCPL Merger Agreement defines "Subsidiary" to mean any corporation or other entity of which at least a majority of the voting power will at the time be held, directly or indirectly, by KCPL and UtiliCorp. The Amended and Restated UtiliCorp/KCPL Merger Agreement defines "Joint Venture" to mean specified joint ventures of KCPL or UtiliCorp. The covenants of KCPL and UtiliCorp in the Amended and Restated UtiliCorp/KCPL Merger Agreement apply to the parties themselves and their Subsidiaries. Certain of the representations and warranties of KCPL and UtiliCorp in the Amended and Restated UtiliCorp/KCPL Merger Agreement apply to the parties, their Subsidiaries and their Joint Ventures.

  Representations and Warranties. The Amended and Restated UtiliCorp/KCPL Merger Agreement contains customary representations and warranties by each of KCPL and UtiliCorp relating to, among other things and subject to certain qualifications, (a) their respective organizations, the organization of their respective Subsidiaries and Joint Ventures and similar corporate matters; (b) their respective capital structures; (c) the authorization, execution, delivery, performance and enforceability of the Amended and Restated UtiliCorp/KCPL Merger Agreement and related matters; (d) required regulatory approvals; (e) their compliance with applicable laws and agreements; (f) reports and financial statements filed with the Commission or other regulatory authorities and the accuracy of information contained therein; (g) the absence of any material adverse effect on their business, assets, financial condition, results of operations or prospects; (h) the absence of adverse material claims, suits, actions or proceedings, and other litigation issues; (i) the accuracy of information supplied by each of KCPL and UtiliCorp for use in the KCPL Registration Statement and the UtiliCorp/KCPL Joint Proxy Statement; (j) tax matters; (k) retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;
(l) agreements relating to certain employment and benefits matters; (m) labor matters; (n) compliance with all applicable material environmental laws, possession of all material environmental, health, and safety permits and other environmental issues; (o) the regulation of KCPL and UtiliCorp and their subsidiaries as public utilities in specified states; (p) the shareholder vote required in connection with the Amended and Restated UtiliCorp/KCPL Merger Agreement and the transactions contemplated thereby, as set forth in the Amended and Restated UtiliCorp/KCPL Merger Agreement, being the only vote required; (q) that neither KCPL nor UtiliCorp nor any of their respective affiliates has taken or agreed to take any action that would prevent Maxim from accounting for the Proposed UtiliCorp/KCPL Transaction as a pooling of interests; (r) the delivery of fairness opinions by Merrill Lynch, in the case of KCPL, and DLJ, in the case of UtiliCorp; (s) the adequacy of insurance; (t) the applicability of certain provisions in the KCPL Articles and the Certificate of Incorporation of UtiliCorp, as amended, relating to certain changes in control; and (u) in the case of UtiliCorp, the financial capacity to redeem its preferred stock.

  Certain Covenants. Pursuant to the Amended and Restated UtiliCorp/KCPL Merger Agreement, each of KCPL and UtiliCorp has agreed that during the period from the date of the Original UtiliCorp/KCPL Merger Agreement until the effectiveness of the Proposed UtiliCorp/KCPL Transaction, except as permitted by the Amended and Restated UtiliCorp/KCPL Merger Agreement (including the disclosure schedules thereto) or as the other party otherwise consents in writing, it will (and each of its Subsidiaries will), subject to certain exceptions specified therein, among other things: (a) carry on its business in the ordinary course consistent with prior practice; (b) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than (i) to such party or its wholly owned Subsidiaries, (ii) dividends required to be paid on any UtiliCorp preferred stock or KCPL preferred stock, (iii) regular quarterly dividends to be paid on Shares and UtiliCorp Common Stock not to exceed 105% of the dividends for the comparable period of the prior fiscal year, and (iv) dividends by AGP, UtiliCorp U.K., Inc., UtiliCorp U.K. Limited, WKP Ltd., UtiliCorp N.Z., Inc., and any Subsidiaries of such entities; (c) not effect certain other changes in its capitalization other than redeeming all series and classes of KCPL preferred stock and the UtiliCorp preferred stock, or funding employee stock ownership plans in accordance with past practice; (d) not issue, sell or dispose of any capital stock or securities convertible into capital stock other than (i) intercompany issuances of capital stock and (ii) up to 2,000,000 Shares and shares of UtiliCorp Common Stock to be issued during any fiscal year pursuant to employee benefit plans, stock option and other incentive compensation plans, directors' plans and stock purchase and dividend reinvestment plans, except that, as set forth in the disclosure schedules, UtiliCorp may issue approximately 5.3 million additional shares of UtiliCorp Common Stock; (e) not incur indebtedness (or guarantees thereof), other than (i) indebtedness or guarantees or "keep well" or other agreements either in the ordinary course of business consistent with past practice, or not aggregating more than $250 million, (ii) arrangements between such party and its Subsidiaries or among its Subsidiaries, (iii) in connection with the refunding of existing indebtedness, (iv) in connection with any permitted redemption of any series or class of KCPL preferred stock or of UtiliCorp preferred stock, or (v) as may be necessary in connection with certain permitted acquisitions or capital expenditures; (f) not engage in material acquisitions, except individual acquisitions not exceeding $25 million in equity invested and not requiring board of directors' approval, provided that the total amount invested in any fiscal year does not exceed $150 million; (g) not make any capital expenditures during any fiscal year exceeding 125% of the amounts budgeted; (h) not sell or dispose of assets during any fiscal year singularly or in an aggregate amount equalling or exceeding $25 million, other than dispositions in the ordinary course of business consistent with past practice; (i) not enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensatory expenses; (j) not enter into or amend any employee severance agreement other than in the ordinary course of business consistent with past practice; (k) not deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors, provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in accordance with past practice; (l) not engage in any activity which would cause a change in its status under the 1935 Act; (m) not make any changes in its accounting methods other than as required by law or in accordance with generally accepted accounting principles; (n) not take any action to prevent Maxim from accounting for the Proposed UtiliCorp/KCPL Transaction as a pooling of interests; (o) not take any action that would adversely affect the status of the Proposed UtiliCorp/KCPL Transaction as a tax-free reorganization under the Code; (p) not enter into any material agreements with affiliates (other than wholly owned subsidiaries) or the parties' respective Joint Ventures, other than on an arm's-length basis; (q) cooperate with the other party, provide reasonable access to its books and records and notify the other party of any significant changes; (r) subject to applicable law, discuss with the other party any proposed changes in its rates or charges (other than pass-through fuel and gas rates or charges) or standards of service or accounting; consult with the other prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators; and not make any filing to change its rates on file with the FERC that would have a material adverse effect on the benefits associated with the Proposed UtiliCorp/KCPL Transaction; (s) use all commercially reasonable efforts to obtain certain third-party consents to the Proposed UtiliCorp/KCPL Transaction; (t) not take any action reasonably likely to materially breach the Amended and Restated UtiliCorp/KCPL Merger Agreement or any of its representations and warranties; (u) not take any action that is likely to jeopardize the qualification of KCPL's or UtiliCorp's outstanding revenue bonds as "exempt facility bonds" or as tax-exempt industrial development bonds; (v) create a joint transition management task force to examine alternatives to effect the integration of the parties after the Proposed UtiliCorp/KCPL Transaction; (w) refrain from taking specified actions relating to tax matters; (x) maintain customary and adequate insurance and existing governmental permits; and (y) not discharge or satisfy any material claims, liabilities or obligations, other than discharges (in the ordinary course of business or in accordance with their terms) of liabilities reflected in the most recent consolidated financial statements.

  The Amended and Restated UtiliCorp/KCPL Merger Agreement provides that the parties will execute such further documents and instruments and take such actions as are necessary and reasonably requested by the other party to consummate the Proposed UtiliCorp/KCPL Transaction in accordance with the terms of the Amended and Restated UtiliCorp/KCPL Merger Agreement.

  No Solicitation of Transactions. The Amended and Restated UtiliCorp/KCPL Merger Agreement provides that neither KCPL nor UtiliCorp will, and that neither will authorize or permit any of its officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision of the Amended and Restated UtiliCorp/KCPL Merger Agreement, a respective party may
(i) at any time prior to the time the respective parties' shareholders shall have voted to approve the Amended and Restated UtiliCorp/KCPL Merger Agreement, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the party or its Representatives after January 19, 1996) seeks to initiate such discussions or negotiations and may furnish such third-party information concerning the party and its business, properties and assets if, and only to the extent that,
(A)(x) the third party has first made an Acquisition Proposal that is financially superior to the Proposed UtiliCorp/KCPL Transaction and has demonstrated that financing for the Acquisition Proposal is reasonably likely to be obtained (as determined in good faith in each case by the party's board of directors after consultation with its financial advisors) and (y) the party's board of directors concludes in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law and
(B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, such party (x) provides prompt notice to the other party to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the UtiliCorp/KCPL confidentiality agreement, dated November 28, 1995 (as amended from time to time, the "Confidentiality Agreement"), (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Acquisition Proposal from a third party, provided such respective party terminates the Amended and Restated UtiliCorp/KCPL Merger Agreement pursuant to the provisions of Section 9.1(e) or 9.1(f) thereof, as applicable. Each party has agreed to cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted previously by the party or its Representatives with respect to the foregoing. Each party has agreed to notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal, and shall give the other party five days advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the party or any material Subsidiary of the party, or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the party or any material Subsidiary.

  Maxim Board of Directors. The Amended and Restated UtiliCorp/KCPL Merger Agreement provides that if the Proposed UtiliCorp/KCPL Transaction is consummated, the board of directors of Maxim will consist of 18 persons, nine designated by KCPL and nine designated by UtiliCorp. If, prior to the time the Proposed UtiliCorp/KCPL Transaction is consummated, any of such designees declines or is unable to serve, the party which designated such person will designate another person to serve in such person's stead. According to publicly available information, as of June 10, 1996, UtiliCorp has not decided who, in addition to Mr. Green, will be designated to serve on the Maxim board of directors following the consummation of the Proposed UtiliCorp/KCPL Transaction.

  Directors' and Officers' Indemnification. The Amended and Restated UtiliCorp/KCPL Merger Agreement provides that, to the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Proposed UtiliCorp/KCPL Transaction, Maxim would, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is on, or who has been at any time prior to, January 19, 1996, or who becomes prior to the Proposed UtiliCorp/KCPL Transaction, an officer, director or employee of any of the parties thereto or any Subsidiary (each an "Indemnified Party," and collectively, "Indemnified Parties") against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the effectiveness of the Proposed UtiliCorp/KCPL Transaction (and whether asserted or claimed prior to, at or after the effectiveness of the Proposed UtiliCorp/KCPL Transaction) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party, and all such indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Amended and Restated UtiliCorp/KCPL Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the effectiveness of the Proposed UtiliCorp/KCPL Transaction), (i) Maxim would pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel must be reasonably satisfactory to Maxim, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the MGBCL, (ii) Maxim would cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MGBCL, Maxim's articles of incorporation or Maxim's by-laws would be made by independent counsel mutually acceptable to Maxim and the Indemnified Party; provided, however, that Maxim will not be liable for any settlement effected without its written consent (which consent must not be unreasonably withheld). The Amended and Restated UtiliCorp/KCPL Merger Agreement further provides that the Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties. In addition, the Amended and Restated UtiliCorp/KCPL Merger Agreement requires that for a period of six years after the Proposed UtiliCorp/KCPL Transaction, Maxim will cause to be maintained in effect policies of directors and officers' liability insurance maintained by KCPL and UtiliCorp for the benefit of those persons who were covered by such policies on January 19, 1996, on terms no less favorable than the terms of such insurance coverage, provided that Maxim will not be required to expend in any year an amount exceeding 200% of the annual aggregate premiums currently paid by KCPL and UtiliCorp for such insurance. If the annual premiums of such insurance coverage exceed such amount, Maxim will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Maxim board of directors, for a cost not exceeding such amount. The Amended and Restated UtiliCorp/KCPL Merger Agreement also provides that to the fullest extent permitted by law, from and after the effectiveness of the Proposed UtiliCorp/KCPL Transaction, all rights to indemnification existing in favor of the employees, agents, directors and officers of KCPL, UtiliCorp and their respective subsidiaries with respect to their activities as such prior to the effectiveness of the Proposed UtiliCorp/KCPL Transaction, as provided in their respective articles of incorporation and bylaws in effect on January 19, 1996, or otherwise in effect on January 19, 1996, will survive the Proposed UtiliCorp/KCPL Transaction and will continue in full force and effect for a period of not less than six years from the effectiveness of the Proposed UtiliCorp/KCPL Transaction.

  Termination. If the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction is not approved by the requisite vote of the holders of Shares, the Amended and Restated UtiliCorp/KCPL Merger Agreement will become terminable at the option of either KCPL or UtiliCorp. According to the terms of the Amended and Restated UtiliCorp/KCPL Merger Agreement, upon such termination, KCPL may be required to pay to UtiliCorp a termination fee in the amount of $5 million. If, within two and one-half years of such termination, Western Resources were to acquire at least a majority of the Shares (in the Offer or otherwise) or Western Resources and KCPL were to enter into a definitive agreement with respect to a transaction including, without limitation, a tender or exchange offer, merger or other business combination, then upon the closing of such acquisition of Shares or the signing of such agreement, KCPL may be required to pay to UtiliCorp an additional $53 million under the terms of the Amended and Restated UtiliCorp/KCPL Merger Agreement.

  Conditions to Each Party's Obligation to Effect the Proposed UtiliCorp/KCPL Transaction. The respective obligations of KCPL and UtiliCorp to effect the Proposed UtiliCorp/KCPL Transaction are subject to the following conditions:
(a) the necessary approvals by the shareholders of KCPL and of UtiliCorp shall have been obtained; (b) no temporary restraining order, preliminary or permanent injunction or other order shall be in effect that prevents consummation of the Proposed UtiliCorp/KCPL Transaction; (c) the KCPL Registration Statement shall have become effective and shall not be the subject of a stop order; (d) the Shares issuable in connection with the Proposed UtiliCorp/KCPL Transaction shall have been authorized for listing on the NYSE, upon official notice of issuance; (e) the receipt of all material governmental authorizations, permits, consents, orders or approvals which do not impose terms or conditions that could reasonably be expected to have a material adverse effect; (f) the receipt by each of KCPL and UtiliCorp of letters from their independent public accountants stating that the Proposed UtiliCorp/KCPL Transaction will qualify as a pooling of interests transaction under generally accepted accounting principles and applicable Commission regulations; (g) with respect to each of KCPL and UtiliCorp, the performance in all material respects of all obligations of the other party required to be performed under the Amended and Restated UtiliCorp/KCPL Merger Agreement; (h) with respect to each of KCPL and UtiliCorp, the accuracy of the representations and warranties of the other party set forth in the Amended and Restated UtiliCorp/KCPL Merger Agreement as of January 19, 1996 (or in certain cases as of May 20, 1996) and as of the UtiliCorp/KCPL Closing Date (except as would not reasonably be likely to result in a material adverse effect); (i) KCPL's and UtiliCorp's having received officers' certificates from each other stating that certain conditions set forth in the Amended and Restated UtiliCorp/KCPL Merger Agreement have been satisfied; (j) with respect to each of KCPL and UtiliCorp, there having been no material adverse effect on the business, assets, financial condition, results of operations or prospects of the other party and its subsidiaries taken as a whole; (k) receipt of tax opinions from counsel to each party to the effect that the Proposed UtiliCorp/KCPL Transaction will be treated as a tax-free reorganization under
Section 368(a) of the Code; (l) with respect to each of KCPL and UtiliCorp, the receipt by the other party of certain material third-party consents; and
(m) with respect to UtiliCorp, the receipt by KCPL of letter agreements relating to trading in securities of KCPL and UtiliCorp (substantially in the form attached as an exhibit to the KCPL/UtiliCorp Merger Agreement), duly executed by each affiliate of the other party.

  In addition, the Amended and Restated UtiliCorp/KCPL Merger Agreement provides that it is a condition to the obligation of KCPL to hold the KCPL Special Meeting that the opinion of Merrill Lynch shall not have been withdrawn, and it is a condition to the obligation of UtiliCorp to hold the UtiliCorp shareholders meeting that the opinion of DLJ shall not have been withdrawn.

  At any time prior to the effective time of the Proposed UtiliCorp/KCPL Transaction to the extent permitted by applicable law, the conditions to KCPL's or UtiliCorp's obligations to consummate the Proposed UtiliCorp/KCPL Transaction may be waived by the other party. Either party's agreement to such a waiver is valid if set forth in a written instrument signed on behalf of such party.

  Benefit Plans. The Amended and Restated UtiliCorp/KCPL Merger Agreement provides that KCPL and UtiliCorp have agreed to cooperate and agree upon the employee benefit plans and programs to be provided by Maxim after the consummation of the Proposed KCPL/UtiliCorp Transaction, and that each participant of any KCPL benefit plan or UtiliCorp benefit plan would receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of Maxim or any of its subsidiaries or affiliates that replaces a KCPL benefit plan or UtiliCorp benefit plan; provided, however, that such crediting of service would not operate to duplicate any benefit to any such participant or the funding for any such benefit. In addition, the UtiliCorp Supplemental Contributory Retirement Plan (as referenced in section 7.9(c) of the Amended and Restated UtiliCorp/KCPL Merger Agreement) would be revised to provide that references to UtiliCorp Common Stock shall instead refer to Shares.

  If the Proposed UtiliCorp/KCPL Transaction is consummated, no additional obligations would be incurred under the existing short-term incentive compensation plans of KCPL and UtiliCorp. Subject to shareholder approval thereof at the KCPL Special Meeting and the UtiliCorp shareholders meeting, the Maxim Management Income Compensation Plan (as defined in the Utilicorp/KCPL Joint Proxy Statement) will become effective at the effective time of the Proposed UtiliCorp/KCPL Transaction. The Maxim Management Income Compensation Plan provides for annual bonuses, based on percentages of base salaries, to be awarded based upon the achievement of performance goals determined in advance by the compensation committee of the Maxim board of directors (the "Committee"). With respect to those participants in the new plan who are, or who the Committee determines are likely to be, "covered individuals" within the meaning of Section 162(m) of the Code with compensation in excess of the limitations set forth in Section 162(m), the performance goals are to be objective standards that are approved by shareholders in accordance with the requirements for exclusion from the limits of Section 162(m) of the Code as performance-based compensation. Following the implementation of the Maxim Stock Incentive Plan (as defined in the Utilicorp/KCPL Joint Proxy Statement), no additional awards would be made under the existing stock incentive plans of KCPL and UtiliCorp. Subject to shareholder approval thereof at the KCPL Special Meeting and the UtiliCorp shareholders meeting, the Maxim Stock Incentive Plan would become effective at the effective time of the Proposed KCPL/UtiliCorp Transaction. (The Maxim Stock Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock and such other awards based upon the Shares as the Committee may determine, subject to shareholder approval of the Maxim Stock Incentive Plan. Maxim intends to reserve 9,000,000 Shares for issuance under this plan. Accordingly, the Maxim Stock Incentive Plan is being submitted to shareholders for approval.)

  If the Proposed UtiliCorp/KCPL Transaction is consummated, (i) each option to purchase shares of UtiliCorp Common Stock under the existing stock incentive plans of UtiliCorp (each, a "UtiliCorp Stock Option") would constitute an option to acquire, on the same terms and conditions (subject to the adjustments necessary to give effect to the Proposed UtiliCorp/KCPL Transaction), Shares based on the same number of Shares of Maxim as the holder of such UtiliCorp Stock Option would have been entitled to receive pursuant to the Proposed UtiliCorp/KCPL Transaction had such holder exercised such option in full immediately prior to the effectiveness of the Proposed UtiliCorp/KCPL Transaction and (ii) each other outstanding award under the existing stock incentive plans of UtiliCorp (each, a "UtiliCorp Stock Award") would constitute an award based upon the same number of Shares as the holder of such UtiliCorp Stock Award would have been entitled to receive pursuant to the Proposed UtiliCorp/KCPL Transaction had such holder been the owner, immediately before the effectiveness of the Proposed UtiliCorp/KCPL Transaction, of the shares of UtiliCorp Common Stock on which such UtiliCorp Stock Award is based, and otherwise on the same terms and conditions as governed such UtiliCorp Stock Award immediately before the effectiveness of the Proposed UtiliCorp/KCPL Transaction. The Amended and Restated UtiliCorp/KCPL Merger Agreement provides that the consummation of the Proposed UtiliCorp/KCPL Transaction shall not be treated as an event which shall cause the acceleration of vesting and exerciseability of KCPL stock options or affect the period for exercising KCPL stock options.

                                   THE OFFER

GENERAL

  Western Resources hereby offers, upon the terms and subject to the conditions of the Offer, to exchange that number of shares of Western Resources Common Stock equal to the Exchange Ratio for each outstanding Share validly tendered on or prior to the Expiration Date and not withdrawn. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on September 20, 1996, unless and until Western Resources extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Western Resources, shall expire.

  Tendering shareholders will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Except as set forth in the Instructions to the Letter of Transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by or on behalf of Western Resources.

  The purpose of the Offer is for Western Resources to obtain control of, and ultimately the entire common equity interest in, KCPL. Western Resources intends, as soon as practicable after consummation of the Offer, to seek to have KCPL consummate the Merger with Western Resources in which each outstanding Share (except for treasury shares of KCPL) would be converted into the right to receive that number of shares of Western Resources Common Stock equal to the Exchange Ratio. Pursuant to the Exchange Ratio, each Share will be exchanged for $31.00 of Western Resources Common Stock if the Western Resources Average Price is between $33.23 and $28.18. If the Western Resources Average Price is greater than $33.23, each Share will be exchanged for more than $31.00 of Western Resources Common Stock and, conversely, if the Western Resources Average Price is less than $28.18, each Share will be exchanged for less than $31.00 of Western Resources Common Stock. See "--Purpose of the Offer; the Merger," "Background of the Offer--Comparison of the Proposals--The Exchange Ratio."

  KCPL Shareholders may call (800) 621-0518 any time on or after the date hereof through the Expiration Date for the current Exchange Ratio calculated based on the then-current Western Resources Average Price for the twenty consecutive trading days ending with the third trading day immediately preceding the date the call is placed. The actual Western Resources Average Price and Exchange Ratio will be calculated as of the third trading day immediately prior to the Expiration Date, as described above, and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second trading day prior to the Expiration Date (as it may be extended from time to time).

  In the event that Western Resources obtains all of the Shares pursuant to the Offer and/or the Merger, former KCPL Shareholders would own approximately 49% of the outstanding shares of Western Resources Common Stock, based on the number of Shares outstanding on July 3, 1996 and stock prices as of July 3, 1996 (the last trading day prior to the date of this Prospectus). If ninety percent of the Shares are exchanged, such ownership percentage would be approximately 47%.

  Western Resources' obligation to exchange shares of Western Resources Common Stock for Shares pursuant to the Offer is conditioned upon satisfaction of the Offer Conditions. See "--Conditions of the Offer."

  According to publicly available information, as of May 3, 1996, there were 61,092,083 Shares outstanding and, together with outstanding options, approximately 62,061,588 Shares are expected to be outstanding immediately prior to the consummation of the Proposed UtiliCorp/KCPL Transaction. As of the date of this Prospectus, Western Resources did not own any Shares.

  Requests have been made to KCPL for use of a KCPL Shareholder list and security position listings for the purpose of communications with KCPL Shareholders and disseminating the Offer to holders of Shares. The Prospectus and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Western Resources following receipt of such list or listings from KCPL.

TIMING OF THE OFFER

  The Offer is currently scheduled to expire on September 20, 1996; however, it is Western Resources' current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "--Extension, Termination and Amendment." Consummation of the Offer and the Merger is subject to numerous regulatory approvals, which are presently anticipated to be received by the second quarter of 1997 if the management of KCPL cooperates; otherwise, such approvals are anticipated to be received by year-end 1997. See "--Conditions of the Offer--Regulatory Approval Condition."

  KCPL Shareholders are scheduled to vote on the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction pursuant to the Amended and Restated UtiliCorp/KCPL Merger Agreement at the KCPL Special Meeting. The rules of the NYSE, on which the Shares are listed, require shareholder approval to issue shares of common stock in any transaction or series of related transactions if such common stock will have voting power equal to or in excess of 20% of the voting power outstanding prior to the issuance of such stock, or the number of shares of common stock to be issued will be equal to or in excess of 20% of the number of shares of common stock outstanding prior to the issuance of such stock. According to the Amended and Restated UtiliCorp/KCPL Merger Agreement, the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction requires the affirmative vote of a majority of the Shares voted at the KCPL Special Meeting, provided that in order for such approval to be effective, the total number of votes cast must represent over 50% of all outstanding Shares entitled to vote as of the Record Date. The ability of KCPL to effect the Proposed UtiliCorp/KCPL Transaction with such vote is the subject of pending litigation. See "Background of the Offer--Litigation." If KCPL Shareholders do not approve the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction, or the KCPL board of directors terminates the Amended and Restated UtiliCorp/KCPL Merger Agreement, the KCPL Shareholder Vote Condition will then be satisfied. In the event that the KCPL Shareholders do not approve the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction, Western Resources believes that the KCPL board of directors should at that point respect the vote of the KCPL Shareholders and, in accordance with their fiduciary duties, consider the Offer and the Merger in good faith in light of the circumstances then existing.

EXTENSION, TERMINATION AND AMENDMENT

  Western Resources expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension must be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Western Resources will exercise its right to extend the Offer. However, it is Western Resources' current intention to extend the Offer until all conditions have been satisfied or waived. See "--Extension, Termination and Amendment." During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares. See "--Withdrawal Rights."

  Subject to the applicable rules and regulations of the Commission, Western Resources also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for, exchange of, or, regardless of whether such Shares were theretofore accepted for exchange, exchange of any Shares pursuant to the Offer, or to terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition (other than the Western Resources Shareholder Approval Condition, the Regulatory Approval Condition and the condition relating to the effectiveness of the Registration Statement) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which requires that any material change in the information published, sent or given to KCPL Shareholders in connection with the Offer be promptly disseminated to KCPL Shareholders in a manner reasonably designed to inform KCPL Shareholders of such change) and without limiting the manner in which Western Resources may choose to make any public announcement, Western Resources shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  Western Resources confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Western Resources will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, Western Resources shall increase or decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for exchange pursuant to the Offer, and, if at the time notice of any such increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

EXCHANGE OF SHARES; DELIVERY OF WESTERN RESOURCES COMMON STOCK

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Western Resources will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable after the Expiration Date. In addition, subject to applicable rules of the Commission, Western Resources expressly reserves the right to delay acceptance of or the exchange of Shares in order to comply with any applicable law. In all cases, exchange of Shares tendered and accepted for exchange pursuant to the Offer will be made only after receipt by the Exchange Agent of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares in the Exchange Agent's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

  For purposes of the Offer, Western Resources will be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when Western Resources gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares pursuant to the Offer. Delivery of Western Resources Common Stock in exchange for Shares pursuant to the Offer and cash in lieu of fractional shares of Western Resources Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering KCPL Shareholders for the purpose of receiving Western Resources Common Stock and cash to be paid in lieu of fractional shares of Western Resources Common Stock from Western Resources and transmitting such Western Resources Common Stock and cash to tendering KCPL Shareholders. Under no circumstances will interest with respect to fractional shares be paid by Western Resources by reason of any delay in making such exchange.

  If any tendered Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unexchanged Shares will be returned without expense to the tendering KCPL Shareholder or, in the case of Shares tendered by book-entry transfer of such Shares into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth below under "--Procedure for Tendering," such Shares will be credited to an account maintained within such Book-Entry Transfer Facility as soon as practicable following expiration or termination of the Offer.

CASH IN LIEU OF FRACTIONAL SHARES OF WESTERN RESOURCES COMMON STOCK

  No certificates representing fractional shares of Western Resources Common Stock will be issued pursuant to the Offer. In lieu thereof, each tendering shareholder who would otherwise be entitled to a fractional share of Western Resources Common Stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) times the closing price for shares of Western Resources Common Stock on the NYSE Composite Tape on the date such KCPL Shareholder's Shares are accepted for exchange by Western Resources.

WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by Western Resources for shares of Western Resources Common Stock pursuant to the Offer, may also be withdrawn at any time after September 6, 1996.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus, and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from that of the person who tendered such Shares.

  The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth below under "--Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Western Resources, in its sole discretion, which determination shall be final and binding. Neither Western Resources, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described under "--Procedure for Tendering" at any time prior to the Expiration Date.

PROCEDURE FOR TENDERING

  For a KCPL Shareholder to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (such confirmation, a "Book-Entry Confirmation")), in each case prior to the Expiration Date, or (ii) such KCPL Shareholder must comply with the guaranteed delivery procedure set forth below.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Exchange Agent, and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Western Resources may enforce such agreement against such participant.

  The Exchange Agent will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facilities, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

  No signature guarantee is required on the Letter of Transmittal in cases where (a) the Letter of Transmittal is signed by the registered holder(s) of the Shares (including any participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of Shares) tendered therewith and such holder(s) have not completed the instruction entitled "Special Issuance Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. Otherwise, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF WESTERN RESOURCES COMMON STOCK, A SHAREHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER SUCH SHAREHOLDER IS SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. CERTAIN SHAREHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE SHAREHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

  If a KCPL Shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available or such shareholder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date or such shareholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) such tenders are made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Western Resources, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

    (c) the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  In all cases, exchanges of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for Shares (or timely confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), or an Agent's Message in connection with a book-entry transfer, and any other required documents. Accordingly, tendering KCPL Shareholders may be paid at different times depending upon when certificates for Shares or confirmations of book-entry transfers of such Shares are actually received by the Exchange Agent.

  By executing a Letter of Transmittal as set forth above, the tendering KCPL Shareholder irrevocably appoints designees of Western Resources as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for exchange by Western Resources and with respect to any and all other Shares and other securities issued or issuable in respect of the Shares on or after July 8, 1996. Such appointment is effective, and voting rights will be affected, when and only to the extent that Western Resources deposits the shares of Western Resources Common Stock for Shares tendered by such shareholder with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such shareholder will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). Western Resources' designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such shareholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of KCPL Shareholders, by written consent in lieu of any such meeting or otherwise. Western Resources reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Western Resources' exchange of such Shares, Western Resources must be able to exercise full voting rights with respect to such Shares.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares will be determined by Western Resources, in its sole discretion, which determination shall be final and binding. Western Resources reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of Western Resources' counsel, be unlawful. Western Resources also reserves the absolute right to waive any of the conditions of the Offer (other than the Western Resources Shareholder Approval Condition, the Regulatory Approval Condition and the condition relating to the effectiveness of the Registration Statement), or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities in tenders of Shares have been cured or waived. Neither Western Resources, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. Western Resources' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

  The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering KCPL Shareholder and Western Resources upon the terms and subject to the conditions of the Offer.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain federal income tax consequences of the Offer and the Merger. It does not address any tax consequences of the Offer and the Merger to persons who exercise dissenters' rights, if any, to the Merger. This summary may not apply to certain classes of persons, including, without limitation, foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired Shares pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold Shares as part of a straddle or conversion transaction. This summary is based upon laws, regulations, rulings and decisions, all of which are subject to change (possibly with retroactive effect), and no ruling has been or will be requested from the Internal Revenue Service (the "Service") on the tax consequences of the Offer and the Merger.

  In the opinions of Sullivan & Cromwell and LeBoeuf, Lamb, Greene & MacRae, L.L.P., special counsel to Western Resources, which opinions are based upon certain assumptions made with the consent of Western Resources, exchanges of Shares for Western Resources Common Stock pursuant to the Offer and the Merger will be treated for federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning of the Code, and:

    (i) no gain or loss will be recognized by Western Resources or KCPL as a result of the Offer or the Merger;

    (ii) no gain or loss will be recognized by a holder of Shares upon the exchange in the Offer or the Merger of such Shares solely for Western Resources Common Stock, except with respect to the receipt of cash in lieu of fractional shares of Western Resources Common Stock;

    (iii) the aggregate adjusted tax basis of shares of Western Resources Common Stock received in the Offer or the Merger by a holder of Shares (including fractional shares of Western Resources Common Stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Shares exchanged therefor;

    (iv) the holding period of shares of Western Resources Common Stock received in the Offer or the Merger by a holder of Shares (including fractional shares of Western Resources Common Stock deemed received and redeemed as described below) will include the holding period of the Shares exchanged therefor, provided such Shares were held as capital assets; and

    (v) a holder of Shares who receives cash in lieu of fractional shares of Western Resources Common Stock will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares. Under Section 302 of the Code, provided such fractional shares would have constituted a capital asset in the hands of such holder and provided such deemed redemption is "substantially disproportionate" with respect to such holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in such fractional shares. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the fractional shares is more than one year.

  Unlike a ruling from the Service, an opinion of counsel is not binding on the Service, and there can be no assurance that the Service will not take a position contrary to one or more positions reflected herein or that the positions reflected herein will be upheld if challenged by the Service.

  This summary does not address state, local or foreign tax consequences of the Offer and the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Offer and the Merger to such holder.

EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

  The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

  The Shares are listed and principally traded on the NYSE and are also listed on the CSE. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of such exchanges for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Shares if, among other things, (i) the number of publicly held Shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000, (ii) the number of record holders of 100 or more Shares should fall below 1,200 or (iii) the aggregate market value of publicly held Shares should fall below $5 million.

  According to publicly available information, there were, as of May 3, 1996, 61,902,083 Shares outstanding and approximately 62,061,588 Shares are expected to be outstanding immediately prior to the closing of the Proposed UtiliCorp/KCPL Transaction. According to the KCPL 1995 Form 10-K, there were, as of December 31, 1995, 29,657 holders of record of Shares.

  If such exchanges were to delist the Shares, the market therefor could be adversely affected. It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers, Inc., Automated Quotations System ("Nasdaq") or by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act, as described below, and other factors.

  The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the Offer the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers. For a description of the treatment of Shares in the Merger, see "--Purpose of the Offer; the Merger."

  The Shares are currently registered under the Exchange Act. Such registration may be terminated by KCPL upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by KCPL to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to
Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of KCPL and persons holding "restricted securities" of KCPL to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

PURPOSE OF THE OFFER; THE MERGER

  The purpose of the Offer is to obtain control of, and ultimately the entire common equity interest in, KCPL. Western Resources intends, as soon as practicable after consummation of the Offer, to seek to merge KCPL with and into Western Resources pursuant to Section 351.447 of the MGBCL and Section 17-6703 of the KCC. Under Section 351.447 and Section 17-6703, assuming the Minimum Tender Condition, the Western Resources Shareholder Approval Condition, the Missouri Control Share Acquisition Condition, the Missouri Business Combination Condition, the KCPL Shareholder Vote Condition, the Regulatory Approval Condition and the KCPL Preferred Stock Redemption Condition are satisfied, Western Resources could consummate the Merger without any additional vote of the holders of Western Resources Common Stock or any vote of KCPL Shareholders. See "--Conditions of the Offer--Short-Form Merger Condition." Pursuant to the Merger, each outstanding Share (except for Shares held in the treasury of KCPL and Shares held by shareholders who properly exercise their dissenters' rights, if any, under Missouri law) would be converted into the right to receive a number of shares of Western Resources Common Stock equal to the Exchange Ratio. See "The Offer--Dissenters' Rights."

  Pursuant to Section 351.447 of the MGBCL, a parent corporation that owns 90% of the outstanding shares of each class of a corporation may merge such corporation with and into itself (a "short-form merger") without a vote of the subsidiary's shareholders. Pursuant to Sections 351.447 and 351.455 of the MGBCL, if the subsidiary in a short-form merger is a Missouri corporation, a shareholder of such subsidiary corporation other than the parent may, by following the procedures summarized below in "--Dissenters' Rights," demand that the surviving corporation pay him the fair value of his shares (exclusive of any element of value arising from the expectation or accomplishment of the short-form merger).

  Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which Western Resources does not believe would be applicable to the Merger if the Merger occurred within one year of consummation of the Offer, would require, among other things, that certain financial information concerning KCPL, and certain information relating to the fairness of the proposed transaction and the consideration offered to KCPL Shareholders therein, be filed with the Commission and disclosed to KCPL Shareholders prior to consummation of the Merger.

  In addition, Western Resources reserves the right to acquire, following the consummation or termination of the Offer, additional Shares through open-market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less favorable than those of the Offer. Western Resources and its affiliates also reserve the right to (i) dispose of any or all Shares acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine and (ii) purchase shares of any class of preferred stock of KCPL ("KCPL Preferred Stock").

  In connection with the Offer, Western Resources has reviewed, and will continue to review, on the basis of available information, various possible business strategies that it might consider in the event that it acquires all or substantially all of the common equity interest in KCPL. Western Resources also intends to conduct a detailed review of KCPL and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider which changes, if any, would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in KCPL's business, corporate structure, certificate of incorporation, bylaws, capitalization, the KCPL board of directors or management, and consideration of disposition of certain assets or lines of business of KCPL.

  Except as noted herein, Western Resources does not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale or transfer of a material amount of assets, involving KCPL or any of its subsidiaries, or any material changes in KCPL's corporate structure or business or any change in its management. However, because Western Resources has not had access to KCPL's books and records, additional changes may be made after a full review of KCPL's operations is completed.

DISSENTERS' RIGHTS

  In connection with the Merger and pursuant to Sections 351.447 and 351.455 of the MGBCL, a KCPL Shareholder may, by following the procedures summarized below, demand in writing that Western Resources pay him the fair value of his common equity interest. Within ten days after the effective date of the Merger, Western Resources will notify each holder of Shares still outstanding immediately after consummation of the Offer by registered or certified mail (return receipt requested) delivered to the address of such shareholder appearing in the records of KCPL that the Merger has occurred. A dissenting shareholder then has twenty days after the mailing of such notice to demand in writing the fair value of his common equity interest immediately prior to the Merger, exclusive of any element of value arising from the expectation or accomplishment of the Merger. Demands for the payment of fair value should be addressed to: Western Resources, Inc., Attention: Corporate Secretary, 818 Kansas Avenue, Topeka, Kansas 66612.

  A beneficial owner of Shares who is not the record owner may not assert dissenters' rights. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the written demand asserting dissenters' rights must be executed by the fiduciary or nominee. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner, disclose the fact that, in executing the demand, he is acting as agent for the record owner and provide evidence of his authority.

  If Western Resources and the dissenting shareholder do not agree on the fair value of the Shares within thirty days after the end of such twenty-day period, then the shareholder has an additional sixty days after the end of the thirty-day period to file a petition asking for a determination of such fair value in a court of competent jurisdiction in the county where Western Resources maintains its registered Missouri office. The shareholder is entitled to judgment against Western Resources for the fair value of its Shares, excluding any element of value arising from the expectation or accomplishment of the Merger, together with interest thereon to the date of such judgment. The judgment shall be payable only upon, and simultaneously with, the surrender to Western Resources of the certificate or certificates representing shares with respect to which dissenters' rights have been exercised. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such Shares or in Western Resources. Such Shares may be held and disposed of by Western Resources as it may see fit. Unless the dissenting shareholder shall file such petition within such sixty-day period, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the Merger and shall be bound by the terms thereof.

  The right of a dissenting shareholder to be paid the fair value of the shareholder's common equity interest shall cease if the shareholder fails to comply with the procedures set forth in Sections 351.447 and 351.455 and described above, or if the Merger is abandoned for any reason.

  The foregoing does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise dissenters' rights and, in view of the fact that exercise of such rights requires strict adherence to the relevant provisions of the MGBCL, shareholders who desire to exercise appraisal rights are advised to review with care all applicable provisions of law and to obtain legal counsel concerning proper compliance with applicable provisions of the MGBCL. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ SECTIONS 351.447 AND 351.455 OF THE MGBCL, A COPY OF WHICH IS ATTACHED HERETO AS SCHEDULE B IN ITS ENTIRETY AND INCORPORATED HEREIN BY REFERENCE.

CONDITIONS OF THE OFFER

  Minimum Tender Condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which will constitute at least ninety percent (90%) of the total number of outstanding Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Shares had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by Western Resources pursuant to the Offer. Based upon information set forth in publicly available information, as of May 3, 1996, there were 61,902,083 Shares outstanding and approximately 62,061,588 Shares are expected to be outstanding immediately prior to the consummation of the Offer and the Merger. Based on the foregoing, Western Resources believes that the Minimum Tender Condition would be satisfied if at least an aggregate of 55,855,430 Shares (or ninety percent (90%) of the Shares expected to be outstanding immediately prior to the consummation of the Offer and the Merger) had been validly tendered pursuant to the Offer and not withdrawn. Western Resources reserves the right (but shall not be obligated), subject to the rules and regulations of the Commission, to waive or amend the Minimum Tender Condition and to purchase fewer than such number of Shares as would satisfy the Minimum Tender Condition pursuant to the Offer; provided, however, that, in the event of such waiver or amendment, the Offer shall expire no sooner than ten business days from the date of such waiver or amendment.

  Western Resources Shareholder Approval Condition. Pursuant to the rules of the NYSE (on which the Western Resources Common Stock is listed), the issuance of Western Resources Common Stock pursuant to the Offer and the Merger must be approved by the holders of a majority of the shares of Western Resources Voting Stock, voting as a single class, voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of Western Resources Voting Stock outstanding on the applicable record date. In addition, pursuant to the Western Resources Articles, approval of (i) the holders of a majority of the shares of Western Resources Voting Stock, voting as a single class, to amend the Western Resources Articles to increase the number of shares of Western Resources Common Stock authorized for issuance taking into account the terms of the Offer and (ii) a majority of the Western Resources preferred stock, par value $100 per share, 4 1/4% series, 4 1/2% series and 5% series (the "Western Resources Preferred Stock") and together with the Western Resources Common Stock, the "Western Resources Voting Stock") voting as a single class, is required to approve the Merger. Western Resources intends to seek such approvals at a special meeting of Western Resources' shareholders (the "Western Resources Special Meeting").

  Missouri Control Share Acquisition Condition. The Missouri Control Share Acquisition Condition may be satisfied by (i) the affirmative vote of (a) a majority of all outstanding shares entitled to vote at a special meeting of KCPL Shareholders voting by class if required by the terms of such shares, and
(b) a majority of all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares, in both cases approving the voting rights of the Shares to be purchased pursuant to the Offer, (ii) the KCPL board of directors amending the KCPL Bylaws to provide that the Missouri Control Share Acquisition Statute (as defined below) does not apply to the acquisition of Shares pursuant to the Offer or (iii) Western Resources being satisfied, in its reasonable discretion, that the provisions of the Control Share Acquisition Statute do not in any way restrict Western Resources' ability to consummate the Merger. For a summary of the Missouri Control Share Acquisition Statute, see "Comparison of the Rights of Holders of Shares and Western Resources Common Stock--Voting Rights in Connection with Mergers and Consolidations--Missouri Control Share Acquisition Statute."

  Missouri Business Combination Condition. The Missouri Business Combination Condition may be satisfied by the KCPL board of directors approving the Offer for purposes of Section 351.459 prior to the consummation of the Offer. For a summary of the Missouri Business Combination Statute, see "Comparison of the Rights of Holders of Shares and Western Resources Common Stock--Voting Rights in Connection with Mergers and Consolidations--Missouri Business Combination Statute."

  The KCPL Shareholder Vote Condition. One condition of the Offer is that either (i) the KCPL Shareholders have voted on the approval of the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction pursuant to the Amended and Restated UtiliCorp/KCPL Merger Agreement at a duly held meeting, and such approval has not been granted by all requisite votes, (ii) a KCPL Shareholder vote on such approval has not occurred and either a record date for such a vote is not in effect or, if such a record date is in effect, Western Resources is satisfied, in its sole discretion, that it will have full voting rights as of such record date with respect to all Shares purchased by it pursuant to the Offer or (iii) prior to such approval by the KCPL Shareholders, the KCPL board of directors shall have terminated the Amended and Restated UtiliCorp/KCPL Merger Agreement in accordance with its terms and without having breached such agreement. If the issuance of Shares necessary to effect the Proposed UtiliCorp/KCPL Transaction is rejected by KCPL Shareholders at the KCPL Special Meeting, or if the Amended and Restated UtiliCorp/KCPL Merger Agreement is terminated by the KCPL board of directors, this condition will be satisfied.

  Regulatory Approval Condition. Western Resources is subject as an operating electric utility to the jurisdiction of the KCC and as a natural gas utility to the jurisdiction of the KCC and the Corporation Commission of the State of Oklahoma (the "OCC"), which have general regulatory authority over Western Resources' rates, extensions and abandonments of service and facilities, valuation of property, the classification of accounts, the acquisition of securities of a competing utility and various other matters. Western Resources is also subject to the jurisdiction of the KCC with respect to the issuance of securities. There is no state regulatory body in Oklahoma having jurisdiction over the issuance of Western Resources' securities.

  State and Local Public Utility Regulation. KCPL's 1995 Form 10-K indicates that KCPL is subject, as a public utility company, to the jurisdiction of the MPSC and the KCC with respect to, among other things, service and facilities, rates and charges, classification of accounts, valuations of property and various other matters.

  After the acquisition of Shares of KCPL and the Merger, Western Resources will be subject to the jurisdiction of the FERC, NRC, KCC, OCC and MPSC (the "Regulatory Commissions").

  Applications for approval, or waiver of approval, of the consummation of the Offer and the Merger and related transactions, including, in the case of certain commissions, the issuance of securities in connection therewith, have been or will be filed with the KCC, the MPSC and the OCC. On April 15, 1996, Western Resources filed its application for such approvals with the KCC. On May 3, 1996, Western Resources filed an application with the MPSC seeking approval of the Merger. By an order dated July 28, 1996, the MPSC denied the MPSC staff's recommendation to dismiss Western Resources' application and required the parties to file a proposed procedural schedule by July 9, 1996. Western Resources intends to make applications after the date hereof to seek the required approvals of the remaining Regulatory Commissions. See "Background of the Offer--Comparison of the Proposals--Regulatory Plan" and "--Regulatory Approvals."

  Public Utility Holding Company Act. Western Resources is a "holding company" for purposes of the Public Utility Holding Company Act of 1935 (the "1935 Act") and is currently exempt from all provisions of the 1935 Act except
Section 9(a)(2), which generally requires approval of the Commission prior to the direct or indirect acquisition of 5% or more of the voting securities of an electric or gas utility company by any person that already owns, directly or indirectly, 5% or more of the securities of a gas or electric utility company. KCPL is an electric utility company within the meaning of the 1935 Act, and exempt from all provisions of the 1935 Act except Section 9(a)(2). Western Resources anticipates that the Offer and the Merger will be consummated contemporaneously and that, consequently, no approval of the Commission under Section 9(a)(2) of the 1935 Act will be required for either the Offer or the Merger. Western Resources anticipates that, following consummation of the Offer and the Merger, it will continue to be exempt from all provisions of the 1935 Act except Section 9(a)(2).

  Federal Power Act. Section 203 of the Federal Power Act (the "FPA") provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or directly or indirectly merge or consolidate such facilities with those of any other person or acquire any security of any other public utility, without first having obtained authorization from the FERC. Thus, the approval of the FERC is required prior to consummation of the Offer and the Merger. Accordingly, Western Resources intends to file a FERC application requesting that FERC approve the acquisition of the Shares pursuant to the Offer and the Merger and the disposition of KCPL's jurisdictional facilities under (S) 203 of the FPA.

  Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules (the "Rules") that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to the HSR Act.

  Western Resources intends to file with the Antitrust Division and the Federal Trade Commission (the "FTC") a Hart-Scott-Rodino Notification and Report Form with respect to the Offer. Under the applicable provisions of the HSR Act, the purchase of Shares under the Offer could not be consummated until the expiration of a 30-day waiting period following the filing of such Form by Western Resources.

  Federal and state antitrust enforcement agencies frequently scrutinize under the antitrust laws transactions such as Western Resources' acquisition of Shares pursuant to the Offer. At any time before or after Western Resources' acquisition of Shares, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Western Resources or divestiture of substantial assets of Western Resources and/or KCPL. Private parties may also bring legal action under the antitrust laws under certain circumstances.

  Based upon an examination of publicly available information relating to the businesses in which both Western Resources and KCPL are engaged, Western Resources believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or that, if such a challenge is made, Western Resources will prevail. See "The Offer--Conditions of the Offer."

  Atomic Energy Act. Section 184 of the Atomic Energy Act of 1954, as amended (the "AEA"), provides that no person may transfer or assign a license or any rights thereunder, either directly or indirectly, without first having obtained authorization from the NRC. Based upon publicly available information, KCPL holds an interest in an NRC license (the "NRC Possession License") in connection with the ownership of an interest in Wolf Creek. KCPL is also a partial owner of WCNOC, which holds an NRC license (the "NRC Operating License") in connection with the operation of Wolf Creek. KGE also holds interests in the same licenses in connection with KGE's ownership of an interest in Wolf Creek and WCNOC. The approval of the NRC will be required prior to consummation of the Offer and the Merger. Accordingly, Western Resources has notified the NRC of the Offer and will request the approval of the Offer and the Merger and the transfer of the NRC Possession License and NRC Operating License under (S) 184 of the AEA.

  Other. Based upon publicly available information, Western Resources is aware that KCPL possesses municipal franchises and environmental permits and licenses that may require the consent of the licensor to the consummation of the Offer and the Merger or may need to be renewed, replaced or transferred as a result of the Offer and Merger. Western Resources does not anticipate any difficulties at the present time in obtaining such consents, renewals, replacements or transfers.

  General. Except as set forth above, based upon an examination of publicly available information filed by KCPL with the Commission and other publicly available information with respect to KCPL, Western Resources is not aware of
(a) any license or regulatory permit which appears to be material to the business of KCPL and its subsidiaries, taken as a whole, and which is likely to be adversely affected by Western Resources' acquisition of Shares pursuant to the Offer or the Merger or (b) any approval or other action by any state, federal or foreign governmental administrative or regulatory agency or authority that would be required prior to the acquisition of Shares pursuant to the Offer or the Merger. Western Resources presently intends to take such actions with respect to any approvals as will enable it to acquire the Shares and consummate the Merger. In this regard, Western Resources expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of the Offer and the Merger.

  There can be no assurance that any license, permit, approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or, if so obtained, when it would be obtained, or that adverse consequences might not result to KCPL, Western Resources or to their respective businesses in the event of adverse regulatory action or inaction. Western Resources' obligation under the Offer to accept for exchange and to exchange Shares is subject to the obtaining of all requisite regulatory approvals as well as the satisfaction of other conditions which could be triggered by an adverse regulatory development. See "The Offer--Conditions of the Offer."

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, WESTERN RESOURCES HAVING RECEIVED ALL NECESSARY OR DESIRABLE GOVERNMENTAL AND REGULATORY APPROVALS AND CONSENTS FOR THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND FOR CONSUMMATION OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING APPROVALS AND CONSENTS FROM THE REGULATORY COMMISSIONS AND SUCH APPROVALS AND CONSENTS HAVING BECOME FINAL ORDERS AND SUCH FINAL ORDERS NOT HAVING IMPOSED TERMS OR CONDITIONS WHICH, IN THE AGGREGATE, WOULD HAVE OR, INSOFAR AS REASONABLY CAN BE FORESEEN, COULD HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS, ASSETS, FINANCIAL CONDITION, OR RESULTS OF OPERATIONS OF WESTERN RESOURCES, KCPL AND THEIR RESPECTIVE SUBSIDIARIES TAKEN AS A WHOLE.

  Pooling Condition. The consummation of the Offer and the Merger is conditioned upon, among other things, the receipt by Western Resources of a letter from its independent accountants stating that the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles and applicable Commission regulations. Based upon the information currently available to it, Western Resources believes that the combination of Western Resources and KCPL pursuant to the Offer and the Merger will qualify for pooling of interests treatment under applicable accounting rules and regulations.

  Short-Form Merger Condition. The consummation of the Offer is conditioned upon, among other things, Western Resources being satisfied, in its reasonable discretion, that the provisions of Section 351.447 of the MGBCL and Section 17-6703 of the KGCC do not require the vote of any shareholder of either Western Resources or KCPL unless such vote has been obtained prior to the consummation of the Offer. Pursuant to the terms of each statute, Western Resources must own 90% of each class of stock of KCPL to consummate a short-form merger under Section 17-6703. It is a condition to the Offer that all outstanding shares of KCPL Preferred Stock be redeemed. In addition to the foregoing, under the Western Resources Articles, the holders of Western Resources Preferred Stock, voting as a single class is required to approve a merger consummated under Section 351.447 and Section 17-6703. Western Resources intends to seek such approval at a special meeting of Western Resources shareholders.

  KCPL Preferred Stock Redemption Condition. The Offer is conditioned upon, among other things, all outstanding Shares of KCPL Preferred Stock having been redeemed prior to consummation of the Offer. This condition is substantially the same as that provided for in the Amended and Restated UtiliCorp/KCPL Merger Agreement. The satisfaction of this condition will require the cooperation of the KCPL board of directors.

  Certain Other Conditions of the Offer. Notwithstanding any other provision of the Offer and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Western Resources' obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), Western Resources shall not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange of or exchange for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then exchanged for tender if at the Expiration Date, any of the Offer Conditions have not been satisfied or waived or if on or after the date of this Prospectus and at or prior to the time of exchange of any such Shares (whether or not any Shares have theretofore been accepted for exchange or exchanged pursuant to the Offer), any of the following events shall not have occurred:

    (a) The shares of Western Resources Common Stock which shall be issued to the KCPL Shareholders in the Offer and the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

    (c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer and/or the Merger or any of the other transactions contemplated by this Prospectus shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of the Offer and/or the Merger.

    (d) All required material governmental authorizations, permits, consents, orders or approvals which do not impose terms or conditions that could reasonably be expected to have a material adverse effect on Western Resources and/or KCPL have been received.

    (e) (i) The representations and warranties of KCPL in the Amended and Restated UtiliCorp/KCPL Merger Agreement with respect to capitalization, authority, financial statements, and absence of certain changes or events shall be true and correct in all material respects as of the date of this Prospectus and (except to the extent such representations and warranties speak as of an earlier date) as of the Expiration Date as though made on and as of the Expiration Date and (ii) the representations and warranties of KCPL set forth in the Amended and Restated UtiliCorp/KCPL Merger Agreement other than those specifically enumerated in clause (i) hereof shall be true and correct in all respects as of the date of this Prospectus and (except to the extent such representations and warranties speak as of an earlier date) as of the Expiration Date as though made on and as of the Expiration Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect (as defined in the Amended and Restated UtiliCorp/KCPL Merger Agreement), and provided, further, however, that, for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a material adverse effect on KCPL and its subsidiaries taken as a whole.

  The foregoing conditions are for the sole benefit of Western Resources and may be asserted by Western Resources regardless of the circumstances giving rise to any such conditions (including any action or inaction by Western Resources) or may be waived by Western Resources in whole or in part (other than the Western Resources Shareholder Approval Condition, the Regulatory Approval Condition and the condition relating to effectiveness of the Registration Statement). Although Western Resources reserves the right to do so, Western Resources does not currently intend to waive any Offer Condition unless it determines that doing so would not prevent it from consummating the Merger promptly after consummating the Offer. The determination as to whether any condition has been satisfied shall be in the sole judgment of Western Resources and will be final and binding on all parties. The failure by Western Resources at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that Western Resources reserves the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to exchange properly tendered Shares, Western Resources will either promptly exchange such Shares or promptly return such Shares.

CONTROL OF THE KCPL BOARD OF DIRECTORS

  To the extent that the current KCPL board of directors determines not to cooperate with Western Resources in satisfying the conditions of the Offer and such conditions cannot be satisfied without action by the KCPL board of directors, Western Resources may, at the 1997 annual meeting of KCPL Shareholders, nominate individuals to serve as directors of KCPL who support the Offer.

  The KCPL Articles provide for the KCPL board of directors to consist of nine directors elected at each annual meeting of KCPL Shareholders. Each director is elected to serve until the next annual meeting of KCPL Shareholders. Under the KCPL Bylaws, directors are elected by cumulative voting, in which each holder of outstanding shares of any class entitled to vote in an election of directors has the right to cast as many votes in the aggregate as equals the number of shares of such class held, multiplied by the total number of directors to be elected by holders of shares of such class. A shareholder may cast his whole number of votes for one candidate, or may distribute them among two or more candidates as such shareholder may choose.

  Under the KCPL Bylaws, when a vacancy or vacancies occur in the KCPL board of directors, a majority of the remaining directors, even if less than a quorum, may fill the vacancy or vacancies until the successor or successors are elected at a meeting of KCPL Shareholders. A director may resign at any time and the acceptance of his resignation is not required to make it effective. Based upon the KCPL Bylaws and Missouri law, Western Resources believes it is unlikely that it could convene a meeting for the purpose of removing and replacing directors prior to KCPL's 1997 annual meeting.

  If Western Resources were successful in having nominees elected to a majority of the seats on KCPL's board of directors, Western Resources believes that such nominees would, subject to applicable fiduciary duties and any other applicable law, cause the KCPL board of directors to take actions to satisfy conditions to the Offer that require such action and to approve and consummate the Merger.

FEES AND EXPENSES

  Western Resources has retained Georgeson & Company, Inc. ("Georgeson") to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners of Shares. The Information Agent will be paid a customary fee of $250,000 for such services, plus reimbursement of out-of-pocket expenses, and Western Resources will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under federal securities laws.

  Pursuant to a letter agreement dated September 5, 1995, as amended (the "Letter Agreement"), Salomon Brothers Inc ("Salomon") is providing certain financial advisory services to Western Resources in connection with the Offer. Under the Letter Agreement, Western Resources has agreed to pay Salomon for its financial advisory services (including services as Dealer Manager) in connection with the Offer, a financial advisory fee of (i) $400,000 upon execution of the Letter Agreement, (ii) $500,000 upon public announcement of the Offer, and (iii) up to an additional $6,000,000 (less amounts paid or payable described in (ii) above) upon Western Resources' acquisition of more than 20% of the outstanding Shares of KCPL or upon the consummation of the Merger. Western Resources has also agreed to reimburse Salomon for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with its engagement, and has agreed to indemnify each of Salomon and certain related persons and entities against certain liabilities and expenses in connection with Salomon's engagement, including certain liabilities under the federal securities laws. In connection with Salomon's engagement as financial advisor, Western Resources anticipates that certain employees of Salomon may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are KCPL Shareholders for the purpose of assisting in the Proxy Solicitation. Salomon will not receive any fee for or in connection with such solicitation activities by its employees apart from the fees it is otherwise entitled to receive as described above.

  In addition to the fees to be received by Salomon in connection with its engagement as financial advisor to Western Resources, Salomon has in the past rendered various investment banking and financial advisory services for Western Resources for which it has received customary compensation.

  Western Resources will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Western Resources will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

Brokers, dealers, commercial banks and trust companies will be reimbursed by Western Resources for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT

  Western Resources believes that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes, based upon their review and the advice of Arthur Andersen LLP, their independent public accountants. Under this method of accounting, Western Resources will restate its consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operations of KCPL. It is anticipated that upon consummation of the Merger, the fiscal year of the combined company will be the calendar year.

STOCK EXCHANGE LISTING

  The Western Resources Common Stock is listed on the NYSE. Application will be made to list the Western Resources Common Stock to be issued pursuant to the Offer and the Merger on the NYSE. As described above under "The Offer-- Conditions of the Offer--Western Resources Shareholder Approval Condition," pursuant to the rules of the NYSE, the issuance of Western Resources Common Stock in the Offer and the Merger must be approved by the holders of a majority of the shares of Western Resources Voting Stock, voting as a single class, voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of Western Resources Voting Stock outstanding on the applicable record date.

             MATERIAL CONTACTS BETWEEN KCPL AND WESTERN RESOURCES

  KGE, a wholly-owned subsidiary of Western Resources, and KCPL have joint interests in the LaCygne Station (a coal-fired station consisting of two generating units aggregating approximately 1,344 MW capacity) and Wolf Creek (a nuclear powered generating station of approximately 1,166 MW capacity). Western Resources, KGE and KCPL are members of the MOKAN and Southwest Power Pools and in the normal course of business make purchases and sales of power to each other and enter into other agreements or arrangements with respect to their business operations.

  KCPL has been and is the operator of LaCygne Station and has billed KGE for its share of capital additions, fuel costs and other operating expenses. KGE and KCPL are parties to a variety of contracts relating to the operations and maintenance of LaCygne Station. Since 1992 such expenses have been as follows:

           Three Months Ended March 31, 1996  $20,771,000
           Year Ended December 31:
             1995                              67,196,000
             1994                              74,696,000
             1993                              82,543,000

  In 1981 KCPL, KGE and Kansas Electric Power Cooperative, Inc., a group of approximately 25 electric cooperatives, signed an Ownership Agreement with respect to Wolf Creek providing for undivided ownership shares of 47%, 47% and 6%, respectively. Wolf Creek was completed in 1985. In 1986, the joint owners organized WCNOC and entered into an Operating Agreement with WCNOC, which operates, maintains, repairs, decontaminates and decommissions Wolf Creek as provided in the Operating Agreement. The license to operate Wolf Creek was transferred to WCNOC effective January 1, 1987. WCNOC invoices each of the joint owners for their respective shares of all expenses for operating and maintaining, and for capital addition to Wolf Creek. Total operating expenses related to WCNOC for its share of capital additions, fuel costs and other operating and maintenance expenses since 1992 are as follows:

           Three Months Ended March 31, 1996  $30,907,000
           Year Ended December 31:
             1995                              97,506,000
             1994                              85,969,000
             1993                              93,522,000

  From time to time WCNOC may generate an "owner work order" pursuant to which one of the three owners contracts to provide a specific service to WCNOC for which that owner is paid by WCNOC; the amount of such billing is then reallocated to the joint owners in accordance with their ownership shares.

  Pursuant to an October 1, 1984 lease agreement, as amended, KCPL leases KGE's 345 kv transmission line from Wolf Creek to LaCygne Station. The rent paid by KCPL to KGE since 1992 for the use of the transmission line is as follows:

           Three Months Ended March 31, 1996  $  498,000
           Year Ended December 31:
             1995                              1,991,000
             1994                              1,984,000
             1993                              1,980,000

  In the normal course of their operations, Western Resources and KGE purchase and interchange power with a number of electric utilities, including KCPL. The following table sets forth the total cost of purchased and interchanged power and energy purchased by Western Resources and KGE from KCPL and sold to KCPL by Western Resources and KGE:

                                          PURCHASED    SOLD
                                          --------- ----------
         Three Months Ended March 31,
          1996                            $128,000  $   98,000
         Year Ended December 31:
           1995                            734,000   1,259,000
           1994                            725,000   1,178,000
           1993                            665,000   7,076,000

                         BUSINESS OF WESTERN RESOURCES

  Western Resources and its divisions and wholly owned subsidiaries include KPL, a rate-regulated electric and gas division of Western Resources, KGE, a rate-regulated utility and wholly owned subsidiary of Western Resources, Westar Capital, Inc., Westar Consumer Services, Inc., Westar Business Services, Inc., and The Wing Group, Inc., non-utility subsidiaries, and Mid Continent Market Center, Inc., a regulated gas transmission service provider. KGE owns 47% of WCNOC, the operating company for Wolf Creek.

  Western Resources is engaged principally in the production, purchase, transmission, distribution and sale of electricity and the delivery and sale of natural gas. Western Resources serves approximately 601,000 electric customers in eastern and central Kansas and approximately 648,000 natural gas customers in Kansas and northeastern Oklahoma. Western Resources' non-utility subsidiaries market natural gas primarily to large commercial and industrial customers, provide electronic security services, engage in international large power project development and provide other energy-related products and services.

  Western Resources owns 30,800,000 common shares, par value $.10 per share (the "ADT Shares"), of ADT Limited, a corporation organized under the laws of Bermuda ("ADT") representing 23.9% of the ADT Shares and as such applies the equity method of accounting. Western Resources holds through its subsidiary the ADT Shares for investment purposes and continually reviews its investment in ADT and, based on its evaluation of market conditions, applicable regulatory requirements, ADT's business prospects and future developments, it may from time to time determine to increase or decrease its equity position in ADT.


                          WESTERN RESOURCES AND KCPL

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial information combines the historical consolidated balance sheets and statements of income of Western Resources and KCPL, including their respective subsidiaries, after giving effect to the Merger. The unaudited pro forma combined balance sheet data at March 31, 1996 and December 31, 1995 and 1994 gives effect to the Merger as if it had occurred on either March 31 or December 31. The unaudited pro forma combined statements of income for the quarter ended March 31, 1996 and each of the years in the three-year period ended December 31, 1995 give effect to the Merger as if it had occurred on January 1. These statements are prepared on the basis of accounting for the Merger as a pooling of interests and are based on the assumptions set forth in the notes thereto.

  The following unaudited pro forma combined financial information has been prepared from, and should be read in conjunction with, the consolidated financial statements and related notes thereto of Western Resources and KCPL and the unaudited forecasted financial data for 1996-2000 which is presented elsewhere in this registration statement. See "Unaudited Forecasted Financial Data." The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date as of which, or at the beginning of the periods for which, the Merger is being given effect, nor is it necessarily indicative of future operating results or financial position. See "Incorporation Of Certain Documents By Reference."

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                WESTERN
                               RESOURCES       KCPL       PRO FORMA  PRO FORMA
                             (AS REPORTED) (AS REPORTED) ADJUSTMENTS  COMBINED
                             ------------- ------------- ----------- ----------
ASSETS
Utility Plant
 Electric plant in
  service...................  $5,372,781    $3,399,478   $           $8,772,259
 Natural gas plant in
  service...................     798,010           --                   798,010
                              ----------    ----------   ----------  ----------
                               6,170,791     3,399,478                9,570,269
 Less--Accumulated
  depreciation..............   1,964,761     1,177,540                3,142,301
                              ----------    ----------   ----------  ----------
                               4,206,030     2,221,938                6,427,968
 Construction work in
  progress..................      87,095        86,138                  173,233
 Nuclear fuel (net).........      53,674        54,422                  108,096
                              ----------    ----------   ----------  ----------
   Net utility plant........   4,346,799     2,362,498                6,709,297
                              ----------    ----------   ----------  ----------
Other Property and
 Investments:
 Net non-utility
  investments...............     550,971           --                   550,971
 Decommissioning trust......      27,044           --                    27,044
 Other......................       8,361       188,059                  196,420
                              ----------    ----------   ----------  ----------
   Total....................     586,376       188,059                  774,435
                              ----------    ----------   ----------  ----------
Current Assets:
 Cash and cash
  equivalents...............       2,950        28,749                   31,699
 Accounts receivable and
  unbilled revenues (net)...     270,936        46,858                  317,794
 Fossil fuel, at average
  cost......................      47,377        17,020                   64,397
 Gas stored underground, at
  average cost..............       3,989           --                     3,989
 Materials and supplies, at
  average cost..............      56,150        45,672                  101,822
 Prepayments and other
  current assets............      38,748         4,264                   43,012
                              ----------    ----------   ----------  ----------
   Total....................     420,150       142,563                  562,713
                              ----------    ----------   ----------  ----------
Deferred Charges and Other
 Assets
 Deferred future income
  taxes.....................     282,476       123,000                  405,476
 Deferred fuel contract
  settlement costs..........      25,717        12,197                   37,914
 Phase-in revenues..........      39,475           --                    39,475
 Corporate-owned life
  insurance (net)...........      84,043           --                    84,043
 Other deferred costs.......      31,473        30,796                   62,269
 Unamortized debt expense...      55,389           --                    55,389
 Other......................      86,903        17,338                  104,241
                              ----------    ----------   ----------  ----------
   Total....................     605,476       183,331                  788,807
                              ----------    ----------   ----------  ----------
Total Assets................  $5,958,801    $2,876,451   $           $8,835,252
                              ==========    ==========   ==========  ==========
CAPITALIZATION AND
 LIABILITIES
Capitalization
 Common stock equity........  $1,575,188    $  897,360   $           $2,472,548
 Redeemable preferred and
  preference stock..........     150,000         1,276                  151,276
 Preferred stock not
  subject to mandatory
  redemption................      24,858        89,000                  113,858
 Company-obligated
  mandatorily redeemable
  preferred securities......     100,000           --                   100,000
 Long-term debt, net........   1,666,192       841,040                2,507,232
                              ----------    ----------   ----------  ----------
   Total Capitalization.....   3,516,238     1,828,676                5,344,914
                              ----------    ----------   ----------  ----------
Current Liabilities:
 Short-term debt............     342,300        10,000                  352,300
 Long-term debt due within
  one year..................      16,000        80,303                   96,303
 Accounts payable...........     123,614        52,041                  175,655
 Accrued taxes..............     118,255        41,269                  159,524
 Accrued interest and
  dividends.................      63,825        21,791                   85,616
 Other......................      37,770        31,736                   69,506
                              ----------    ----------   ----------  ----------
   Total current
    liabilities.............     701,764       237,140                  938,904
                              ----------    ----------   ----------  ----------
Deferred Credits and Other
 Liabilities:
 Deferred income taxes......   1,155,279       649,042                1,804,321
 Deferred investment tax
  credits...................     130,583        70,246                  200,829
 Deferred gain from sale-
  leaseback.................     240,290           --                   240,290
 Other......................     214,647        91,347                  305,994
                              ----------    ----------   ----------  ----------
   Total deferred credits
    and other liabilities...   1,740,799       810,635                2,551,434
                              ----------    ----------   ----------  ----------
Total Capitalization and
 Liabilities................  $5,958,801    $2,876,451   $           $8,835,252
                              ==========    ==========   ==========  ==========

  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                 WESTERN
                                RESOURCES       KCPL       PRO FORMA  PRO FORMA
                              (AS REPORTED) (AS REPORTED) ADJUSTMENTS  COMBINED
                              ------------- ------------- ----------- ----------
                                            (DOLLARS IN THOUSANDS)
ASSETS
Utility Plant:
 Electric plant in service..   $5,341,074    $3,388,538      $        $8,729,612
 Natural gas plant in
  service...................      787,453           --                   787,453
                               ----------    ----------      ----     ----------
                                6,128,527     3,388,538                9,517,065
 Less--Accumulated
  depreciation..............    1,926,520     1,156,115                3,082,635
                               ----------    ----------      ----     ----------
                                4,202,007     2,232,423                6,434,430
 Construction work in
  progress..................      100,401        72,365                  172,766
 Nuclear fuel (net).........       53,942        54,673                  108,615
                               ----------    ----------      ----     ----------
 Net utility plant..........    4,356,350     2,359,461                6,715,811
                               ----------    ----------      ----     ----------
Other Property and
 Investments:
 Net non-utility
  investments...............       90,044           --                    90,044
 Decommissioning trust......       25,070           --                    25,070
 Other......................        9,225       166,751                  175,976
                               ----------    ----------      ----     ----------
 Total......................      124,339       166,751                  291,090
                               ----------    ----------      ----     ----------
Current Assets:
 Cash and cash equivalents..        2,414        28,390                   30,804
 Accounts receivable and
  unbilled revenues (net)...      257,292        64,668                  321,960
 Fossil fuel, at average
  cost......................       54,742        22,103                   76,845
 Gas stored underground, at
  average cost..............       28,106           --                    28,106
 Materials and supplies, at
  average cost..............       57,996        47,175                  105,171
 Prepayments and other
  current assets............       20,973        11,126                   32,099
                               ----------    ----------      ----     ----------
 Total......................      421,523       173,462                  594,985
                               ----------    ----------      ----     ----------
Deferred Charges and Other
 Assets:
 Deferred future income
  taxes.....................      282,476       123,000                  405,476
 Deferred fuel contract
  settlement costs..........       27,274        13,007                   40,281
 Phase-in revenues..........       43,861           --                    43,861
 Corporate-owned life
  insurance (net)...........       44,143           --                    44,143
 Other deferred costs.......       31,539        34,215                   65,754
 Unamortized debt expense...       56,681           --                    56,681
 Other......................      102,491        12,610                  115,101
                               ----------    ----------      ----     ----------
 Total......................      588,465       182,832                  771,297
                               ----------    ----------      ----     ----------
Total Assets................   $5,490,677    $2,882,506      $        $8,373,183
                               ==========    ==========      ====     ==========
CAPITALIZATION AND
 LIABILITIES
Capitalization:
 Common stock equity........   $1,553,110    $  897,938      $        $2,451,048
 Redeemable preferred and
  preference stock..........      150,000         1,436                  151,436
 Preferred stock not subject
  to mandatory redemption...       24,858        89,000                  113,858
 Company-obligated
  mandatorily redeemable
  preferred securities......      100,000           --                   100,000
 Long-term debt, net........    1,391,263       835,713                2,226,976
                               ----------    ----------      ----     ----------
 Total Capitalization.......    3,219,231     1,824,087                5,043,318
                               ----------    ----------      ----     ----------
Current Liabilities:
 Short-term debt............      203,450        19,000                  222,450
 Long-term debt due within
  one year..................       16,000        73,803                   89,803
 Accounts payable...........      149,194        52,506                  201,700
 Accrued taxes..............       68,569        39,726                  108,295
 Accrued interest and
  dividends.................       62,157        16,906                   79,063
 Other......................       40,266        48,114                   88,380
                               ----------    ----------      ----     ----------
 Total current liabilities..      539,636       250,055                  789,691
                               ----------    ----------      ----     ----------
Deferred Credits and Other
 Liabilities:
 Deferred income taxes......    1,167,470       648,374                1,815,844
 Deferred investment tax
  credits...................      132,286        71,270                  203,556
 Deferred gain from sale-
  leaseback.................      242,700           --                   242,700
 Other......................      189,354        88,720                  278,074
                               ----------    ----------      ----     ----------
 Total deferred credits and
  other liabilities.........    1,731,810       808,364                2,540,174
                               ----------    ----------      ----     ----------
Total Capitalization and
 Liabilities................   $5,490,677    $2,882,506      $        $8,373,183
                               ==========    ==========      ====     ==========

  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                 WESTERN
                                RESOURCES       KCPL       PRO FORMA  PRO FORMA
                              (AS REPORTED) (AS REPORTED) ADJUSTMENTS  COMBINED
                              ------------- ------------- ----------- ----------
                                            (DOLLARS IN THOUSANDS)
ASSETS
Utility Plant:
 Electric plant in service..   $5,226,175    $3,330,478      $        $8,556,653
 Natural gas plant in
  service...................      737,191           --                   737,191
                               ----------    ----------      ----     ----------
                                5,963,366     3,330,478                9,293,844
 Less--accumulated
  depreciation..............    1,790,266     1,092,436                2,882,702
                               ----------    ----------      ----     ----------
                                4,173,100     2,238,042                6,411,142
 Construction work in
  progress..................       85,290        57,294                  142,584
 Nuclear fuel (net).........       39,890        40,806                   80,696
                               ----------    ----------      ----     ----------
 Net utility plant..........    4,298,280     2,336,142                6,634,422
                               ----------    ----------      ----     ----------
Other Property and
 Investments:
 Net non-utility
  investments...............       74,017           --                    74,017
 Decommissioning trust......       16,944           --                    16,944
 Other......................       13,556        98,429                  111,985
                               ----------    ----------      ----     ----------
 Total......................      104,517        98,429                  202,946
                               ----------    ----------      ----     ----------
Current Assets:
 Cash and cash equivalents..        2,715        20,217                   22,932
 Accounts receivable and
  unbilled revenues (net)...      219,760        47,117                  266,877
 Fossil fuel, at average
  cost......................       38,762        16,570                   55,332
 Gas stored underground, at
  average cost..............       45,222           --                    45,222
 Materials and supplies, at
  average cost..............       56,145        44,953                  101,098
 Prepayments and other
  current assets............       27,932         6,582                   34,514
                               ----------    ----------      ----     ----------
 Total......................      390,536       135,439                  525,975
                               ----------    ----------      ----     ----------
Deferred Charges and Other
 Assets:
 Deferred future income
  taxes.....................      283,297       120,000                  403,297
 Deferred fuel contract
  settlement costs..........       33,606        16,625                   50,231
 Phase-in revenues..........       61,406           --                    61,406
 Corporate-owned life
  insurance (net)...........       16,967           --                    16,967
 Other deferred costs.......       31,784        53,500                   85,284
 Unamortized debt expense...       58,237           --                    58,237
 Other......................       92,399        10,262                  102,661
                               ----------    ----------      ----     ----------
 Total......................      577,696       200,387                  778,083
                               ----------    ----------      ----     ----------
Total Assets................   $5,371,029    $2,770,397      $        $8,141,426
                               ==========    ==========      ====     ==========
CAPITALIZATION AND
 LIABILITIES
Capitalization:
 Common stock equity........   $1,474,455    $  874,699      $        $2,349,154
 Redeemable preferred and
  preference stock..........      150,000         1,596                  151,596
 Preferred stock not subject
  to mandatory redemption...       24,858        89,000                  113,858
 Long-term debt, net........    1,357,028       798,470                2,155,498
                               ----------    ----------      ----     ----------
 Total capitalization.......    3,006,341     1,763,765                4,770,106
                               ----------    ----------      ----     ----------
Current Liabilities:
 Short-term debt............      308,200        32,000                  340,200
 Long-term debt due within
  one year..................           80        33,419                   33,499
 Accounts payable...........      130,616        73,486                  204,102
 Accrued taxes..............       86,966        24,684                  111,650
 Accrued interest and
  dividends.................       61,069        12,209                   73,278
 Other......................       69,025        29,358                   98,383
                               ----------    ----------      ----     ----------
 Total current liabilities..      655,956       205,156                  861,112
                               ----------    ----------      ----     ----------




Deferred Credits and Other
 Liabilities:
 Deferred income taxes......    1,152,425       644,139                1,796,564
 Deferred investment tax
  credits...................      137,651        82,840                  220,491
 Deferred gain from sale-
  leaseback.................      252,341           --                   252,341
 Other......................      166,315        74,497                  240,812
                               ----------    ----------      ----     ----------
 Total deferred credits and
  other liabilities.........    1,708,732       801,476                2,510,208
                               ----------    ----------      ----     ----------
Total Capitalization and
 Liabilities................   $5,371,029    $2,770,397      $        $8,141,426
                               ==========    ==========      ====     ==========

  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                WESTERN
                               RESOURCES       KCPL       PRO FORMA  PRO FORMA
                             (AS REPORTED) (AS REPORTED) ADJUSTMENTS COMBINED
                             ------------- ------------  ----------- ---------
Operating Revenues:
  Electric..................   $268,985      $206,624     $          $475,609
  Natural gas...............    286,637           --                  286,637
                               --------      --------     --------   --------
    Total operating
     revenues...............    555,622       206,624                 762,246
                               --------      --------     --------   --------
Operating expenses
  Fuel......................     62,747        30,773                  93,520
  Power purchased...........      8,045        13,985                  22,030
  Natural gas purchases.....    150,523           --                  150,523
  Operations and
   maintenance..............    167,598        61,528                 229,126
  Depreciation and
   amortization.............     42,313        27,620                  69,933
  Amortization of phase-in
   revenues.................      4,386           --                    4,386
  Income taxes..............     19,605        13,413                  33,018
  General taxes.............     25,132        24,361                  49,493
                               --------      --------     --------   --------
    Total operating
     expenses...............    480,349       171,680                 652,029
                               --------      --------     --------   --------
Operating Income............     75,273        34,944                 110,217
Other Income and Deductions
 (net of taxes).............      2,242         3,837                   6,079
                               --------      --------     --------   --------
Income Before Interest
 Charges....................     77,515        38,781                 116,296
Interest Charges:
  Long-term debt............     26,499        13,424                  39,923
  Other.....................      7,160         1,224                   8,384
  Allowance for borrowed
   funds used during
   construction (credit)....       (933)         (390)                 (1,323)
                               --------      --------     --------   --------
    Total interest charges..     32,726        14,258                  46,984
                               --------      --------     --------   --------
Net Income..................     44,789        24,523                  69,312
Preferred and Preference
 Dividends..................      3,355           957                   4,312
                               --------      --------     --------   --------
Earnings Applicable to
 Common Stock...............   $ 41,434      $ 23,566     $          $ 65,000
                               ========      ========     ========   ========
Average Common Shares
 Outstanding................     63,164        61,902          758    125,824
Earnings per Average Common
 Share Outstanding..........   $   0.66      $   0.38                $   0.52
Dividends Declared per
 Common Share...............   $  0.515      $   0.39                $   0.52

  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                WESTERN
                               RESOURCES       KCPL       PRO FORMA  PRO FORMA
                             (AS REPORTED) (AS REPORTED) ADJUSTMENTS  COMBINED
                             ------------- ------------- ----------- ----------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues:
  Electric.................   $1,145,895     $885,955       $        $2,031,850
  Natural gas..............      426,176          --                    426,176
                              ----------     --------       ----     ----------
      Total operating
       revenues............    1,572,071      885,955                 2,458,026
                              ----------     --------       ----     ----------
Operating Expenses:
  Fuel.....................      231,419      139,371                   370,790
  Power purchased..........       15,739       38,783                    54,522
  Natural gas purchases....      263,790          --                    263,790
  Operations and
   maintenance.............      425,920      257,038                   682,958
  Depreciation and
   amortization............      156,915      109,832                   266,747
  Amortization of phase-in
   revenues................       17,545          --                     17,545
  Income taxes.............       88,520       77,062                   165,582
  General taxes............       96,839       96,821                   193,660
                              ----------     --------       ----     ----------
      Total operating
       expenses............    1,296,687      718,907                 2,015,594
                              ----------     --------       ----     ----------
Operating Income...........      275,384      167,048                   442,432
Other Income and Deductions
 (net of taxes)............       25,907       10,060                    35,967
                              ----------     --------       ----     ----------
Income Before Interest
 Charges...................      301,291      177,108                   478,399
Interest Charges:
  Long-term debt...........       95,962       52,184                   148,146
  Other....................       27,859        4,301                    32,160
  Allowance for borrowed
   funds used during
   construction (credit)...       (4,206)      (1,963)                   (6,169)
                              ----------     --------       ----     ----------
      Total interest
       charges.............      119,615       54,522                   174,137
                              ----------     --------       ----     ----------
Net Income.................      181,676      122,586                   304,262
Preferred and Preference
 Dividends.................       13,419        4,011                    17,430
                              ----------     --------       ----     ----------
Earnings Applicable to
 Common Stock..............   $  168,257     $118,575       $        $  286,832
                              ==========     ========       ====     ==========
Average Common Shares
 Outstanding...............       62,157       61,902        758        124,817
Earnings per Average Common
 Share Outstanding.........   $     2.71     $   1.92                $     2.30
Dividends Declared per
 Common Share..............   $     2.02     $   1.54                $     2.04

  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                WESTERN
                               RESOURCES       KCPL       PRO FORMA  PRO FORMA
                             (AS REPORTED) (AS REPORTED) ADJUSTMENTS  COMBINED
                             ------------- ------------- ----------- ----------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues:
  Electric.................   $1,121,781     $868,272       $        $1,990,053
  Natural gas..............      496,162          --                    496,162
                              ----------     --------       ----     ----------
      Total operating
       revenues............    1,617,943      868,272                 2,486,215
                              ----------     --------       ----     ----------
Operating Expenses:
  Fuel.....................      234,328      135,106                   369,434
  Power purchased..........       15,438       33,929                    49,367
  Natural gas purchases....      312,576          --                    312,576
  Operations and
   maintenance.............      416,577      274,772                   691,349
  Depreciation and
   amortization............      151,630      107,463                   259,093
  Amortization of phase-in
   revenues................       17,544          --                     17,544
  Income taxes.............       95,622       70,949                   166,571
  General taxes............      104,682       96,362                   201,044
                              ----------     --------       ----     ----------
      Total operating
       expenses............    1,348,397      718,581                 2,066,978
                              ----------     --------       ----     ----------
Operating Income...........      269,546      149,691                   419,237
Other Income and Deductions
 (net of taxes)............       33,856        2,500                    36,356
                              ----------     --------       ----     ----------
Income Before Interest
 Charges...................      303,402      152,191                   455,593
Interest Charges:
  Long-term debt...........       98,483       43,962                   142,445
  Other....................       20,139        5,298                    25,437
  Allowance for borrowed
   funds used during
   construction (credit)...       (2,667)      (1,844)                   (4,511)
                              ----------     --------       ----     ----------
      Total interest
       charges.............      115,955       47,416                   163,371
                              ----------     --------       ----     ----------
Net Income.................      187,447      104,775                   292,222
Preferred and Preference
 Dividends.................       13,418        3,457                    16,875
                              ----------     --------       ----     ----------
Earnings Applicable to
 Common Stock..............   $  174,029     $101,318       $        $  275,347
                              ==========     ========       ====     ==========
Average Common Shares
 Outstanding...............       61,618       61,903       758         124,279
Earnings per Average Common
 Share Outstanding.........   $     2.82     $   1.64                $     2.22
Dividends Declared per
 Common Share..............   $     1.98     $   1.50                $     2.00

  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                WESTERN
                               RESOURCES       KCPL       PRO FORMA  PRO FORMA
                             (AS REPORTED) (AS REPORTED) ADJUSTMENTS  COMBINED
                             ------------- ------------- ----------- ----------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues:
  Electric.................   $1,104,537     $857,450        $       $1,961,987
  Natural gas..............      804,822          --                    804,822
                              ----------     --------        ---     ----------
      Total operating
       revenues............    1,909,359      857,450                 2,766,809
                              ----------     --------        ---     ----------
Operating Expenses:
  Fuel.....................      250,328      130,117                   380,445
  Power purchased..........       16,396       31,403                    47,799
  Natural gas purchases....      500,189          --                    500,189
  Operations and
   maintenance.............      467,003      263,183                   730,186
  Depreciation and
   amortization............      164,364      111,284                   275,648
  Amortization of phase-in
   revenues................       17,545          --                     17,545
  Income taxes.............       77,978       69,502                   147,480
  General taxes............      123,493       95,659                   219,152
                              ----------     --------        ---     ----------
      Total operating
       expenses............    1,617,296      701,148                 2,318,444
                              ----------     --------        ---     ----------
Operating Income...........      292,063      156,302                   448,365
Other income and deductions
 (net of taxes)............       25,482        1,909                    27,391
                              ----------     --------        ---     ----------
Income Before Interest
 Charges...................      317,545      158,211                   475,756
Interest Charges:
  Long-term debt...........      123,551       50,118                   173,669
  Other....................       19,255        4,863                    24,118
  Allowance for borrowed
   funds used during
   construction (credit)...       (2,631)      (2,542)                   (5,173)
                              ----------     --------        ---     ----------
      Total interest
       charges.............      140,175       52,439                   192,614
                              ----------     --------        ---     ----------
Net Income.................      177,370      105,772                   283,142
Preferred and Preference
 Dividends.................       13,506        3,153                    16,659
                              ----------     --------        ---     ----------
Earnings Applicable to
 Common Stock..............   $  163,864     $102,619        $       $  266,483
                              ==========     ========        ===     ==========
Average Common Shares
 Outstanding...............       59,294       61,909        758        121,961
Earnings Per Average Common
 Share Outstanding.........   $     2.76     $   1.66                $     2.18
Dividends Declared Per
 Common Share..............   $     1.94     $   1.46                $     1.96

  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma combined balance sheet and combined statement of income are presented as if the Merger had been effective for all periods presented. Terms of the Offer allow holders of Shares to exchange each Share held for $31.00 of Western Resources Common Stock, subject to certain limitations as set forth herein. Pro Forma shares and related earnings and dividends per share information have been calculated assuming an exchange ratio of 1.01224 based on July 2, 1996 (the last trading day prior to the date of this Prospectus) closing stock prices.

  The Merger is assumed to generate substantial cost savings. The assumed cost savings, effects of the Regulatory Plan and transaction costs have not been reflected in the pro forma combined balance sheets and combined statements of income. Transaction costs including fees for advisors, attorneys and other consultants and incremental direct costs of completing the Merger are estimated to approximate $88 million (which amount includes the $58 million termination fee that may be payable under the terms of the Amended and Restated UtiliCorp/KCPL Merger Agreement).

  There are no anticipated changes in either Western Resources' or KCPL's accounting policies as a result of the Merger. Both companies accrue unbilled revenue for energy delivered at the end of each reporting period, use composite depreciation methods at group rates specified pursuant to regulation and have certain other accounting policies which differ due to the nature of how regulators have allowed certain costs to be recovered from customers.

  KGE is the joint owner with KCPL or lessee under an operating lease with a third party of the LaCygne Station and Wolf Creek. These generating facilities represent approximately 23% of Western Resources' total generating capacity, 39% of KCPL's total generating capacity, and 29% of the combined company's total generating capacity. See "Material Contracts Between KCPL and Western Resources."

                      UNAUDITED FORECASTED FINANCIAL DATA

  The forecast was prepared to reflect the pro forma results of operations for the pre-Merger periods of 1996 and 1997 and the combined company post-Merger results of operations for the periods 1998 through 2000. The Merger is assumed to be consummated on January 1, 1998 and to be accounted for as a pooling of interests.

  The forecast was developed solely by Western Resources from the stand-alone forecast of Western Resources and, for KCPL, a forecast based on public information, analysts' forecasts, knowledge of cost trends associated with generating units jointly owned by Western Resources and KCPL, and Western Resources' knowledge of the electric utility industry. To the best knowledge and belief of Western Resources, the assumptions contained within the forecast are reasonable. The assumptions disclosed herein are those which are significant to the forecast.

  This forecasted financial information involves significant judgments and assumptions which may not be realized and are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond the control of Western Resources. Accordingly, there can be no assurance this forecast will be realized and actual results may vary materially from those shown. Selected significant assumptions to the forecasted financial data are described in "Prospectus Summary--Selected Unaudited Forecasted Financial Data--Summary of Selected Significant Assumptions" and in "Notes to Unaudited Forecasted Statement of Income."

  Western Resources as a matter of course does not publicly disclose forecasted financial statements. The principal assumptions underlying the forecast are the terms of the Offer and the Regulatory Plan. See "Background of the Offer--Comparison of the Proposals--Regulatory Approvals" and "The Offer." The assumptions underlying the forecast also involve judgments with respect to, among other things, expected cost savings from the Merger, normal weather conditions, future national and regional economic and competitive conditions, inflation rates, regulatory treatment, future financial market conditions, interest rates and future business decisions, which, though considered reasonable by Western Resources, may not be realized. Additionally, the forecast is inherently subject to significant weather, regulatory, business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of Western Resources; accordingly, there can be no assurance that the forecast will be realized, and actual results and subsequent forecasts, if any, may vary materially from those shown. In light of the uncertainties inherent in forecasts of any kind, the inclusion of the forecast herein should not be regarded as a representation by Western Resources or any other person that the forecast will be achieved. Shareholders and other investors are cautioned not to place undue reliance on the forecast.

  Accordingly, the forecast reflects management's judgment as of July 3, 1996, the date of this forecast, of the expected conditions and its expected course of action. There will be differences between forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.

  The forecasted financial data has not been audited, compiled or otherwise examined by any independent certified public accountant. The forecasted data for KCPL has not been obtained from or reviewed by the management of KCPL. The forecast was not prepared with a view to compliance with the published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecast.

  Western Resources does not intend to update or otherwise revise the forecast to reflect circumstances existing after the date of the forecast or to reflect the occurrence of unanticipated events. The forecast should be read together with the information contained in "Prospectus Summary" and "Western Resources and KCPL Unaudited Pro Forma Combined Financial Information" included elsewhere in this Prospectus and in conjunction with the historical financial statements and notes thereto contained in the Western Resources' 1995 Form 10-K and KCPL 1995 Form 10-K, both incorporated by reference herein.

                               WESTERN RESOURCES

                   UNAUDITED FORECASTED STATEMENT OF INCOME
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                PRO FORMA                 COMBINED COMPANY
                               PRE MERGER                   POST MERGER
                          ----------------------  ----------------------------------
                             1996        1997        1998        1999        2000
                          ----------  ----------  ----------  ----------  ----------
Operating revenues:
 Electric...............  $2,082,346  $2,108,664  $2,132,746  $2,178,297  $2,236,725
 Natural gas............     479,479     496,454     524,516     544,303     559,758
                          ----------  ----------  ----------  ----------  ----------
   Total operating
    revenues............   2,561,825   2,605,118   2,657,262   2,722,600   2,796,483
                          ----------  ----------  ----------  ----------  ----------
Operating expenses:
 Fuel...................     388,279     404,922     423,104     449,400     473,017
 Power purchased........      50,536      54,601      55,393      63,682      74,014
 Natural gas purchases..     291,883     288,418     298,420     302,701     316,343
 Operations and
  maintenance...........     685,038     713,113     704,027     700,329     719,445
 Depreciation and
  amortization..........     289,430     289,858     323,685     328,027     334,144
 Amortization of phase-
  in revenues...........      17,545      17,545       8,773         --          --
 Income taxes...........     160,302     155,270     157,837     172,124     172,179
 General taxes..........     207,204     215,538     219,400     223,224     227,704
 Transaction costs......         --          --       88,000         --          --
                          ----------  ----------  ----------  ----------  ----------
   Total operating
    expenses............   2,090,217   2,139,265   2,278,639   2,239,487   2,316,846
                          ----------  ----------  ----------  ----------  ----------
Operating income........     471,608     465,853     378,623     483,113     479,637
Other income and
 deductions (net of
 taxes):................      38,416      67,392      61,048      79,573      85,735
                          ----------  ----------  ----------  ----------  ----------
Income before interest
 charges................     510,024     533,245     439,671     562,686     565,372
Interest charges:
 Long-term debt.........     139,064     136,140     155,863     167,558     157,482
 Dividends/interest on
  quarterly income
  securities............      12,798      17,775      21,775      25,775      25,775
 Other..................      50,764      52,296      39,926      17,685      22,680
 Allowance for borrowed
  funds used during
  construction
  (credit)..............      (6,995)     (6,294)     (5,229)     (5,232)     (5,369)
                          ----------  ----------  ----------  ----------  ----------
   Total interest
    charges:............     195,631     199,917     212,335     205,786     200,568
                          ----------  ----------  ----------  ----------  ----------
Net income..............     314,393     333,328     227,336     356,900     364,804
Preferred and preference
 dividends..............      18,282       8,362       8,648      12,419      12,419
                          ----------  ----------  ----------  ----------  ----------
 Earnings applicable to
  common stock..........  $  296,111  $  324,966  $  218,688  $  344,481  $  352,385
                          ==========  ==========  ==========  ==========  ==========
Average common shares
 outstanding(1).........     126,310     127,347     128,136     129,618     130,762
                          ==========  ==========  ==========  ==========  ==========
Earnings per common
 share(1)...............  $     2.34  $     2.55  $     1.71  $     2.66  $     2.69
Earnings per common
 share excluding costs
 to achieve savings and
 transaction
 costs(1)(2)............  $     2.34  $     2.55  $     2.52  $     2.67  $     2.69
                          ==========  ==========  ==========  ==========  ==========
Dividends declared per
 common share:
 Western Resources......  $     2.06  $     2.10  $     2.14  $     2.18  $     2.22
 KCPL...................  $     1.58  $     1.62
                          ==========  ==========
 Equivalent Dividends
  per KCPL Common
  Share(1)..............                          $     2.17  $     2.21  $     2.25
                                                  ==========  ==========  ==========

- --------

(1) Equivalent Dividends per KCPL Common Share are calculated by multiplying the Dividends declared per common share of Western Resources by an exchange ratio of 1.01224 based on July 2, 1996 (the last trading day prior to the date of this Prospectus) closing stock prices. If the Merger had been consummated on January 1, 1996, the equivalent dividends per Share would have been $2.09 and $2.13, in 1996 and 1997, respectively (based on an exchange ratio of 1.01224).

(2) Dividends declared per share of Western Resources Common Stock exceed Earnings per common share in 1998 (the first year following the Merger) as a result of a one-time projected charge of $88 million for transaction costs and $27 million of expenses to achieve cost savings in the Merger. See "Notes to Unaudited Forecasted Statement of Income--Merger Assumptions--Transaction Costs" and "Notes to Unaudited Forecasted Statements of Income--Merger Assumptions--Cost Savings." Absent these one-time costs, Earnings per common share outstanding would be projected to be $.81 higher and would exceed the projected dividend by $.48 per share.

   The accompanying Notes to Unaudited Forecasted Statement of Income are an integral part of this statement and should be read in their entirety.

               NOTES TO UNAUDITED FORECASTED STATEMENT OF INCOME

  The discussion which follows summarizes significant assumptions used in the development of the forecasted Statements of Income for 1996 through 2000. These assumptions were developed solely by Western Resources. The information used by Western Resources to forecast amounts for KCPL is limited to publicly available information, analyst's forecasts, knowledge of cost trends associated with jointly owned generating facilities Western Resources has with KCPL and Western Resources' knowledge of the electric utility industry. KCPL has not participated in the development of the forecasted Statements of Income for 1996 through 2000 or reviewed this information. The significant assumptions are set forth below.

MERGER ASSUMPTIONS

  General. Pursuant to the Offer, each Share is entitled to $31.00 of Western Resources Common Stock, subject to certain limitations. See "The Offer." The Merger is assumed to result in lower operating costs due to the achievement of cost savings resulting from the Merger and Regulatory Plan. See "Background of the Offer--Comparison of the Proposals."

  Stock Exchange. The forecast assumes each Share is exchanged for 1.01224 shares of Western Resources Common Stock assuming common stock closing prices as of July 2, 1996 (the last trading day prior to the date of this Prospectus). The forecast assumes the Merger is accounted for as a pooling of interests. Under this method, the recorded account balances of Western Resources and KCPL are carried forward to a combined total at their recorded amounts. The income includes the combined income of Western Resources and KCPL as though the Merger occurred at the beginning of the accounting period. Prior periods are restated to present the combined operating results and financial position.

  Dividends. The forecasted dividends are consistent with Western Resources' past practice. This practice is assumed for purposes of the forecast to be continued subsequent to the Merger.

  Merger-Related Regulatory Assumptions. The forecast assumes all regulatory approvals required to consummate the Merger will be obtained by December 31, 1997. As proposed in the application of Western Resources to the KCC, the forecast assumes retail rates for KGE and KCPL customers will be reduced in accordance with the Regulatory Plan. See "Background of the Offer--Comparison of the Proposals--Regulatory Plan."

  Transaction Costs. Transaction costs associated with the Merger are estimated to be approximately $88 million (which amount includes the $58 million termination fee that may be payable under the terms of the Amended and Restated UtiliCorp/KCPL Merger Agreement) and are expensed upon consummating the Merger in 1998. This nonrecurring expense is estimated to reduce earnings by approximately $0.69 per share in 1998. The transaction costs represent professional fees for attorneys, investment bankers, accountants and other advisors and other direct incremental costs.

  Cost Savings. Cost savings assumed in development of the forecast for the combined company have been limited to quantifiable cost savings which are estimated upon the combination of Western Resources and KCPL. Recognition has been given to the costs to be incurred in achieving these potential savings and to the time required to implement plans designed to lower costs. See "Background of the Offer--Comparison of the Proposals."

  The total cost savings, net of the costs necessary to achieve these reductions, are estimated to be approximately $43 million in 1998, $77 million in 1999, $94 million in 2000, $101 million in 2001, $108 million in 2002, $111 million in 2003, $117 million in 2004, $124 million in 2005, $131 million in 2006, and $138 million in 2007, for a cumulative total of approximately $1.043 billion during the first ten years following the Merger. The savings in 1998 and 1999 are lower than any subsequent year's savings due to the costs to achieve and phase-in of certain cost savings. A summary of the cost savings beginning January 1, 1998 is as follows:

                   COST SAVINGS AS REFLECTED IN THE FORECAST
                            (DOLLARS IN THOUSANDS)

                                           YEARS ENDING DECEMBER 31,
                                  ---------------------------------------------
                                                             2001-
                                   1998     1999     2000     2007     TOTAL
                                  -------  -------  ------- -------- ----------
GENERATION:
  Electric Dispatch.............  $ 4,313  $ 4,714  $ 5,157 $ 50,209 $   64,393
  Capacity Deferrals............      --       --     7,168   50,176     57,344
  Generation Labor..............    8,854    9,419   10,008   88,821    117,102
                                  -------  -------  ------- -------- ----------
                                   13,167   14,133   22,333  189,206    238,839
FIELD OPERATIONS................    6,569    7,366    8,198   83,892    106,025
PURCHASING ECONOMIES (NON-FUEL):
  Procurement...................   10,288   11,938   13,638  147,554    183,418
  Inventory.....................      741      741      741    5,187      7,410
  Contract Services.............    2,461    2,945    3,445   39,408     48,259
                                  -------  -------  ------- -------- ----------
                                   13,490   15,624   17,824  192,149    239,087
CORPORATE & ADMINISTRATIVE:
  Information Services..........   10,106   12,454   13,744   96,252    132,556
  Facilities....................    1,711    1,711    1,711   11,977     17,110
  Professional Services.........    1,358    1,399    1,441   11,370     15,568
  Insurance.....................    1,114    1,148    1,182    9,329     12,773
  Corporate & Administrative
   Labor........................   17,853   20,699   21,816  188,293    248,661
  Overheads & Benefits..........    3,426    3,616    3,816   33,065     43,923
  Other Corporate &
   Administrative Programs......    1,627    1,673    1,719   13,460     18,479
                                  -------  -------  ------- -------- ----------
                                   37,195   42,700   45,429  363,746    489,070
                                  -------  -------  ------- -------- ----------
GROSS SAVINGS...................   70,421   79,823   93,784  828,993  1,073,021
  Less: Costs to Achieve........  (27,157)  (3,014)     --       --     (30,171)
                                  -------  -------  ------- -------- ----------
NET SAVINGS.....................  $43,264  $76,809  $93,784 $828,993 $1,042,850
                                  =======  =======  ======= ======== ==========

  The forecasted amounts have been adjusted to consider the effect on operating results from savings of capital costs such as capacity deferrals and purchasing economies.

OPERATING ASSUMPTIONS

  Electric Revenues. Electric rates for the merged company will continue to be subject to approval by the KCC at the retail level for Kansas jurisdictional customers and the MPSC for Missouri jurisdictional customers and the FERC at the wholesale level. Although both the wholesale and retail markets are becoming increasingly competitive and subject to deregulation, these forecasts do not assume any significant change to the structure of electric utility regulation.

    KPL Electric. The forecast assumes KPL electric service territory will sustain continued growth in sales from electric operations at a compound annual growth rate of 2.7% over the forecast period.

    KGE Electric. The forecast assumes KGE's electric service territory will sustain continued growth in electric sales at a compound annual growth rate of 2.3% over the forecast period.

    KCPL Electric. The forecast assumes KCPL's electric service territory will sustain continued growth in electric sales at a compound annual growth rate of 2.5% over the forecast period.

  The forecast also assumes normal weather conditions. Sales distribution by customer class is expected to remain relatively constant and reflect the existing mix of customers within the service territories of each KPL, KGE and KCPL. Forecasted revenues reflect the rate reductions in Regulatory Plan.

  Natural Gas Revenues. Natural gas rates are assumed to continue to be subject to approval by the KCC and the OCC at the retail level. Although recent FERC decisions and market conditions have created substantial change within the natural gas business, this forecast does not assume any significant changes in the current structure of natural gas regulation.

  The forecast assumes the natural gas service territory will experience modest growth in natural gas sales. Revenue from continuing gas operations is assumed to increase at a compound annual growth rate of approximately 5.6% during the forecast periods taking into consideration increased purchased gas costs passed on to customers through a purchased gas adjustment clause ("PGA"). The forecasted revenues also include increases to the rates charged reflecting the gas rate increase authorized by the KCC in April 1996 and an additional increase in 1998 which is assumed to be needed to recover revenue requirements associated with the additional capital investment and operating expenses related to Western Resources' gas service line replacement program. The distribution of gas sales among customer classes remains relatively constant over the forecast periods, with each class maintaining its relative proportion of total sales, including transportation customers.

  Western Resources has been authorized in Kansas and Oklahoma to maintain a PGA provision in its rates. The PGA allows Western Resources to pass on to its customers the actual costs associated with purchases of natural gas, thereby removing Western Resources' potential exposure associated with fluctuations in the natural gas market. During the forecast period, a significant portion of the anticipated revenue increase is associated with increased gas purchase costs and has no impact on forecasted earnings.

  Regulatory Assumptions. The forecast assumes the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulations" ("SFAS 71"), continues to be applicable for all periods presented. SFAS 71 requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery or require refund of these costs and revenues in future periods. Consequently, the recorded net book value of certain assets and liabilities may be different than would otherwise be recorded by unregulated enterprises. Although recent developments suggest the electric generation industry may become more competitive, the degree to which regulatory oversight will be lifted and competition permitted is uncertain.

  Fuel. KPL, KGE and KCPL rates do not provide for fuel adjustment clauses within their respective retail rate structures.

    KPL. In 1996, predominantly all of KPL's electric energy was generated using low-sulfur coal, with the remainder generated using natural gas or fuel oil. This fuel mix pattern is expected to continue throughout the forecast periods.

    KGE. KGE generates electricity using a variety of fuels, including uranium, coal, natural gas and fuel oil. Currently, KGE has on hand or under contract 75% of the uranium required through the year 2003 for Wolf Creek. The balance is expected to be obtained through spot market or contract purchases. Unlike the cost of coal or other conventional fuels, the cost of uranium is recorded as a plant asset at the time of purchase, enrichment and fabrication, and is amortized to expense when used based upon the quantity of heat produced for the generation of electricity. Most of KGE's coal requirements are low-sulfur Wyoming coal purchased under long-term contracts.

    KCPL. Forecasted fuel costs have been estimated based upon historical trends. KCPL generates electricity primarily using coal and uranium as fuel sources.

  Natural Gas Purchases. Western Resources purchases natural gas from a combination of interstate pipelines and direct wellhead production on both the spot market and under long-term contracts. Approximately 80% of Western Resources' gas purchases are from nonaffiliated interstate pipeline companies. These contracts vary in length from one to twenty years.

  Operations and Maintenance. The cost savings estimated with the Merger are assumed to be realized beginning in 1998. The forecasted savings are estimated to reduce amounts classified as operations and maintenance expenses by $35 million in 1998, $64 million in 1999 and $70 million in 2000. See additional details regarding cost savings listed under the Merger assumptions section of this forecast.

  The forecast assumes an annual increase for operations and maintenance expense of approximately 3.4%, based on economic projections for inflation. The costs increased by this factor, however, do not include nuclear refueling or La Cygne operating lease expenses. Nuclear refueling costs have been included approximately every 18 months and are forecasted to occur in accordance with Wolf Creek's normal refueling cycle. The operating lease expense for the La Cygne Unit 2 is the result of KGE's sale-leaseback of that plant. The operating lease expense, net of the amortization of the gain on the sale, increases in 1997 from $22.5 million annually to $28.9 million annually under provisions of the operating lease agreement.

  Depreciation. For financial reporting purposes, Western Resources and KCPL both use the straight-line method to depreciate the original cost of property over the estimated remaining service life. The depreciation rates used during the forecast periods are consistent with those currently in effect and approximate 3%, except as modified by the Regulatory Plan. In accordance with this Regulatory Plan, depreciation of Wolf Creek has been accelerated by $50 million annually.

  Decommissioning. Decommissioning costs are assumed to be recovered from customers over the life of Wolf Creek. These costs are based on estimated unrecovered decommissioning costs, which consider inflation over the remaining estimated life of Wolf Creek and are net of earnings on amounts recovered from customers and deposited in an external trust fund.

  General Taxes. General taxes include such items as ad valorem taxes, payroll taxes, and other miscellaneous taxes. The forecast assumes these taxes increase as a direct result of items such as property additions, increased wages and revenues.

  Income Taxes. The following income tax assumptions have been made in developing the forecast:

  . Income tax expense includes provisions for income taxes currently payable and deferred income taxes. Income taxes include both federal and state income taxes, and are developed based upon each year's level of forecasted taxable income.

  . Forecasted income tax provisions have been adjusted for permanent and "flow-through" items to account for differences between the forecasted effective income tax rate and the applied statutory income tax rate. The principal differences between the statutory federal income tax rate and the effective income tax rate are state income taxes, non-taxable income, net tax benefits flowed through pursuant to regulatory orders and amortization of investment tax credits.

  . The combined effective income tax rate is forecasted to be approximately
    36%, 36%, 43%, 35% and 35% in 1996, 1997, 1998, 1999 and 2000,
    respectively.

  Financing Assumptions. The forecast considers the following assumptions for financing for 1996 through 2000:

    Short-Term Debt. Short-term debt is used to initially finance capital expenditures and meet other working capital requirements. The financing provided by short-term debt is assumed to bear an interest rate of 6%. During the forecast period, short-term debt is refinanced to long-term debt in the amount of $500 million in 1998.

    Common Stock. During the forecast period, common stock is only issued to meet normal operational financing requirements. This includes shares issued under Western Resources' dividend reinvestment plan, providing approximately $27 million in 1996, $29 million in 1997 and $31 million in 1998. In addition, the forecast assumes Western Resources issues approximately $23 million to finance investments in international energy projects.

    Preferred and Preference Stock. The forecast assumes Western Resources redeems $150 million of preference stock in 1996 and 1997. In addition, the forecast assumes the redemption of KCPL's preferred stock.

    Quarterly Income Debt Securities (QUIDS). The forecast assumes Western Resources issues $120 million of QUIDS in 1996 and $50 million in 1997 at interest rates of 8.25% and 8.07%, respectively.

    Long-Term Debt. The forecast assumes long-term debt is issued only to refinance short-term debt used to meet operational financing requirements. Long-term debt retirements are made only to meet scheduled maturities of long-term debt.

    Securities Covenants. All covenants of debt and preferred stock are maintained in the forecast period.

  Other Income and Deductions. The following assumptions have been made in developing forecasts for other income and deductions:

  . Western Resources owns 100% of several non-regulated subsidiaries. These include Westar Capital, Westar Business Services, Westar Consumer Services and The Wing Group. In addition, Western Resources owns a 23.9% interest in ADT and an equity interest in a gas compression company. Increases in other income during the forecast period are largely comprised of earnings from investments in electronic security services and the development of certain international independent power projects. See "Business of Western Resources."

  . KCPL's non-regulated business units have not been forecasted to generate any material amounts of earnings during the forecast period.

  . The forecast includes projected borrowings against the cash value and the costs associated with premium and interest payments on corporate owned life insurance ("COLI") policies, net of income due to increases in cash surrender value.

  . The forecast assumes Western Resources will continue its program of deferring post-retirement and post-employment costs determined on the accrual basis in accordance with SFAS 106 and SFAS 112, and netting those costs against an income stream generated by investments in COLI under provisions of current regulatory practices. In the event that the income stream of COLI is reduced or eliminated by pending national tax legislation, the forecast assumes incremental SFAS 106 and SFAS 112 expense will be recovered in rates approved by the KCC.

  . Forecasted amounts for other income and deductions also include other smaller items of income and deductions, net of income tax effects, not included in the rate regulated revenues. A pre-tax gain of approximately $20 million in 1997 is assumed from selling certain immaterial non-strategic assets.

                DESCRIPTION OF WESTERN RESOURCES CAPITAL STOCK

  The authorized capital stock of Western Resources consists of 85,000,000 shares of Western Resources Common Stock, par value $5.00 per share, 4,000,000 shares of Western Resources preference stock without par value (the "Western Resources Preference Stock"), 600,000 shares of Western Resources Preferred Stock, par value $100.00 per share (the "Par Value Preferred Stock") and 6,000,000 shares of preferred stock without par value (the "No Par Value Preferred Stock"). The Par Value Preferred Stock and the No Par Value Preferred Stock are referred to herein together as the "Western Resources Preferred Stock".

WESTERN RESOURCES COMMON STOCK

  As of July 3, 1996, Western Resources had 63,983,885 shares of Western Resources Common Stock issued and outstanding. The holders of Western Resources Common Stock and the Preferred Stock, voting as one class, are entitled to one vote per share on all matters requiring stockholder action (except for the election of directors) subject to the special voting rights of holders of Western Resources Preferred Stock and Western Resources Preference Stock described below. In all elections for directors, each holder of Western Resources Preferred Stock or Western Resources Common Stock has the right to cast as many votes in the aggregate as equals the number of shares held by him multiplied by the number of directors to be elected; provided, however, that if the holders of the Western Resources Preferred Stock are entitled to vote separately as a class for the election of certain directors or the Western Resources Preferred Stock and the Western Resources Preference Stock are each entitled to vote separately as a class for the election of certain directors, the holders of the Common Stock shall be entitled to vote separately as a class for the remaining directors. The holders of Western Resources Preferred Stock are entitled to elect a majority of the board of directors if, and so long as, dividends payable on outstanding Western Resources Preferred Stock are in default in an amount equal to four or more quarterly dividends, whether or not consecutive. The holders of Western Resources Preference Stock are entitled to elect two directors if, and so long as, dividends payable on outstanding Western Resources Preference Stock are in default in an amount equal to six or more quarterly dividends, whether or not consecutive. The holders of the Western Resources Common Stock participate ratably in liquidation, subject to the payment to the holders of the Western Resources Preferred Stock and Western Resources Preference Stock of the preferential amounts to which they are respectively entitled.

  Dividends on the Western Resources Common Stock may be declared and paid only out of surplus or net profits legally available for the payment of dividends and only when the full dividends on the Western Resources Preferred Stock and the Western Resources Preference Stock have been paid or declared and a sum sufficient for the payment thereof shall have been set apart. In addition, the Western Resources Articles contain further restrictions on the dividends which may be paid to holders of the Western Resources Common Stock. In the event the Capitalization Ratio (as defined below) is less than 20%, dividends (including the proposed payment) on the Western Resources Common Stock and the Western Resources Preference Stock during the twelve month period ending with and including the date of the proposed payment of such dividends may not exceed 50% of the net income available for dividends during the twelve calendar month period ending with and including the second calendar month immediately preceding the date of the proposed payment of dividends on such shares of capital stock. Similarly, if the Capitalization Ratio is 20% or more, but less than 25%, then the payment of dividends on the Western Resources Common Stock and the Western Resources Preference Stock (including the proposed payment) during the twelve month period ending with and including the date of the proposed payment of such dividends may not exceed 75% of the net income of Western Resources available for dividends for the twelve calendar months ending with and including the second calendar month immediately preceding the date of the proposed payment of dividends on such shares of capital stock. Except as permitted by the provisions of the Western Resources Articles summarized in this paragraph, Western Resources may not pay dividends on the Western Resources Common Stock and the Western Resources Preference Stock which would reduce the Capitalization Ratio to less than 25%. "Capitalization Ratio" is defined to mean the ratio of the capital represented by the Western Resources Common Stock and the Western Resources Preference Stock, including

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

premiums on the capital stock of Western Resources, plus the surplus accounts of Western Resources, to the total capital of Western Resources, plus the surplus accounts of Western Resources, at the end of the second calendar month immediately preceding the date of the proposed payment of dividends, adjusted to reflect the proposed payment of dividends.

WESTERN RESOURCES PREFERRED STOCK

  Western Resources is authorized to issue 6,600,000 shares of Western Resources Preferred Stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Western Resources board of directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding as may be declared from time to time by the Western Resources board of directors in the following respects: (i) the rate of dividend; (ii) the amount per share, if any, which the Western Resources Preferred Stock shall be entitled to receive upon redemption, liquidation, distribution or sale of assets, dissolution or winding up of Western Resources; (iii) terms and conditions of conversions, if any; and (iv) terms of sinking fund, redemption or purchase account, if any. As of July 3, 1996, Western Resources had three series of Par Value Preferred Stock outstanding; the 4 1/2% Series (138,576 shares outstanding); the 4 1/4% Series (60,000 shares outstanding); and the 5% Series (50,000 shares outstanding), and no shares of No Par Value Preferred Stock were outstanding.

  The Western Resources Preferred Stock has special voting rights which are triggered when dividends on the stock are in default in an amount equal to four or more quarterly dividends, whether or not consecutive. If dividends are not paid for four or more dividend periods on all series of Western Resources Preferred Stock then outstanding, the holders of the Western Resources Preferred Stock are entitled to elect the smallest number of directors necessary to constitute a majority of the full Western Resources board of directors until such unpaid dividends shall be paid. In addition, Western Resources may not, without the consent of the holders of at least two-thirds of the Western Resources Preferred Stock then outstanding, voting as a class,
(i) define or specify preferences, qualifications, limitations or other rights for authorized but unissued shares of Western Resources Preferred Stock superior to those of outstanding shares of such stock (except for differences described in items (i) through (iv) in the previous paragraph) or amend, alter, change or repeal any of the express terms or provisions of the then outstanding Western Resources Preferred Stock in a manner substantially prejudicial to the holders thereof, or (ii) issue or sell any Western Resources Preferred Stock or any class of stock ranking prior to or on a parity with the Western Resources Preferred Stock other than in exchange for or for the purpose of effecting the retirement of not less than a like number of shares of Western Resources Preferred Stock or shares of stock ranking prior to or on a parity therewith or securities convertible into not less than a like number of such shares unless (a) aggregate capital applicable to Western Resources Common Stock and Western Resources Preference Stock plus surplus equals the involuntary liquidation preference of all Western Resources Preferred Stock and any such other stock ranking prior thereto or on a parity therewith and (b) Western Resources' net earnings (as defined) for a period of twelve consecutive calendar months within the fifteen calendar months preceding the date of issuance, available for the payment of dividends, shall be at least two times the annual dividend requirements on the Western Resources Preferred Stock and on any such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance, and the net earnings (as defined), for the same period, available for payment of interest shall be at least one and one-half times the sum of annual interest requirements and dividend requirements on Western Resources Preferred Stock and such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance.

  The Western Resources Articles also provide that without the consent of the holders of at least a majority of the Western Resources Preferred Stock then outstanding, voting as a class, or if more than one-third shall vote negatively, Western Resources shall not: (i) merge or consolidate with or into any other corporation; (ii) sell, lease or exchange all or substantially all of its property or assets unless the fair value of the net assets of Western Resources after completion of such transaction shall at least equal the liquidation value of all outstanding shares of Western Resources Preferred Stock; or (iii) reacquire or pay any dividends or make any other distribution upon shares of the Western Resources Preference Stock or the Western Resources Common Stock or any other class of the stock of Western Resources over which the Western Resources Preferred Stock

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

has preference with respect to the payment of dividends or the distribution of assets, unless after any such action the sum of (a) the capital of Western Resources represented by the outstanding Western Resources Preference Stock, Western Resources Common Stock or other stock over which the Western Resources Preferred Stock has preference, (b) Western Resources' earned surplus, and (c) any capital surplus of Western Resources, shall not be less than the sum of $10,500,000 plus an amount equal to twice the annual dividend requirement on all outstanding shares of the Western Resources Preferred Stock and on any such other stock ranking prior thereto or on a parity therewith.

  At Western Resources' 1996 Annual Shareholders Meeting, a proposal was approved to amend the Western Resources Articles by removing the voting rights of the holders of Western Resources Preferred Stock relating to the issuance of unsecured indebtedness.

WESTERN RESOURCES PREFERENCE STOCK

   Western Resources is authorized to issue 4,000,000 shares of Western Resources Preference Stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the board prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding, as may be declared from time to time by the Western Resources board of directors, in the following respects: (i) the rate of dividend; (ii) whether shares of Western Resources Preference Stock are subject to redemption, and if so, the amount or amounts per share which the shares of such series would be entitled to receive in case of redemption, and the terms on which such shares may be redeemed;
(iii) the amounts payable in the case of the liquidation, distribution or sale of assets, dissolution or winding up of Western Resources; (iv) terms and conditions of conversion, if any; (v) terms of sinking fund, redemption or purchase account, if any; and (vi) any designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof. As of July 3, 1996, Western Resources had 500,000 shares of 7.58% Series Preference Stock outstanding.

  The Western Resources Preference Stock has voting rights which are triggered when dividends on the stock are in default in an amount equal to six or more quarterly dividends, whether or not consecutive. If dividends are not paid for six or more dividend periods, the holders of the Western Resources Preference Stock are entitled to elect two directors to the Western Resources board of directors until such unpaid dividends shall be paid. In addition, Western Resources may not, without the consent of the holders of at least two-thirds of the Western Resources Preference Stock then outstanding, voting as a class,
(i) amend, alter, change or repeal any of the express terms and conditions of the then outstanding Western Resources Preference Stock in a manner substantially prejudicial to the holders thereof, or (ii) create any class of stock ranking prior to the Western Resources Preference Stock as to dividends or upon liquidation, or securities convertible into shares ranking prior to the Western Resources Preferred Stock in such respects; provided, no such consent shall be required with respect to the taking of any such action relating to the Western Resources Preferred Stock.


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

                      DESCRIPTION OF KCPL'S CAPITAL STOCK

THE SHARES

  The KCPL Articles provide that KCPL has authority to issue 150,000,000 Shares. According to publicly available information, as of May 3, 1996, there were 61,902,083 Shares issued and outstanding.

  Holders of Shares are entitled to one vote per Share held, with the right of cumulative voting in the election of directors. Holders of Shares are entitled to receive dividends from funds legally available therefor, when and as declared by the KCPL board of directors, and are entitled upon liquidation to receive pro rata the net assets of KCPL after satisfaction in full of the prior rights of creditors of KCPL and holders of the Cumulative Preferred Stock, Cumulative No Par Preferred Stock and the KCPL Preference Stock (as defined below).

  UMB Bank, N.A., is the Transfer Agent and Registrar for the Shares.

CUMULATIVE PREFERRED STOCK AND CUMULATIVE NO PAR PREFERRED STOCK

  The KCPL Articles authorize the issuance of 409,157 shares of Cumulative Preferred Stock, par value $100 per share and 1,572,000 shares of Cumulative No Par Preferred Stock, without par value (the Cumulative Preferred Stock and the Cumulative No Par Preferred Stock are referred to collectively as the "KCPL Preferred Stock"). On December 31, 1995, KCPL had 404,357 shares of Cumulative Preferred Stock outstanding and 500,000 shares of Cumulative No Par Preferred Stock outstanding. The KCPL Preferred Stock may be issued from time to time in one or more series and the KCPL board of directors is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations or restrictions to be granted or imposed upon the KCPL Preferred Stock. Thus, the KCPL board of directors is authorized to designate and fix with respect to each series of KCPL Preferred Stock the specific designation of such series, the dividend rate, the terms of redemption, the terms and amount of any sinking fund and conversion rights, all without further action by the holders of the Shares.

  The holders of each series of KCPL Preferred Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the KCPL board of directors and are entitled upon liquidation to receive an amount per share equal to that which such holders would have been entitled to receive had shares held by them been redeemed. The shares of KCPL Preferred Stock now outstanding have preference over the Shares with respect to the payment of dividends and distribution of assets in the event of the liquidation, winding up or dissolution of Western Resources.

  Generally, the holders of each series of KCPL Preferred Stock have no voting rights. However, the holders of KCPL Preferred Stock are entitled to vote as a single class for the approval of a merger or consolidation, except that no consent of the holders of KCPL Preferred Stock is required with respect to any merger or consolidation approved by the Commission under the 1935 Act, unless such stock is to be redeemed prior to the effective time of the merger or consolidation. Furthermore, if the equivalent of four quarterly dividends payable on a series of KCPL Preferred Stock are in default, the holders of KCPL Preferred Stock, voting as a single class, may elect the smallest number of directors necessary to constitute a majority of the full KCPL board of directors.

PREFERENCE STOCK

  The KCPL Articles provide that KCPL has the authority to issue 11,000,000 shares of preference stock with no par value (the "KCPL Preference Stock"). On December 31, 1995, no shares of Preference Stock were outstanding. The KCPL Preference Stock may be issued from time to time in one or more series with such rights, preferences and limitations as are specified by the KCPL board of directors. The KCPL board of directors is authorized to establish, designate and fix, with respect to each series of KCPL preference shares, the designation of such series, the dividend rate, right of redemption and the price, sinking fund provisions and voting rights, all without further action by the holders of the Shares.

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

                    COMPARISON OF THE RIGHTS OF HOLDERS OF
                   SHARES AND WESTERN RESOURCES COMMON STOCK

  As a consequence of the Merger, shareholders of KCPL, a Missouri corporation, will become shareholders of Western Resources, a Kansas corporation. The rights of KCPL shareholders are currently governed by Missouri law (including the MGBCL), the KCPL Articles and the KCPL Bylaws. Upon consummation of the Merger, the rights of KCPL shareholders will be governed by Kansas law (including the Kansas General Corporation Code (the "KGCC")), the Western Resources Articles and the by-laws of Western Resources, as amended May 5, 1992 (the "Western Resources Bylaws"). The following is a summary of certain similarities and material differences between the rights of holders of KCPL Common Stock and the rights of holders of Western Resources Common Stock.

  The following summary does not purport to be a complete statement of the rights of KCPL shareholders under Missouri law, the KCPL Articles and the KCPL Bylaws as compared with the rights of Western Resources shareholders under Kansas law, the Western Resources Articles and the Western Resources Bylaws, or a complete description of the specific provisions referred to herein. The summary discusses all material aspects of the above-mentioned corporate laws and instruments but is qualified in its entirety by reference to such laws and instruments, including the aforementioned instruments of KCPL and Western Resources. Complete copies of all such laws and instruments may be obtained in the manner set forth above under "Available Information."

  Special Meetings of Shareholders. Section 351.225.3 of the MGBCL permits the board of directors or such other person or persons as may be authorized in the articles of incorporation or bylaws to call a special meeting of shareholders. The KCPL Bylaws provide that a special meeting of shareholders may be called only by the Chairman of the KCPL board of directors, by the President, or at the written request of a majority of the KCPL board of directors.

  Section 17-6501(e) of the KGCC provides that special meetings of shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or bylaws. The Western Resources Bylaws provide that a special meeting of shareholders may be called by the Western Resources Board, the Chairman or the President.

  Number of Directors. Section 351.315.1 of the MGBCL provides that a corporation shall have three or more directors, except that a corporation may have one or two directors if stated in the articles of incorporation. The KCPL Bylaws fix the number of directors to be elected at the annual meeting of shareholders at nine (9). The number of directors may be increased at a special meeting called for such purpose by a majority of the shareholders present and entitled to vote at such meeting.

  Section 17-6301(b) of the KGCC provides that the board of directors of a corporation shall consist of one or more members. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation establish the number of directors, in which case a change in the number of directors shall be made only by amendment of the articles of incorporation. Directors need not be shareholders unless so required by the articles of incorporation or the bylaws. The articles of incorporation or bylaws may prescribe other qualifications for directors. The Western Resources Articles provide that the number of directors shall not be less than seven nor more than fifteen, the precise number to be set by the Western Resources board of directors, provided that unless approved by a majority of shareholders entitled to vote, the number of directors shall not be reduced if such reduction will shorten the term of an existing director.

  Advance Notice of Shareholder Nominations of Directors. Under the KCPL Bylaws, nominations of persons for election to the KCPL board of directors may be made at a meeting of shareholders by any shareholder who is a shareholder of record on both the date notice of the meeting is given and on the record date for the meeting, provided that the Secretary of KCPL receives proper written notice of such nomination not less than sixty days nor more than ninety days prior to the meeting. If less than seventy days' notice or prior public disclosure of the date of the meeting is given or made by KCPL to shareholders, the notice of nomination must

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

be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

  The Western Resources Articles provide a similar advance notice provision. Nominations of persons for election to the Western Resources board of directors may be made at a meeting of shareholders by any shareholder, provided that the Secretary of Western Resources receives written notice not less than thirty-five days nor more than fifty days prior to the meeting. In the event that less than forty-five days' notice or prior public disclosure of the date of the meeting is given or made by Western Resources to shareholders, the notice of nomination must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. For notice by the shareholder to be timely, it must be received in any event not later than the close of business on the seventh day preceding the day on which the meeting is to be held. Such notice shall contain (i) the names of the nominees and all other information required to be disclosed in a proxy statement, (ii) the name and address of the shareholder making the nomination, (iii) a representation that the shareholder is a holder of record of the stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice and (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person on whose behalf such nominations are being made.

  Shareholder Proposal Procedures. Pursuant to the KCPL Bylaws, business is properly brought before an annual meeting if any shareholder of KCPL who is a shareholder of record on both the date notice of the meeting is given and on the record date for the meeting provides the Secretary of KCPL with proper written notice not less than sixty days nor more than ninety days prior to the meeting. If less than seventy days' notice or prior public disclosure of the date of the meeting is given or made by KCPL to shareholders, the notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

  The Western Resources Articles permit any shareholder who is a holder of record at the time of giving the required notice and who is entitled to vote at the shareholders meeting, to bring business before such shareholders meeting. Required notice must be received by the Secretary of Western Resources not less than thirty-five days nor more than fifty days prior to the meeting. In the event that less than forty-five days' notice or prior public disclosure of the date of the meeting is given or made by Western Resources to shareholders, the notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. For notice by the shareholder to be timely, it must be received in any event not later than the close of business on the seventh day preceding the day on which the meeting is to be held. The notice shall contain (i) a brief description of the business desired to be brought forth and the reasons for considering the business, (ii) the name and address of the shareholder as they appear on the books of Western Resources, (iii) a representation that such shareholder is a holder of record of the stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy to present the business specified in the notice and (iv) disclosure of any material interest of the shareholder in such proposal.

  Classification of Board of Directors. Section 351.315.1 of the MGBCL provides that any Missouri corporation may elect its directors for one or more years, not to exceed three years, the time of service and mode of classification to be provided for by the articles of incorporation or the bylaws of the corporation; provided, that there shall be an annual election for such number of directors as may be found upon dividing the entire number of directors by the number of years composing a term. The KCPL board of directors is not classified and the KCPL Bylaws provide that each director will be elected annually to a one-year term.

  Section 17-6301(d) of the KGCC provides that the directors of any corporation may be divided into one, two or three classes by the articles of incorporation or by the corporation's initial bylaws, or by bylaws adopted by a vote of the shareholders; the term of office of those of the first class to expire at the annual meeting next ensuing; of the second class one year thereafter; of the third class two years thereafter; and at each annual election held after such classification and election, directors shall be chosen for a full term, as the case may be,

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

to succeed those whose terms expire. The Western Resources Bylaws provide for three classes of directors as nearly equal as possible with no class containing fewer than two directors and with each holding office for a term of three years.

  Cumulative Voting. Both the MGBCL and the KGCC allow, but do not require, cumulative voting for the election of directors. Under the KCPL Bylaws, KCPL shareholders have cumulative voting rights for the election of directors. Accordingly, each holder of shares eligible to vote for the election of directors may cast a number of votes in the aggregate equal to the number of shares held by that holder multiplied by the number of directors to be elected, and such votes may be cast for one candidate or distributed among two or more candidates at the shareholder's discretion. The Western Resources Bylaws also provide for cumulative voting of all shares entitled to vote for the election of directors.

  Removal of Directors: Filling Vacancies on the Board of Directors. The KCPL Bylaws are silent on the issue of removal of directors. The MGBCL provides, however, that one or more directors may be removed at a duly called special meeting, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Under the MGBCL, in the case of a corporation having cumulative voting for the election of directors, such as KCPL, if less than the entire board is to be removed, no director may be removed if the votes cast against such removal would be sufficient to elect the director by cumulative voting at a duly convened meeting to elect directors. Additionally, a majority of the entire KCPL board of directors may remove a director if, at the time of removal, such director fails to meet the qualifications for election stated in the KCPL Articles or KCPL Bylaws or if he is in breach of any agreement between such director and KCPL relating to his services to such corporation as a director or employee. Prior notice of such proposed removal must be given to all directors.

  The KCPL Bylaws provide that vacancies on the KCPL board of directors may be filled by a majority of the remaining directors, though less than a quorum, until the successor or successors are elected at a meeting of the shareholders.

  The KGCC provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors, except that in the case of a corporation having a classified board of directors, such as Western Resources, shareholders may remove a director only for cause, unless the articles of incorporation otherwise provide. Under the Western Resources Bylaws, no director may be removed except for cause. Pursuant to the KGCC, in the case of a corporation with cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, in the case of a corporation having classes of directors, such as Western Resources, at an election of the class of directors of which such director is a part.

  Pursuant to the Western Resources Bylaws, vacancies in the Western Resources board of directors, caused by death, resignation or otherwise, may be filled at any meeting of the Western Resources board of directors and such replacement directors shall serve until the next annual meeting of shareholders and until their successors are elected and qualified.

  Shareholder Action by Written Consent. Under both Section 351.273 of the MGBCL and Section 17-6518 of the KGCC (except as otherwise provided in the articles of incorporation of a Kansas corporation), any action which may be taken by shareholders at any annual or special meeting may be taken without a meeting by written consent, provided that such consent is unanimous.

  Preemptive Rights. No shareholder of KCPL or Western Resources has preemptive rights with regard to shares of common or preferred stock.

  Amendment of KCPL Articles and Western Resources Articles. The KCPL Articles may be amended in accordance with Missouri law. Section 351.090 of the MGBCL provides that the board of directors may adopt a

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

resolution setting forth the proposed amendment and directing that it be submitted to a vote at a meeting of shareholders, which may be either an annual or a special meeting, except that the proposed amendment need not be adopted by the board of directors and may be directly submitted to any annual or special meeting of shareholders. Missouri law further provides that written notice setting forth the proposed amendment or a summary of the changes to be effected shall be given to each shareholder of record entitled to vote within the time and in the manner for the giving of notice of meetings of shareholders. If the meeting is an annual meeting, the proposed amendment or summary shall be included in the notice of the annual meeting. At the meeting, a vote of the shareholders entitled to vote shall be taken on the proposed amendment. The proposed amendment shall be adopted upon receiving the affirmative vote of a majority of the outstanding shares entitled to vote, unless any class of shares is entitled to vote as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of a majority of the outstanding shares of each class of shares entitled to vote as a class and of the total shares entitled to vote.

  The Western Resources Articles provide that until and unless a specific provision for amending the Western Resources Articles is specially adopted, Western Resources reserves the right, except as otherwise provided, to amend, alter, change, or repeal any provision contained in the Western Resources Articles in the manner now or hereafter prescribed by the applicable provisions of the laws of the State of Kansas for amending the articles of incorporation of a Kansas corporation, and all rights conferred upon shareholders are granted subject to such reservation.

  The KGCC provides that in connection with every amendment authorized by
Section 17-6602 of KGCC, the board of directors shall adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Kansas law further provides that written notice shall be given to each shareholder entitled to vote at the meeting within the time and in the manner for the giving of notice of meetings of shareholders. The notice shall set forth such amendment in full or a brief summary of the changes to be effected. If a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote thereon as a class have been voted in favor of the amendment, a certificate setting forth the amendment and certifying that such amendment has been duly adopted shall be executed, acknowledged, filed and recorded.

  Amendment of Bylaws. The KCPL board of directors may make, alter, amend or repeal the KCPL Bylaws by a majority vote of the whole KCPL board of directors at any regular or special meeting of the KCPL board of directors, provided notice thereof has been given in the notice of such special meeting. The shareholders may also amend the KCPL Bylaws at any shareholder meeting at which a quorum is present by a majority vote of the shareholders present and entitled to vote.

  The Western Resources board of directors may make and from time to time alter, amend or repeal any Western Resources Bylaw, subject to the power of the shareholders to amend, alter or repeal such Western Resources Bylaws. The provisions of the Western Resources Bylaws regarding the classification of the Western Resources board of directors, the filling of vacancies by directors and the removal of directors may not be amended without the affirmative vote of at least 80% of the outstanding shares of Western Resources entitled to vote.

  Business Combinations. Article XII of the KCPL Articles provide that an affirmative vote of at least 80% of the outstanding Shares entitled to vote shall be required for the approval or authorization of any Business Combination with an Interested Shareholder; provided that such 80% voting requirement shall not be applicable if: (a) the Business Combination shall have been approved by a majority of the Continuing Directors; or (b) the cash or the Fair Market Value of the property, securities or other consideration to be received in such Business Combination is not less than the highest per share price paid by or on behalf of the Interested Shareholder for any Shares during the five-year period preceding the commencement of such Business Combination. For purposes of the foregoing provisions, an "Interested Shareholder" is defined as (i) any individual, corporation,

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

partnership or other person or entity, which together with its "Affiliates" or "Associates" as such terms are defined in Rule 12b-2 under the Exchange Act beneficially owns, as such term is defined in Rule 13d-3 under the Exchange Act, in the aggregate 5% or more of the outstanding Common Stock and (ii) any Affiliate or Associate of such Interested Shareholder; "Continuing Directors" is defined as any director who is unaffiliated with the Interested Shareholder and was a director prior to the Interested Shareholder becoming an Interested Shareholder, and any successor of a Continuing Director if unaffiliated with the Interested Shareholder and recommended to succeed the Continuing Director by a majority of Continuing Directors; "Substantial Part" means 10% or more of the Fair Market Value of KCPL's total assets as reflected in the most recent balance sheet; and "Fair Market Value" is defined as (i) in the case of stock, the highest closing sale price during the 30-day period immediately prior to the date in question of a share of such stock on the NYSE; and (ii) in the case of property other than cash, or stock, the Fair Market Value of such property on the date in question as determined by a majority of the Continuing Directors.

  Business Combinations requiring such a vote include: (i) any merger or consolidation of KCPL or any of its subsidiaries with any Interested Shareholders; (ii) any sale, lease, exchange, transfer or other disposition of any Substantial Part of the assets of KCPL or a subsidiary to an Interested Shareholder; (iii) the issuance of any securities of KCPL to an Interested Shareholder other than an issuance on a pro rata basis to all holders of shares pursuant to a stock split or dividend; (iv) any recapitalization or reclassification that would increase the proportionate voting power of an Interested Shareholder; (v) any liquidation, spinoff, split-up or other dissolution of KCPL proposed on behalf of an Interested Shareholder; or (vi) any agreement, contract, arrangement or understanding providing for any of the above transactions.

  Article XII of the KCPL Articles may not be amended or repealed except by the affirmative vote of at least 80% of the outstanding Shares entitled to vote.

  Article XVII of the Western Resources Articles provides that an affirmative vote of at least 80% of the voting stock of Western Resources and the affirmative vote of at least a majority of the voting stock held by shareholders other than an Interested Shareholder shall be required for the approval or authorization of any Business Combination with an Interested Shareholder; provided that such 80% voting requirement not be applicable if:
(a) the Business Combination shall have been approved by a majority of the Continuing Directors; or (b) the cash or the Fair Market Value (as determined by a majority of the Continuing Directors) of the property, securities or other consideration to be received in such Business Combination is not less than the highest per share price paid on behalf of the Interested Shareholder for any shares of the Western Resources stock.

  "Business Combinations" requiring such a vote include: (i) any merger or consolidation of Western Resources or any of its subsidiaries with any Interested Shareholder; (ii) any sale, lease, exchange, transfer or other disposition of any Substantial Part of the assets of Western Resources or a subsidiary to an Interested Shareholder; (iii) the issuance of any securities of Western Resources or a subsidiary to an Interested Shareholder other than an issuance on a pro rata basis to all holders of shares pursuant to a stock split or dividend; (iv) any recapitalization or reclassification that would increase the proportionate voting power of an Interested Shareholder; (v) any liquidation or dissolution of Western Resources proposed on behalf of an Interested Shareholder; or (vi) any agreement, contract, arrangement or understanding providing for any of the above transactions. "Fair Market Value" is defined as (i) in the case of stock, the highest closing sale price during the 30-day period immediately prior to the date in question of a share of such stock on the NYSE or such other exchange or quotation system; and (ii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of the Continuing Directors.

  The affirmative vote of 80% of the voting stock of Western Resources and the affirmative vote of a majority of the voting stock, other than the stock held by an Interested Shareholder, shall be required to amend, repeal or adopt any provision inconsistent with Article XVII of the Western Resources Articles.

VOTING RIGHTS IN CONNECTION WITH MERGERS AND CONSOLIDATIONS

  Generally. A plan of merger or consolidation must be approved by the KCPL board of directors, submitted to the shareholders of KCPL for approval at a shareholder meeting, and must obtain the approval of the holders of at least two-thirds of the outstanding shares entitled to vote at such meeting (MGBCL Sections 351.410, 415, 420, 425, 458).

  Preferred Shares. The KCPL Articles provide that the approval of a merger or consolidation shall require the vote of a majority of the outstanding shares of KCPL Preferred Stock (as defined herein), voting as a single class, except that such vote is not required (i) with respect to any merger or consolidation ordered, approved or permitted by the Commission under the 1935 Act or (ii) if provision for redemption of the KCPL Preferred Stock is made prior to the effective time of the merger or consolidation.

  Section 351.093 of the MGBCL provides that the holders of the outstanding shares of a class of stock shall be entitled to vote as a class upon a proposed amendment, even if that stock confers no or limited voting rights under the corporate charter, if such amendment would impair the relative rights or preferences of that stock. The MGBCL does not specify whether a class of stock would be entitled to vote on a merger whose effect would be the same as an amendment to the articles of incorporation, but the possibility of such an interpretation should be considered.

  Section 17-6701 of the KGCC provides that an agreement of merger or consolidation shall be approved by resolution adopted by the board of directors of the corporation and approved by a majority of the outstanding stock entitled to vote thereon, subject to certain exceptions.

  The Western Resources Articles provide that so long as Western Resources Preferred Stock (as defined herein) is outstanding, Western Resources may not merge or consolidate with any other corporation without (i) the consent of the holders of at least a majority of the shares of Western Resources Preferred Stock then outstanding voting separately as a class and (ii) if more than one-third of such holders of the Western Resources Preferred Stock shall vote negatively, the vote of the percentage or number of shares of any and all classes required by the law or the Western Resources Articles; provided, however, that no consent of the Western Resources Preferred Stock shall be required, except as otherwise required by law, with respect to (i) any merger approved by the Commission under the 1935 Act or (ii) if provision for redemption of the Western Resources Preferred Stock is made prior to the effective time of the merger or consolidation.

  Dissenters' Rights. Pursuant to Section 351.455 of the MGBCL, if a shareholder of a corporation which is a party to a merger files with the corporation a written objection to such merger before the meeting at which the merger is submitted to a shareholder vote, does not vote in favor of the merger and, within twenty days after the merger is consummated (or, pursuant to Section 351.447, within twenty days after being notified of a short-form merger), makes written demand for the payment of the fair value of his common equity interest (determined as of the day prior to the date on which the vote approving the merger was taken), the new or surviving corporation must pay such fair value. Any shareholder who fails to make such a demand within twenty days after the merger is conclusively presumed to have consented thereto and is bound by the terms thereof.

  Section 17-6712 of the KGCC provides that a shareholder has the right to dissent from and receive payment of the value of such shares in the event of the consummation of a plan of merger or consolidation in which the shareholder has a right to vote or which is a short-form merger. The KGCC further provides, however, that unless otherwise provided in the articles of incorporation of the Kansas corporation, this section does not apply to the holders of any class or series which, on the record date, were either registered on a national securities exchange or were held of record by at least 2,000 shareholders.

  Missouri Control Share Acquisition Statute. Section 351.407 of the MGBCL (the "Missouri Control Share Acquisition Statute"), a copy of which is attached hereto as Schedule C and is incorporated by reference herein, may have the effect of eliminating all voting rights attached to Shares acquired by Western Resources in the Offer.

  In summary terms, a "control share acquisition" is the direct or indirect acquisition (other than acquisitions permitted by the Missouri Control Share Acquisition Statute as discussed below) by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding shares of a Missouri "issuing public corporation" that, except for the Missouri Control Share Acquisition Statute, would have voting power with respect to shares of such corporation that, when added to all other shares of such corporation owned by such person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, to exercise or direct the exercise of the voting power of such corporation in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power.

  This provision applies to issuing public corporations which are corporations with 100 or more shareholders, a principal place of business, principal office or substantial assets in Missouri and either more than 10% of their shareholders resident in Missouri, at least 10% of their shares owned by Missouri residents or at least 10,000 shareholders resident in Missouri. KCPL meets these tests and is thus an issuing public corporation in Missouri.

  Pursuant to the Missouri Control Share Acquisition Statute, shares acquired in a control share acquisition have no voting rights unless voting rights are granted by resolution of the shareholders of such corporation. For such a resolution to be adopted, it must be approved by the affirmative vote of: (i) a majority of all outstanding shares entitled to vote at a special meeting of shareholders voting by class if required by the terms of such shares; and (ii) a majority of all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares. "Interested shares" means the shares of such corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power of the corporation in the election of directors: (a) an acquiring person or member of a group with respect to a control share acquisition; (b) any officer of such corporation elected or appointed by the directors of such corporation; or (c) any employee of such corporation who is also a director of such corporation.

  Any person who proposes to make or has made a control share acquisition may at the person's election deliver an acquiring person statement to such corporation at the corporation's principal office. The acquiring person statement must set forth, among other things, certain information regarding the acquiring person, its holdings of shares of such corporation and details of such person's control share acquisition or proposed control share acquisition. If the acquiring person so requests at the time of delivery of a control share acquisition statement and gives an undertaking to pay the corporation's expenses of a special meeting, the directors of the corporation shall within ten days thereafter call a special meeting of shareholders of such corporation for the purpose of considering the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition. Unless the acquiring person agrees to a later date, such a special meeting shall be held within fifty days after receipt by the corporation of such request.

  Under the Missouri Control Share Acquisition Statute, several acquisitions of shares are deemed not to constitute control share acquisitions, including among others, acquisitions of shares (i) pursuant to a will or other testamentary disposition, or by gift where such gift is made in good faith and not for the purpose of circumventing the Missouri Control Share Acquisition Statute, (ii) pursuant to a public offering, a private placement, or any other issuance of shares by such corporation, (iii) by, on behalf of, or pursuant to any benefit or other compensation plan or arrangement of such corporation,
(iv) pursuant to the conversion of debt securities into shares of such corporation under the terms of such debt securities, (v) pursuant to a binding contract, other than any contract created by, pursuant to, or in connection with a tender offer, whereby the holders of shares representing at least two-thirds of the voting power of such corporation, such holders acting simultaneously, agreed to sell such shares to any person, (vi) pursuant to a merger or consolidation effected in compliance with Sections 351.410 to
351.458 of the MGBCL if such corporation is a party to the agreement of merger or consolidation, (vii) pursuant to a binding contract with any person which, at any time within one year prior to the acquisition in question, owned shares representing more than fifty percent of the voting power of such corporation and (viii) by or from any person whose shares have been previously accorded voting rights pursuant to the Missouri Control Share Acquisition Statute; provided, such acquisition entitles the person making the acquisition to exercise or direct the exercise of voting power of such corporation in the election of directors within a range of the voting power not in excess of the range of voting power associated with the shares to which voting rights have been previously accorded.

  In addition, a corporation may exempt itself from application of the Missouri Control Share Acquisition Statute by inserting a provision in its articles of incorporation or bylaws expressly electing not to be covered by the statute. The KCPL Articles and the KCPL Bylaws do not "opt out" of the Missouri Control Share Acquisition Statute.

  The foregoing does not purport to be a complete description of the Missouri Control Share Acquisition Statute. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ SECTION 351.407 OF THE MGBCL (AND THE RELATED DEFINITIONS INCLUDED THEREIN), A COPY OF WHICH IS ATTACHED HERETO IN ITS ENTIRETY AS SCHEDULE C.

  Kansas Control Share Transaction Provision. Pursuant to Section 17-1286 of the Kansas Statutes Annotated (the "Kansas Control Share Acquisition Provision"), control shares are shares of an issuing public corporation that would, except for application of the statute, entitle their holder to exercise or direct the exercise of voting power in the election of directors within certain specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, a majority or more). A control share acquisition is an acquisition, directly or indirectly, by any person of ownership of, or power to direct the voting of control shares, either pursuant to a single transaction or various transactions within a 120-day period, or pursuant to a plan to make a control share acquisition.

  This provision applies to shares of an issuing public corporation which has 100 or more shareholders, a principal place of business, principal office or substantial assets in Kansas and either more than 10% of its shareholders resident in Kansas or at least 10% of its shares owned by Kansas residents or at least 2,500 shareholders resident in Kansas. Western Resources meets these tests and is thus an issuing public corporation in Kansas.

  Control shares acquired in a control share acquisition shall have the same voting rights as before the acquisition only to the extent approved by a majority of all shares entitled to vote in the election of directors and a majority of all shares entitled to vote in the election of directors, excluding all interested shares. An acquiring person can request a special meeting of shareholders to consider the voting rights that will attach to his or her control shares.

  Interested shares are those over which (i) a person or group that makes or proposes to make a control share acquisition, (ii) an officer of the issuing public corporation, or (iii) an employee of the issuing public corporation who is also a director, exercises voting power.

  An issuing public corporation can opt out of the Kansas Control Share Acquisition Provision with a provision in either its articles of incorporation or its bylaws stating that it does not apply. The opt-out is effective only with regard to control share acquisitions which occur after the opt-out has been adopted by the bylaws or articles of incorporation. The Western Resources Articles and the Western Resources Bylaws do not contain an opt-out at this time.

  Unless otherwise provided in the corporation's bylaws or articles of incorporation, control shares may be redeemed if an acquiring person statement has not been delivered to the corporation by the tenth day after the control share acquisition, or if a statement has been filed but the shareholders have voted not to accord voting rights to the control shares. A call for redemption must occur within 30 days after the event that gives the corporation the option to redeem the shares and the shares must be redeemed within 60 days of such call.

  The definition of "control share acquisition" sets forth certain exceptions, including, without limitation, the acquisition of shares in certain statutory mergers or consolidations to which the issuing public corporation is a party.

  Missouri Business Combination Statute. Section 351.459 of the MGBCL (the "Missouri Business Combination Statute"), a copy of which is attached hereto as Schedule D and is incorporated by reference herein, protects Missouri corporations from certain transactions.

  The Missouri Business Combination Statute prevents a Missouri corporation from engaging in any "business combination" with any "interested shareholder" of such corporation for a period of five years following such interested shareholder's stock acquisition date unless such business combination or the purchase of stock made by such interested shareholder on such interested shareholder's stock acquisition date is approved by the board of directors of such corporation on or prior to such stock acquisition date. A "business combination" includes, among other things, a merger or consolidation, certain sales, leases, exchanges, mortgages, transfers, pledges and similar dispositions of corporate assets or stock and any reclassifications, recapitalizations and reorganizations that increase the proportionate voting power of the interested shareholder. An "interested shareholder" is defined generally as the "beneficial owner" (as such term is defined in the Missouri Business Combination Statute) of twenty percent (20%) or more of the outstanding voting stock of such corporation or an "affiliate" or "associate" (as such terms are defined in the Missouri Business Combination Statute) who at any time within the preceding five years was the beneficial owner of twenty percent (20%) or more of the outstanding voting stock of such corporation. The "stock acquisition date", with respect to any person and any Missouri corporation, means the date that such person first becomes an interested shareholder of such corporation.

  In addition, the Missouri Business Combination Statute provides that a Missouri corporation may not engage at any time in a business combination with an interested shareholder other than any of the following business combinations: (i) a business combination approved by the board of directors of such corporation prior to such interested shareholder's stock acquisition date, or where the purchase of stock made by such interested shareholder on such interested shareholder's stock acquisition date had been approved by the board of directors of such corporation prior to such interested shareholder's stock acquisition date; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder or any affiliate or associate of such interested shareholder at a meeting called for such purpose no earlier than five years after such interested shareholder's stock acquisition date; (iii) a business combination that meets certain detailed fairness and procedural requirements. Notwithstanding the foregoing, unless the board of directors of the corporation approved such business combination prior to the date on which the interested shareholder acquired such status, no such business combination may be engaged in for a period of five years after such date.

  Thus, the Missouri Business Combination Condition may be satisfied by the approval of the Offer or the Merger by the KCPL board of directors prior to the consummation of the Offer.

  The Missouri Business Combination Statute does not apply to: (i) corporations that do not have a class of voting stock registered under Section 12 of the Exchange Act, unless the certificate of incorporation provides otherwise; (ii) any business combination of a Missouri corporation whose certificate of incorporation has been amended to provide that such corporation shall be subject to the provisions of such statute, which did not have a class of voting stock registered with the Commission pursuant to Section 12 of the Exchange Act on the effective date of such amendment, and which is a business combination with an interested shareholder whose stock acquisition date is prior to the effective date of such amendment; (iii) any business combination of a Missouri corporation the original certificate of incorporation of which contains a provision expressly electing not to be governed by this section, or which adopts an amendment to such corporation's bylaws prior to August 1, 1986, expressly electing not to be governed by such statute, or which adopts an amendment to such corporation's bylaws, approved by the affirmative vote of the holders, other than interested shareholders and their affiliates and associates, expressly electing not to be governed by such statute, provided that such amendment to the bylaws shall not be effective until eighteen months after such vote of such corporation's shareholders and shall not apply to any business combination of such corporation with an interested shareholder whose stock acquisition date is on or prior to the effective date of such amendment;
(iv) any business combination of a Missouri corporation with an interested shareholder of a domestic corporation which became an interested shareholder inadvertently, if such interested shareholder, as soon as practicable, divests itself of a sufficient amount of the voting stock of such corporation so that it no longer is the beneficial owner, directly or indirectly, of twenty percent or more of the outstanding voting stock of such corporation, and would not at any time within the five-year period preceding the announcement date with respect to such business combination have been an interested shareholder but for such inadvertent acquisition; or (v) any business combination with an interested shareholder who was the beneficial owner, directly or indirectly, of five percent or more of the outstanding voting stock of such corporation on December 1, 1985, and remained so to such interested shareholder's stock acquisition date.

  The foregoing does not purport to be a complete description of the Missouri Business Combination Statute. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ
SECTION 351.459 OF THE MGBCL, A COPY OF WHICH IS ATTACHED HERETO AS SCHEDULE D IN ITS ENTIRETY.

  Kansas Business Combination Statute. The KGCC prohibits, subject to certain exceptions set forth therein, various business combinations with "interested stockholders" (as hereafter described) including mergers or consolidations of the corporation, or of any direct or indirect majority-owned subsidiary of the corporation, for a period of three years following the date such stockholder became an interested stockholder unless (a) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (determined in accordance with the KGCC); or
(c) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the shareholders of the corporation (but not by written consent of the shareholders), by the affirmative vote of at least 66 2/3% of the outstanding voting shares of the corporation which are not owned by the interested stockholder. "Interested stockholder" means, subject to certain exceptions, any person, other than the corporation or any direct or indirect majority-owned subsidiary of the corporation, that is (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

 Other Constituency Statute

  Section 351.347 of the MGBCL expressly authorizes directors to consider "non-monetary factors" when analyzing takeover bids. The factors that the board of directors is authorized to consider include the adequacy of the consideration offered, compared not only to the board's estimate of the value of the corporation in a freely negotiated sale on the liquidation value of the corporation, but also the future value of the corporation over a period of years as an independent entity, discounted to current value; current political, economic and other factors bearing on security prices; whether the bid might violate federal, state or local laws; social, legal and economic effects on employees, suppliers, customers and others with the corporation and the communities in which the corporation conducts its business; the financial conditions and earnings prospects of the bidder; and the competence, experience and integrity of the bidder.

  Kansas does not have a similar statute.

  Directors' Standard of Care and Indemnification. The KCPL Articles provide for indemnification of KCPL's officers, directors, employees and agents, to the fullest extent permitted under the MGBCL.

  The MGBCL does not provide a standard of care or otherwise fix the fiduciary duties of corporate directors and officers. Under MGBCL (S) 351.355, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may indemnify any such person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (except in certain circumstances where such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation). The indemnification described above may cover not only expenses but also amounts paid in settlements, and is not exclusive of any other rights to which such person seeking indemnification may be otherwise entitled. In addition to the indemnification described above, the MGBCL permits a corporation to grant further indemnity to such person if authorized or provided for in the articles of incorporation (or amendment thereof) or in any bylaw that has been adopted by vote of the shareholders, except to the extent that such person's conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

  The Western Resources Articles provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of Western Resources or is or was serving at the request of Western Resources as a director, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Western Resources to the fullest extent authorized by the KGCC.

  The KGCC does not provide for a standard of care or affix fiduciary duties to corporate directors but does permit indemnification of directors. Pursuant to KGCC (S) 17-6305, a corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A corporation may indemnify any such person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (except in certain circumstances where such person has been adjudged to be liable to the corporation). The indemnification described above may cover expenses, judgments and amounts paid in settlement, and is not exclusive of any other rights to which such person seeking indemnification may be otherwise entitled.

  Dividends; Declarations and Payments. Under MGBCL (S) 351.220, the board of directors of a corporation may declare and the corporation may pay dividends on its outstanding shares in cash, property, or its own shares, subject to the following limitations and provisions, among others:

    (1) No dividend shall be declared or paid at a time when the net assets of the corporation are less than its stated capital or when the payment thereof would reduce the net assets of the corporation below its stated capital;

    (2) No dividend shall be declared or paid contrary to any restrictions contained in the articles of incorporation.

  Under KGCC (S) 17-6420, the directors of every corporation, subject to any restrictions contained in its articles of incorporation, may declare and pay dividends upon the shares of its capital stock either (1) out of its surplus, as defined in and computed in accordance with K.S.A. (S)(S) 17-6404 and 17-6604, or (2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. If the capital of the corporation shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

                          MARKET PRICES AND DIVIDENDS

  The Western Resources Common Stock is listed and principally traded on the NYSE. The Shares are listed and traded principally on the NYSE and the CSE. The following table sets forth the range of high and low sales prices as reported on the NYSE Composite Tape, together with the per share dividends paid by Western Resources and KCPL during the periods indicated.

                                WESTERN RESOURCES               KCPL
                            ------------------------- -------------------------
                              PRICE RANGE               PRICE RANGE
                            ---------------           ---------------
QUARTER                      HIGH     LOW   DIVIDENDS  HIGH     LOW   DIVIDENDS
- -------                     ------- ------- --------- ------- ------- ---------
1994
  First Quarter............ $34.875 $28.250  $0.495   $23.250 $20.625  $0.370
  Second Quarter...........  29.750  26.125   0.495    23.000  18.625   0.370
  Third Quarter............  29.625  26.750   0.495    22.500  19.250   0.380
  Fourth Quarter...........  29.250  27.375   0.495    23.875  21.125   0.380
1995
  First Quarter............ $33.375 $28.625  $0.505   $24.500 $22.125  $0.380
  Second Quarter...........  32.500  30.250   0.505    24.125  22.125   0.380
  Third Quarter............  32.875  29.750   0.505    24.375  21.500   0.390
  Fourth Quarter...........  34.000  31.000   0.505    26.625  23.500   0.390
1996
  First Quarter............ $34.875 $29.250  $0.515   $27.250 $24.000  $0.390
  Second Quarter...........  30.750  28.000   0.515    27.750  23.625   0.390
  Third Quarter (through
   July 2, 1996)...........  30.750  29.875     N/A    28.000  27.500     N/A

- --------
N/A--Not available.

  On April 12, 1996 (the last trading day before public announcement of the April 14 Offer) the closing sales price per share of Western Resources Common Stock was $29.125, and on July 2, 1996 (the last trading day prior to the date of this Prospectus) such price was $30.625. Past price performance is not necessarily indicative of likely future price performance. Holders of Shares are urged to obtain current market quotations for shares of Western Resources Common Stock.

  On January 19, 1996, the last trading day prior to announcement of the Original UtiliCorp/KCPL Transaction, the closing sales price per Share was $26.250. Past price performance is not necessarily indicative of likely future price performance. Holders of Shares are urged to obtain current market quotations for the Shares.

  Holders of Western Resources Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Western Resources board of directors. The Western Resources board of directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends of Western Resources will depend upon the earnings of Western Resources and its subsidiaries, their financial condition and other factors including applicable government regulations and policies. See "Description of Western Resources Capital Stock."

                  VALIDITY OF WESTERN RESOURCES COMMON STOCK

  The validity of the shares of Western Resources Common Stock offered hereby will be passed upon for Western Resources by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004 and LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York 10019, in each case in reliance on the opinion of John K. Rosenberg, General Counsel to Western Resources, with respect to Kansas law. As of July 3, 1996, Mr. Rosenberg owned directly and/or beneficially 3,015 shares of Western Resources Common Stock and had been granted pursuant to and subject to the terms of Western Resources' Long Term Incentive Program 999 performance shares.

                                    EXPERTS

  The audited consolidated financial statements of Western Resources incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                                                                     SCHEDULE A

             DIRECTORS AND EXECUTIVE OFFICERS OF WESTERN RESOURCES

  Directors and Executive Officers of Western Resources. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Western Resources are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Western Resources. Each director and executive officer listed below is a citizen of the United States.

                                              POSITION WITH WESTERN RESOURCES;
                                                    PRINCIPAL OCCUPATION
                                              OR EMPLOYMENT; 5-YEAR EMPLOYMENT
          NAME AND BUSINESS ADDRESS                       HISTORY
          -------------------------           --------------------------------
 Frank J. Becker............................ Director of Western Resources.
   Becker Investments, Inc.                  President, Becker Investments,
   4840 W. 15th, Suite 1011                  Inc., an investment company,
   Lawrence, KS 66049-3862                   Lawrence, Kansas, since January
                                             1993; and prior to that personal
                                             investments; Director, Bank IV
                                             Butler County, N.A.; Director,
                                             Great-West Life & Annuity
                                             Insurance Co.; Director, Douglas
                                             County Bank; Trustee, the Kansas
                                             University Endowment Association.
 Gene A. Budig.............................. Director of Western Resources.
   American League of                        President, The American League of
   Professional Baseball Clubs               Professional Baseball Clubs, New
   350 Park Avenue                           York, New York, since July 1994;
   New York, NY 10022                        and prior to that Chancellor,
                                             University of Kansas; Director,
                                             Harry S. Truman Library
                                             Institute; Director, Ewing Marion
                                             Kauffman Foundation; Director,
                                             Major League Baseball Hall of
                                             Fame.
 C.Q. Chandler.............................. Director of Western Resources.
   INTRUST Bank                              Chairman of the Board, INTRUST
   105 N. Main Street                        Financial Corporation, Wichita,
   Wichita, KS 67202                         Kansas; Director, Fidelity State
                                             Bank & Trust Co.; Director, First
                                             Newton Bankshares; Director,
                                             Kansas Crippled Children's
                                             Society; Trustee, Kansas State
                                             University Foundation.
 Thomas R. Clevenger........................ Director of Western Resources.
   Western Resources Inc.                    Investments, Wichita, Kansas;
   818 Kansas Avenue                         Director, Security Benefit Life
   Topeka, KS 66612                          Insurance Company; Trustee and
                                             Vice Chairman, the Menninger
                                             Foundation; Trustee, Midwest
                                             Research Institute.
 John C. Dicus.............................. Director of Western Resources.
   Capitol Federal Savings                   Chairman of the Board and
   700 S. Kansas Avenue                      President, Capitol Federal
   Topeka, KS 66603                          Savings and Loan Association,
                                             Topeka, Kansas; Director,
                                             Security Benefit Life Insurance
                                             Company; Director, Columbian
                                             National Title Company; Trustee,
                                             The Menninger Foundation;
                                             Trustee, Stormont-Vail Regional
                                             Medical Center; Trustee, The
                                             Kansas University Endowment
                                             Association.
 John E. Hayes, Jr. ........................ Chairman of the Board and Chief
   Western Resources, Inc.                   Executive Officer, and previously
   818 Kansas Avenue                         President, of Western Resources;
   Topeka, KS 66612                          Director, Boatmen's Bancshares,
                                             Inc.; Director, Security Benefit
                                             Life Insurance Company; Director,
                                             CommNet Cellular Inc.; Director,
                                             T-Netix, Inc.; Trustee, Rockhurst
                                             College; Trustee, The Menninger
                                             Foundation; Trustee, Midwest
                                             Research Institute.

                                              POSITION WITH WESTERN RESOURCES;
                                                  PRINCIPAL OCCUPATION OR
                                               EMPLOYMENT; 5-YEAR EMPLOYMENT
          NAME AND BUSINESS ADDRESS                       HISTORY
          -------------------------           --------------------------------
 David H. Hughes............................ Director of Western Resources.
   Western Resources, Inc.                   Retired Vice Chairman, Hallmark
   818 Kansas Avenue                         Cards, Inc., Kansas City,
   Topeka, KS 66612                          Missouri; Director, Hall Family
                                             Foundations; Director, Midwest
                                             Research Institute; Director,
                                             Yellow Corporation; Trustee, St.
                                             Luke's Hospital Foundation;
                                             Trustee, Children's Mercy
                                             Hospital; Trustee, Princeton
                                             Theological Seminary; Trustee,
                                             Linda Hall Library.
 Russell W. Meyer, Jr. ..................... Director of Western Resources.
   Cessna Aircraft Company                   Chairman and Chief Executive
   One Cessna Blvd.                          Officer, Cessna Aircraft Company,
   Wichita, KS 67215                         Wichita, Kansas; Director,
                                             Boatmen's Bancshares Inc.;
                                             Director, Vanguard Airlines,
                                             Inc.; Trustee, Wake Forest
                                             University.
 John H. Robinson........................... Director of Western Resources.
   Black & Veatch                            Chairman Emeritus, since December
   8400 Ward Parkway                         1992, and prior to that Chairman,
   Kansas City, MO 64114                     Black & Veatch, an architectural
                                             engineering firm, Kansas City,
                                             Missouri; Director, St. Luke's
                                             Hospital; Director, Automobile
                                             Club of Missouri; Director,
                                             CompuSpeak Laboratories, Inc.;
                                             Director, The Greater Kansas City
                                             Community Foundation & Affiliated
                                             Trusts; Trustee, Midwest Research
                                             Institute; Trustee, University of
                                             Missouri-Kansas City.
 Louis W. Smith............................. Director of Western Resources.
   Ewing Marion Kauffman Foundation          President and Chief Operating
   4900 Oak                                  Officer, Ewing Marion Kauffman
   Kansas City, MO 64112-2776                Foundation, a charitable
                                             foundation, since July 1995; and
                                             prior to that President,
                                             AlliedSignal Aerospace Company,
                                             Kansas City Division, Kansas
                                             City, Missouri; Director,
                                             Commerce Bank of Kansas City;
                                             Director, Ewing Marion Kauffman
                                             Foundation; Director, Kansas City
                                             Royals Baseball Club; Director,
                                             Payless Cashways, Inc.; Trustee,
                                             University of Missouri-Rolla;
                                             Trustee, Rockhurst College.
 Susan M. Stanton........................... Director of Western Resources.
   Payless Cashways, Inc.                    President and Chief Operating
   2300 Main Street                          Officer since November 1993; and
   Kansas City, MO 64108                     prior to that Senior Vice
                                             President, Merchandising and
                                             Marketing, Payless Cashways,
                                             Inc., a retail chain, Kansas
                                             City, Missouri; Director,
                                             Commerce Bank of Kansas City;
                                             Director, Greater Kansas City
                                             Chamber of Commerce; Trustee,
                                             Rockhurst College.
 Kenneth J. Wagnon.......................... Director of Western Resources.
   Capital Enterprises, Inc.                 President, Capital Enterprises,
   300 N. Main, Suite 201                    Inc., a franchise and investment
   Wichita, KS 67202                         company, Wichita, Kansas;
                                             Director, Vanguard Airlines,
                                             Inc.; Director, Cerebral Palsy
                                             Research Foundation; Director, T-
                                             Netix, Inc.; Director, University
                                             of Kansas School of Business;
                                             Trustee, The Kansas University
                                             Endowment Association.

                                              POSITION WITH WESTERN RESOURCES;
                                                  PRINCIPAL OCCUPATION OR
                                               EMPLOYMENT; 5-YEAR EMPLOYMENT
          NAME AND BUSINESS ADDRESS                       HISTORY
          -------------------------           --------------------------------
 David C. Wittig............................ Director of Western Resources.
   Western Resources, Inc.                   President, since March 1996, and
   818 Kansas Avenue                         previously, Executive Vice
   Topeka, KS 66612                          President, Corporate Development,
                                             of Western Resources; and prior
                                             to that Managing Director and Co-
                                             Head of Mergers and Acquisitions,
                                             Salomon Brothers Inc.
 Steven L. Kitchen.......................... Executive Vice President and
   Western Resources, Inc.                   Chief Financial Officer of
   818 Kansas Avenue                         Western Resources during the last
   Topeka, KS 66612                          5 years.
 Carl M. Koupal, Jr. ....................... Executive Vice President and
   Western Resources, Inc.                   Chief Administrative Officer of
   818 Kansas Avenue                         Western Resources since July 1995
   Topeka, KS 66612                          and Executive Vice President,
                                             Corporate Communications,
                                             Marketing, and Economic
                                             Development of Western Resources
                                             since January 1994; Vice
                                             President, Corporate Marketing,
                                             and Economic Development of
                                             Western Resources 1992 to 1994;
                                             Director, Economic Development,
                                             Jefferson City, Missouri, from
                                             1985 to 1992.
 John K. Rosenberg.......................... Executive Vice President and
   Western Resources, Inc.                   General Counsel of Western
   818 Kansas Avenue                         Resources during the last 5
   Topeka, KS 66612                          years.
 Jerry D. Courington........................ Controller of Western Resources
   Western Resources, Inc.                   during the last 5 years.
   818 Kansas Avenue
   Topeka, KS 66612

                                                                     SCHEDULE B

     SECTION 351.447 OF THE MISSOURI GENERAL AND BUSINESS CORPORATION LAW

SECTION 351.447. CORPORATION HOLDING NINETY PERCENT OF THE SHARES OF ANOTHER MAY MERGE.

  1. In any case in which at least ninety percent of the outstanding shares of each class of a corporation or corporations is owned by another corporation and one of the corporations is a domestic corporation and the other or others are domestic corporations, or foreign corporations if the laws of the jurisdictions of their incorporation permit a corporation of that jurisdiction to merge with a corporation of another jurisdiction, the corporation having such share ownership may either merge the other corporation or corporations into itself and assume all of its or their obligations, or merge itself, or itself and one or more of the other corporations, into one of the other corporations without any vote of the shareholders of any domestic corporation in which event the articles of merger shall state that the plan of merger has been adopted pursuant to this section and shall set forth the resolution of the board of directors of the parent corporation approving the plan of merger and the date of adoption of the resolution and shall state that the parent corporation is in compliance with the ninety percent ownership requirement of this section and will maintain at least ninety percent ownership until the issuance of the certificate of merger by the secretary of state; provided, however, that if the parent corporation shall not own all of the outstanding shares of all the subsidiary corporations, parties to a merger as aforesaid, the plan of merger shall set forth the securities, cash, property, or rights to be issued, paid, delivered or granted by the surviving corporation upon surrender of each share of the subsidiary corporation or corporations not owned by the parent corporation; and provided further, that if the parent corporation is not the surviving corporation, the plan of merger shall include provision for the pro rata issuance of shares of the surviving corporation to the holders of the shares of the parent corporation on surrender of the certificates therefor, and the articles of merger shall state that the proposed merger has been approved by receiving the affirmative vote of holders of at least two-thirds of the outstanding shares of the parent corporation entitled to vote thereon at a meeting thereof duly called and held, or the articles of merger shall state that in lieu of such required voting, the proposed merger has been approved by the directors of each of the corporations, that the rights and benefits of the shareholders as set forth in section 351.093 are the same, and that the surviving corporation is solvent and will retain the name of the parent. If the surviving corporation is a foreign corporation, the provisions of section 351.458 shall also apply to a merger under this section.

  2. If the surviving corporation is a domestic corporation, it may change its corporate name by the inclusion of a provision to that effect in the plan of merger adopted by the directors of the parent corporation, and upon the effective date of the merger the name of the corporation shall be so changed if the name is available.

  3. In the event all of the shares of a subsidiary domestic corporation party to a merger effected under this section are not owned by the parent corporation immediately prior to the merger, the surviving corporation shall, within ten days after the effective date of the merger, notify each shareholder of the subsidiary domestic corporation that the merger has become effective. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the shareholder at his address as it appears on the records of the corporation. Any shareholder of the subsidiary domestic corporation may, within twenty days after the date of mailing of the notice, demand in writing from the surviving corporation payment of the value of his shares immediately prior to the merger exclusive of any element of value arising from the expectation or accomplishment of the merger. If during a period of thirty days after the period of twenty days the surviving corporation and any objecting shareholder fail to agree as to the value of the shares, then the provisions of subsection 3 of section 351.455 shall apply, except that the judgment shall be for the value of the shares immediately prior to the merger as provided in the preceding sentence.

  4. The provisions of section 351.455 shall apply to a merger effected under this section only to the limited extent provided in subsection 3 of this section.

     SECTION 351.455 OF THE MISSOURI GENERAL AND BUSINESS CORPORATION LAW

SECTION 351.455. SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN

  1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

  2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

  3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

  4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                                                     SCHEDULE C

     SECTION 351.407 OF THE MISSOURI GENERAL AND BUSINESS CORPORATION LAW

SECTION 351.407. CONTROL SHARES ACQUISITION PROCEDURES--EXCEPTION.

  1. Unless, before the control share acquisition, the corporation's articles of incorporation or bylaws provide that this section does not apply to control share acquisitions of shares of the corporation, control shares of an issuing public corporation acquired in a control share acquisition have only such voting rights as are conferred by subsection 5 of this section.

  2. Any person who proposes to make or has made a control share acquisition may at the person's election deliver an acquiring person statement to the issuing public corporation at the issuing public corporation's principal office. The acquiring person statement must set forth all of the following:

    (1) The identity of the acquiring person and each other member of any group of which the person is a part for purposes of determining control shares;

    (2) A statement that the acquiring person statement is given pursuant to this section;

    (3) The number of shares of the issuing public corporation owned, directly or indirectly, by the acquiring person and each other member of the group;

    (4) The range of voting power under which the control share acquisition falls or would, if consummated, fall;

    (5) If the control share acquisition has not taken place:

      (a) A description in reasonable detail of the terms of the proposed control share acquisition; and

      (b) Representations of the acquiring person, together with a statement in reasonable detail of the facts upon which they are based, that the proposed control share acquisition, if consummated, will not be contrary to law, and that the acquiring person has the financial capacity to make the proposed control share acquisition.

  3. (1) If the acquiring person so requests at the time of delivery of an acquiring person statement and gives an undertaking to pay the corporation's expenses of a special meeting, the directors of the issuing public corporation shall within ten days thereafter call a special meeting of shareholders of the issuing public corporation for the purpose of considering the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition.

   (2) Unless the acquiring person agrees in writing to another date, the special meeting of shareholders shall be held within fifty days after receipt of the request by the issuing public corporation.

   (3) If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of shareholders.

   (4) If the acquiring person so requests in writing at the time of delivery of its acquiring statement pursuant to this subsection, the special meeting must not be held sooner than thirty days after receipt by the issuing public corporation of the acquiring person statement.

  4. (1) If a special meeting is requested, notice of the special meeting of shareholders shall be given as promptly as reasonably practicable by the issuing public corporation to all shareholders of record as of the record date set for the meeting, whether or not entitled to vote at the meeting.

   (2) Notice of the special or annual shareholder meeting at which the voting rights are to be considered must include or be accompanied by both of the following:

      (a) A copy of the acquiring person statement delivered to the issuing public corporation pursuant to this section; and

      (b) A statement by the board of directors of the corporation of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed control share acquisition.

  5. (1) Control shares acquired in a control share acquisition have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the shareholders of the issuing public corporation.

   (2) To be approved under this section, the resolution must be approved by:

      (a) The affirmative vote of a majority of all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares; and

      (b) Also by the affirmative vote of a majority of all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares.

  6. If a shareholder shall file with the corporation, prior to or at the meeting of shareholders at which the voting rights to be accorded any control shares are submitted to a vote, a written objection to such voting rights being accorded any control shares, and shall not vote in favor thereof, and such shareholder, within twenty days after approval of voting rights being accorded any control shares, shall make written demand on the corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving voting rights being accorded any control shares, the corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing such shares, the fair value of his shares. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty-day period provided in this subsection shall be conclusively presumed to have consented to the control share acquisition.

  7. If within thirty days after the date of approval of voting rights being accorded any control shares the value of such shares is agreed upon between the dissenting shareholder and the corporation, payment for the shares shall be made within ninety days after approval of voting rights being accorded any control shares, upon the surrender of his certificate for the shares or certificates representing such shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

  8. If, within the thirty-day period provided in subsection 7 of this section, the shareholder and the corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of such thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such control share acquisition, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the corporation of the certificate or certificates representing such shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the corporation. Such shares may be held and disposed of by the corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time provided in this subsection, such shareholder and all persons claiming under him shall be conclusively presumed to have consented to the control share acquisition.

  9. Except as expressly provided in this section, nothing in this section shall be construed to affect or impair any right, remedy, obligation, duty, power, or authority of any acquiring person, any issuing public corporation, the board of directors of any acquiring person or issuing public corporation, or any other person under the laws of this state or any other state of the United States of America. The requirements of this section shall be in addition to, and shall in no way limit, the validly adopted provisions of the articles of incorporation of any issuing public corporation.

SECTION 351.015. DEFINITIONS.*

  (1) "Control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of this chapter, shares acquired within ninety days of any acquisition of shares or shares acquired pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition. For the purposes of this chapter, a person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this chapter has voting power only of shares in respect of which that person would be able to exercise or direct the exercise of votes without further instruction from others. The acquisition of any shares of an issuing public corporation does not constitute a control share acquisition if the acquisition is consummated in any of the following circumstances:

    (a) Prior to June 13, 1984;

    (b) Pursuant to a contract in existence prior to June 13, 1984;

    (c) Pursuant to a will or other testamentary disposition, the laws of descent and distribution or by intervivos gift where such gift is made in good faith and not for the purpose of circumventing section 351.407;

    (d) Pursuant to a public offering, a private placement, or any other issuance of shares by an issuing public corporation;

    (e) By, on behalf of, or pursuant to any benefit or other compensation plan or arrangement of an issuing public corporation;

    (f) Pursuant to the conversion of debt securities into shares of an issuing public corporation under the terms of such debt securities;

    (g) Pursuant to a binding contract, other than any contract created by, pursuant to, or in connection with a tender offer, whereby the holders of shares representing at least two-thirds of the voting power of an issuing public corporation, such holders acting simultaneously, agreed to sell such shares to any person;

    (h) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing section 351.407;

    (i) Pursuant to a merger or consolidation effected in compliance with sections 351.410 to 351.458 if the issuing public corporation is a party to the agreement of merger or consolidation;

    (j) Pursuant to a binding contract or other arrangement with any individual, foreign or domestic corporation (whether or not for profit), partnership, limited liability company, unincorporated society or association, or other entity which, at any time within one year prior to the acquisition in question, owned shares representing more than fifty percent of the voting power of the issuing public corporation;

    (k) By or from any person whose shares have been previously accorded voting rights pursuant to section 351.407; provided, the acquisition entitles the person making the acquisition, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power of the corporation in the election of directors within a range of the voting power not in excess of the range of voting power associated with the shares to which voting rights have been previously accorded;

  (2) "Control shares" means shares that, except for this chapter, would have voting power with respect to shares of an issuing public corporation that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of voting power:

    (a) One-fifth or more but less than one-third of all voting power;

    (b) One-third or more but less than a majority of all voting power;
- --------

* Only includes certain definitions used in Section 351.407.

    (c) A majority or more of all voting power; provided, however, that shares which the person or the group have owned or of which the person or the group could have exercised or directed the voting for more than ten years shall not be deemed to be "control shares" and shall not be aggregated for the purpose of determining inclusion within the above-stated ranges;

  (3) "Interested shares" means the shares of an issuing public corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power of the corporation in the election of directors:

    (a) An acquiring person or member of a group with respect to a control share acquisition;

    (b) Any officer of the issuing public corporation elected or appointed by the directors of the issuing public corporation;

    (c) Any employee of the issuing public corporation who is also a director of such corporation;

  (4) "Issuing public corporation" means either a corporation incorporated under the laws of the state of Missouri, or, subdivision (2) of section
351.690 notwithstanding, any insurance company organized pursuant to the laws of Missouri and doing business under the provisions of chapter 376, RSMo, provided that the bylaws of such insurance company expressly state that such insurance company shall, for the purposes of this chapter, be included within the definition of "issuing public corporation", that has:

    (a) One hundred or more shareholders;

    (b) Its principal place of business, its principal office, or substantial assets within Missouri; and

    (c) One of the following:

      a. More than ten percent of its shareholders resident in Missouri;

      b. More than ten percent of its shares owned by Missouri residents;
    or

      c. Ten thousand shareholders resident in Missouri.

The residence of a shareholder is presumed to be the address appearing in the records of the corporation. Shares held by banks (except as trustee or guardian), brokers or nominees shall be disregarded for purposes of calculating the percentages or numbers described above.

                                                                     SCHEDULE D

     SECTION 351.459 OF THE MISSOURI GENERAL AND BUSINESS CORPORATION LAW

 Section 351.459. [INTERESTED SHAREHOLDER TRANSACTION]

  1. For the purposes of this section, the following terms mean:

    (1) "Affiliate", a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person;

    (2) "Announcement date", when used in reference to any business combination, means the date of the first public announcement of the final, definitive proposal for such business combination;

    (3) "Associate", when used to indicate a relationship with any person, means any corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting stock, any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and any relative or spouse of such person, or any relative of such spouse, who has the same home as such person;

    (4) "Beneficial owner", when used with respect to any stock, means a person that:

      (a) Individually or with or through any of its affiliates or associates, beneficially owns such stock, directly or indirectly; or

      (b) Individually or with or through any of its affiliates or associates, has the right to acquire such stock, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement or understanding, whether or not in writing, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the beneficial owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or the right to vote such stock pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a person shall not be deemed the beneficial owner of any stock under this item if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made in accordance with the applicable rules and regulations under the Exchange Act and is not then reportable on a Schedule 13D under the Exchange Act, or any comparable or successor report; or

      (c) Has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting, except voting pursuant to a revocable proxy or consent as described in paragraph (b) of this subdivision, or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock;

    (5) "Business combination", when used in reference to any resident domestic corporation and any interested shareholder of such resident domestic corporation, means:

      (a) Any merger or consolidation of such resident domestic corporation or any subsidiary of such resident domestic corporation with such interested shareholder or any other corporation, whether or not itself an interested shareholder of such resident domestic corporation, which is, or after such merger or consolidation would be, an affiliate or associate of such interested shareholder;

      (b) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions to or with such interested shareholder or any affiliate or associate of such interested shareholder of assets of such resident domestic corporation or any subsidiary of such resident domestic corporation having an aggregate market value equal to ten percent or more of the aggregate market value of all the assets, determined on a consolidated basis, of such resident domestic corporation, having an aggregate market value equal to ten percent or more of the aggregate market value of all the outstanding stock of such resident domestic corporation, or representing ten percent or more of the earning power or net income, determined on a consolidated basis, of such resident domestic corporation;

      (c) The issuance or transfer by such resident domestic corporation or any subsidiary of such resident domestic corporation, in one transaction or a series of transactions, of any stock of such resident domestic corporation or any subsidiary of such resident domestic corporation which has an aggregate market value equal to five percent or more of the aggregate market value of all the outstanding stock of such resident domestic corporation to such interested shareholder or any affiliate or associate of such interested shareholder except pursuant to the exercise of warrants or rights to purchase stock offered, or a dividend or distribution paid or made, pro rata to all shareholders of such resident domestic corporation;

      (d) The adoption of any plan or proposal for the liquidation or dissolution of such resident domestic corporation proposed by, or pursuant to any agreement, arrangement or understanding, whether or not in writing, with such interested shareholder or any affiliate or associate of such interested shareholder;

      (e) Any reclassification of securities, including, without limitation, any stock split, stock dividend, or other distributions of stock in respect of stock, or any reverse stock split, or recapitalization of such resident domestic corporation, or any merger or consolidation of such resident domestic corporation with any subsidiary of such resident domestic corporation, or any other transaction, whether or not with or into or otherwise involving such interested shareholder, proposed by, or pursuant to any agreement, arrangement or understanding, whether or not in writing, with such interested shareholder or any affiliate or associate of such interested shareholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of voting stock or securities convertible into voting stock of such resident domestic corporation or any subsidiary of such resident domestic corporation which is directly or indirectly owned by such interested shareholder or any affiliate or associate of such interested shareholder, except as a result of immaterial changes due to fractional share adjustments; or

      (f) Any receipt by such interested shareholder or any affiliate or associate of such interested shareholder of the benefit, directly or indirectly, except proportionately as a shareholder of such resident domestic corporation, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through such resident domestic corporation;

    (6) "Common stock", any stock other than preferred stock;

    (7) "Consummation date", with respect to any business combination, means the date of consummation of such business combination, or, in the case of a business combination as to which a shareholder vote is taken, the later of the business day prior to the vote or twenty days prior to the date of consummation of such business combination;

    (8) "Control", including the terms "controlling", "controlled by" and "under common control with", the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person's beneficial ownership of ten percent or more of a corporation's outstanding voting stock shall create a presumption that such person has control of such corporation. Notwithstanding the foregoing, a person shall not be deemed to have control of a corporation if such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more beneficial owners who do not individually or as a group have control of such corporation;

    (9) "Exchange Act", the act of Congress known as the "Securities Exchange Act of 1934", as the same has been or hereafter may be amended from time to time;

    (10) "Interested shareholder", when used in reference to any resident domestic corporation, any person, other than such resident domestic corporation or any subsidiary of such resident domestic corporation, that:

      (a) Is the beneficial owner, directly or indirectly, of twenty percent or more of the outstanding voting stock of such resident domestic corporation; or

      (b) Is an affiliate or associate of such resident domestic corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of twenty percent or more of the then outstanding voting stock of such resident domestic corporation; provided that, for the purpose of determining whether a person is an interested shareholder, the number of shares of voting stock of such resident domestic corporation deemed to be outstanding shall include shares deemed to be beneficially owned by the person through application of subdivision (4) of this subsection but shall not include any other unissued shares of voting stock of such resident domestic corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

    (11) "Market value", when used in reference to stock or property of any resident domestic corporation, means:

      (a) In the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the composite tape for New York stock exchange listed stocks, or, if such stock is not quoted on such composite tape or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors of such resident domestic corporation in good faith; and

      (b) In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the board of directors of such resident domestic corporation in good faith;

    (12) "Preferred stock", any class or series of stock of a resident domestic corporation which under the bylaws or certificate of incorporation of such resident domestic corporation is entitled to receive payment of dividends prior to any payment of dividends on some other class or series of stock, or is entitled in the event of any voluntary liquidation, dissolution or winding up of the resident domestic corporation to receive payment or distribution of a preferential amount before any payments or distributions are received by some other class or series of stock;

    (13) "Resident domestic corporation", a corporation incorporated under the laws of the state of Missouri that has:

      (a) One hundred or more shareholders;

      (b) Its principal place of business, its principal office, or substantial assets within Missouri; and

      (c) One of the following:

        a. More than ten percent of its shareholders resident in Missouri;

        b. More than ten percent of its shares owned by Missouri residents; or

        c. Ten thousand shareholders resident in Missouri.

  For purposes of this section, reference to shareholders or ownership of shares shall refer to ownership of voting stock; the residence of a partnership, unincorporated association, trust or similar organization shall be the principal office of such organization; the residence of a shareholder shall otherwise be presumed to be the address appearing in the records of the corporation; and shares held by banks (except as trustee or guardian), brokers or nominees shall be disregarded for purposes of calculating the percentages or numbers described above. No resident domestic corporation, which is organized under the laws of this state, shall cease to be a resident domestic corporation by reason of events occurring or actions taken while such resident domestic corporation is subject to the provisions of this section;

    (14) "Stock" means:

      (a) Any stock or similar security, any certificate of interest, any participation in any profit sharing agreement, any voting trust certificate, or any certificate of deposit for stock; and

      (b) Any security convertible, with or without consideration, into stock, or any warrant, call or other option or privilege of buying stock without being bound to do so, or any other security carrying any right to acquire, subscribe to or purchase stock;

    (15) "Stock acquisition date", with respect to any person and any resident domestic corporation, means the date that such person first becomes an interested shareholder of such resident domestic corporation;

    (16) "Subsidiary" of any resident domestic corporation, means any other corporation of which voting stock, having a majority of the outstanding voting stock of such other corporation, is owned, directly or indirectly, by such resident domestic corporation;

    (17) "Voting stock", shares of capital stock of a corporation entitled to vote generally in the election of directors.

  2. Notwithstanding anything to the contrary contained in this section, except the provisions of subsection 4 of this section, no resident domestic corporation shall engage in any business combination with any interested shareholder of such resident domestic corporation for a period of five years following such interested shareholder's stock acquisition date unless such business combination or the purchase of stock made by such interested shareholder on such interested shareholder's stock acquisition date is approved by the board of directors of such resident domestic corporation on or prior to such stock acquisition date. If a good faith proposal is made in writing to the board of directors of such resident domestic corporation regarding a business combination, the board of directors shall respond, in writing, within sixty days or such shorter period, if any, as may be required by the Exchange Act, setting forth its reasons for its decision regarding such proposal. If a good faith proposal to purchase stock is made in writing to the board of directors of such resident domestic corporation, the board of directors, unless it responds affirmatively in writing within sixty days or such shorter period, if any, as may be required by the Exchange Act, shall be deemed to have disapproved such stock purchase.

  3. Notwithstanding anything to the contrary contained in this section, except the provisions of subsections 2 and 4 of this section, no resident domestic corporation shall engage at any time in any business combination with any interested shareholder of such resident domestic corporation other than any of the following business combinations:

    (1) A business combination approved by the board of directors of such resident domestic corporation prior to such interested shareholder's stock acquisition date, or where the purchase of stock made by such interested shareholder on such interested shareholder's stock acquisition date had been approved by the board of directors of such resident domestic corporation prior to such interested shareholder's stock acquisition date;

    (2) A business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder or any affiliate or associate of such interested shareholder at a meeting called for such purpose no earlier than five years after such interested shareholder's stock acquisition date;

    (3) A business combination that meets all of the following conditions:

      (a) The aggregate amount of the cash and the market value as of the consummation date of consideration other than cash to be received per share by holders of outstanding shares of common stock of such resident domestic corporation in such business combination is at least equal to the higher of the following:

        a. The highest per share price paid by such interested shareholder at a time when he was the beneficial owner, directly or indirectly, of five percent or more of the outstanding voting stock of such resident domestic corporation, for any shares of common stock of the same class or series acquired by it within the five-year period immediately prior to the announcement date with respect to such business combination, or within the five-year period immediately prior to, or in, the transaction in which such interested shareholder became an interested shareholder, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of common stock since such earliest date, up to the amount of such interest; and

        b. The market value per share of common stock on the announcement date with respect to such business combination or on such interested shareholder's stock acquisition date, whichever is higher; plus interest compounded annually from such date through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of common stock since such date, up to the amount of such interest;

      (b) The aggregate amount of the cash and the market value as of the consummation date of consideration other than cash to be received per share by holders of outstanding shares of any class or series of stock, other than common stock, of such resident domestic corporation is at least equal to the highest of the following, whether or not such interested shareholder has previously acquired any shares of such class or series of stock:

        a. The highest per share price paid by such interested shareholder at a time when he was the beneficial owner, directly or indirectly, of five percent or more of the outstanding voting stock of such resident domestic corporation, for any shares of such class or series of stock acquired by him within the five-year period immediately prior to the announcement date with respect to such business combination, or within the five-year period immediately prior to, or in, the transaction in which such interested shareholder became an interested shareholder, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of such class or series of stock since such earliest date, up to the amount of such interest;

        b. The highest preferential amount per share to which the holders of shares of such class or series of stock are entitled in the event of any voluntary liquidation, dissolution or winding up of such resident domestic corporation, plus the aggregate amount of any dividends declared or due as to which such holders are entitled prior to payment of dividends on some other class or series of stock, unless the aggregate amount of such dividends is included in such preferential amount; and

        c. The market value per share of such class or series of stock on the announcement date with respect to such business combination or on such interested shareholder's stock acquisition date, whichever is higher; plus interest compounded annually from such date through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of such class or series of stock since such date, up to the amount of such interest;

      (c) The consideration to be received by holders of a particular class or series of outstanding stock, including common stock, of such resident domestic corporation in such business combination is in cash or in the same form as the interested shareholder has used to acquire the largest number of shares of such class or series of stock previously acquired by it, and such consideration shall be distributed promptly;

      (d) The holders of all outstanding shares of stock of such resident domestic corporation not beneficially owned by such interested shareholder immediately prior to the consummation of such business combination are entitled to receive in such business combination cash or other consideration for such shares in compliance with paragraphs
    (a), (b) and (c) of this subdivision;

      (e) After such interested shareholder's stock acquisition date and prior to the consummation date with respect to such business combination, such interested shareholder has not become the beneficial owner of any additional shares of voting stock of such resident domestic corporation except:

        a. As part of the transaction which resulted in such interested shareholder becoming an interested shareholder;

        b. By virtue of proportionate stock splits, stock dividends or other distributions of stock in respect of stock not constituting a business combination under paragraph (e) of subdivision (5) of subsection 1 of this section;

        c. Through a business combination meeting all of the conditions of subsection 2 of this section and this subsection; or

        d. Through purchase by such interested shareholder at any price which, if such price had been paid in an otherwise permissible business combination the announcement date and consummation date of which were the date of such purchase, would have satisfied the requirements of paragraphs (a), (b) and (c) of this subdivision.

  4. The provisions of this section shall not apply to:

    (1) Any business combination of a resident domestic corporation that does not have a class of voting stock registered with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act, unless the certificate of incorporation provides otherwise; or

    (2) Any business combination of a resident domestic corporation whose certificate of incorporation has been amended to provide that such resident domestic corporation shall be subject to the provisions of this section, which did not have a class of voting stock registered with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act on the effective date of such amendment, and which is a business combination with an interested shareholder whose stock acquisition date is prior to the effective date of such amendment; or

    (3) Any business combination of a resident domestic corporation the original certificate of incorporation of which contains a provision expressly electing not to be governed by this section, or which adopts an amendment to such resident domestic corporation's bylaws prior to August 1, 1986, expressly electing not to be governed by this section, or which adopts an amendment to such resident domestic corporation's bylaws, approved by the affirmative vote of the holders, other than interested shareholders and their affiliates and associates, expressly electing not to be governed by this section, provided that such amendment to the bylaws shall not be effective until eighteen months after such vote of such resident domestic corporation's shareholders and shall not apply to any business combination of such resident domestic corporation with an interested shareholder whose stock acquisition date is on or prior to the effective date of such amendment; or

    (4) Any business combination of a resident domestic corporation with an interested shareholder of such resident domestic corporation which became an interested shareholder inadvertently, if such interested shareholder as soon as practicable, divests itself of a sufficient amount of the voting stock of such resident domestic corporation so that it no longer is the beneficial owner, directly or indirectly, of twenty percent or more of the outstanding voting stock of such resident domestic corporation, and would not at any time within the five-year period preceding the announcement date with respect to such business combination have been an interested shareholder but for such inadvertent acquisition;

    (5) Any business combination with an interested shareholder who was the beneficial owner, directly or indirectly, of five percent or more of the outstanding voting stock of such resident domestic corporation on December 1, 1985, and remained so to such interested shareholder's stock acquisition date.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each KCPL Shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

                              THE EXCHANGE AGENT:

                     HARRIS TRUST COMPANY OF NEW YORK

      By Hand              By Overnight Courier            By Mail

   Receive Window        77 Water Street, 4th Floor    Wall Street Station
  77 Water Street, 5th      New York NY 10005             P.O. Box 1023
       Floor                                          New York, NY 10268-1023
 New York, NY 10005

    By Facsimile Transmission               Telephone Number
 (for Eligible Institutions only)

                                       For information call collect
          (212) 701-7636                     (212) 701-7663
          (212) 701-7640
       Confirm by telephone
          (212) 701-7663

  Any questions or requests for assistance or additional copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               [LOGO] GEORGESON
                                & COMPANY INC.

                               WALL STREET PLAZA
                           NEW YORK, NEW YORK 10005
                                1-800-223-2064


                     The Dealer Manager for the Offer is:

                             SALOMON BROTHERS INC

                           SEVEN WORLD TRADE CENTER
                           NEW YORK, NEW YORK 10048
                           (212) 783-6593 (collect)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article XVIII of the Western Resources Articles (Exhibit 3.1 hereto), provides that a director of Western Resources shall not be personally liable to Western Resources or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the KGCC, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the KGCC.

  Section 17-6305 of the KGCC (the "Indemnification Statute") provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become parties to an action, suit or proceeding due to their status as directors, officers, employees or agents of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article XVIII of the Western Resources Articles (Exhibit 3.1 hereto), requires Western Resources to indemnify its directors and officers to the fullest extent provided by Kansas law, as the same may be amended. Further, as is provided for in Article XVIII, Western Resources has entered into indemnification agreements with its directors, which provide indemnification broader than that available under Article XVIII and the Indemnification Statute.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     3.1     Restated Articles of Incorporation of Western Resources, as
             amended May 25, 1988 (filed as Exhibit 4 to Western Resources
             Registration Statement No. 33-23022).*
     3.2     Certificate of Correction to Restated Articles of Incorporation
             (filed as Exhibit 3(b) to the December 1991 Form 10-K of Western
             Resources).*
     3.3     Amendment to Restated Articles of Incorporation, as amended May 5,
             1992 (filed electronically with Western Resources Annual Report on
             Form 10-K for the year ended December 31, 1995).*
     3.4     Amendments to the Restated Articles of Incorporation of Western
             Resources dated May 26, 1994 (filed as Exhibit 3 to Western
             Resources Form 10-Q for the quarter ended June 30, 1994).*
     3.5     Certificate of Designation of Preference Stock, 8.50% Series,
             without par value, of Western Resources (filed as Exhibit 3(d) to
             Western Resources Annual Report on Form 10-K for the year ended
             December 31, 1993).*
     3.6     Certificate of Designation of Preference Stock, 7.58% Series,
             without par value, of Western Resources (filed as Exhibit 3(c) to
             Western Resources Annual Report on Form 10-K for the year ended
             December 31, 1993).*
     3.7     Bylaws of Western Resources, as amended May 5, 1992 (filed electronically with Western Resources Annual Report on Form 10-K for the year ended December 31, 1995).*
     5.1     Opinion of Sullivan & Cromwell.
     5.2     Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     8.1     Tax opinion of Sullivan & Cromwell.
     8.2     Tax opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    21.1     Subsidiaries of Western Resources (filed as Exhibit 21 to Western
             Resources Annual Report on Form 10-K for the year ended December
             31, 1995).*
    23.1     Consent of Arthur Andersen L.L.P.
    23.2     Consents of Sullivan & Cromwell (included in Exhibits 5.1 and
             8.1).
    23.3     Consents of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in
             Exhibits 5.2 and 8.2).
    24.1     Powers of Attorney**
    99.1     Form of Letter of Transmittal.
    99.2     Form of Notice of Guaranteed Delivery.
    99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees.
    99.4     Form of Letter to Clients for use by Brokers, Dealers, Commercial
             Banks, Trust Companies and Other Nominees.
    99.5     Form of Guidelines for Certification of Taxpayer Identification
             Number on Substitute Form W-9.
    99.6     Form of Summary Advertisement.
    99.7     Western Resources/KCPL Synergies Quantification, prepared with the assistance of Deloitte & Touche Consulting Group (filed on
             Schedule 14A as soliciting material pursuant to Rule 14a-12 on May
             1, 1996).*

- --------
 *Incorporated by reference.

**Previously filed.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, WESTERN RESOURCES, INC., THE REGISTRANT, HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNDER DULY AUTHORIZED, IN THE CITY OF TOPEKA, STATE OF KANSAS ON THE 3RD DAY OF JULY, 1996.

                                          Western Resources, Inc.
                                          (Registrant)

                                                  /s/ John E. Hayes, Jr.
                                          By:__________________________________
                                                    JOHN E. HAYES, JR.
                                              CHAIRMAN OF THE BOARD AND CHIEF
                                                     EXECUTIVE OFFICER

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                         TITLE                DATE

       /s/ John E. Hayes, Jr.           Chairman of the
- -------------------------------------    Board and Chief         July 3, 1996
         JOHN E. HAYES, JR.              Executive Officer
                                         (Principal
                                         Executive Officer)

        /s/ Steven L. Kitchen           Executive Vice
- -------------------------------------    President and Chief     July 3, 1996
          STEVEN L. KITCHEN              Financial Officer
                                         (Principal
                                         Financial and
                                         Accounting Officer)

                  *                     Director
- -------------------------------------                            July 3, 1996
           FRANK J. BECKER

                  *                     Director
- -------------------------------------                            July 3, 1996
            GENE A. BUDIG

                  *                     Director
- -------------------------------------                            July 3, 1996
            C.Q. CHANDLER

                  *                     Director
- -------------------------------------                            July 3, 1996
         THOMAS R. CLEVENGER

              SIGNATURE                         TITLE                DATE

                  *                           Director
- -------------------------------------                            July 3, 1996
            JOHN C. DICUS

                  *                           Director
- -------------------------------------                            July 3, 1996
           DAVID H. HUGHES

                  *                           Director
- -------------------------------------                            July 3, 1996
        RUSSELL W. MEYER, JR.

                  *                           Director
- -------------------------------------                            July 3, 1996
          JOHN H. ROBINSON

                  *                           Director
- -------------------------------------                            July 3, 1996
           LOUIS W. SMITH

                  *                           Director
- -------------------------------------                            July 3, 1996
          SUSAN M. STANTON

                  *                           Director
- -------------------------------------                            July 3, 1996
          KENNETH J. WAGNON

                  *                           Director
- -------------------------------------                            July 3, 1996
           DAVID C. WITTIG

       /s/ John E. Hayes, Jr.
*By:
  ----------------------------------
 (JOHN E. HAYES, JR. AS ATTORNEY-IN-
    FACT FOR EACH OF THE PERSONS
             INDICATED)

                                 EXHIBIT INDEX

 EXHIBIT NO.                        DESCRIPTION
 -----------                        -----------
     3.1     Restated Articles of Incorporation of Western Resources,
             as amended May 25, 1988 (filed as Exhibit 4 to Western
             Resources Registration Statement No. 33-23022).*
     3.2     Certificate of Correction to Restated Articles of
             Incorporation (filed as Exhibit 3(b) to the December 1991
             Form 10-K of Western Resources).*
     3.3     Amendment to the Restated Articles of Incorporation, as
             amended May 5, 1992 (filed electronically with Western
             Resources Annual Report on Form 10-K for the year ended
             December 31, 1995).*
     3.4     Amendments to the Restated Articles of Incorporation of
             Western Resources, dated May 26, 1994 (filed as Exhibit 3
             to Western Resources Form 10-Q for the quarter ended June
             30, 1994).*
     3.5     Certificate of Designation of Preference Stock, 8.50%
             Series, without par value, of Western Resources (filed as
             Exhibit 3(d) to Western Resources Annual Report on Form
             10-K for the year ended December 31, 1993).*
     3.6     Certificate of Designation of Preference Stock, 7.58%
             Series, without par value, of Western Resources (filed as
             Exhibit 3(c) to Western Resources Annual Report on Form
             10-K for the year ended December 31, 1993).*
     3.7     Bylaws of Western Resources, as amended May 5, 1992
             (filed electronically with Western Resources Annual
             Report on Form 10-K for the year ended December 31,
             1995).*
     5.1     Opinion of Sullivan & Cromwell.
     5.2     Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
     8.1     Tax opinion of Sullivan & Cromwell.
     8.2     Tax opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    21.1     Subsidiaries of Western Resources (filed as Exhibit 21 to
             Western Resources Annual Report on Form 10-K for the year
             ended December 31, 1995).*
    23.1     Consent of Arthur Andersen L.L.P.
    23.2     Consents of Sullivan & Cromwell (included in Exhibits 5.1
             and 8.1).
    23.3     Consents of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
             (included in Exhibits 5.2 and 8.2).
    24.1     Powers of Attorney**
    99.1     Form of Letter of Transmittal.
    99.2     Form of Notice of Guaranteed Delivery.
    99.3     Form of Letter to Brokers, Dealers, Commercial Banks,
             Trust Companies and Other Nominees.
    99.4     Form of Letter to Clients for use by Brokers, Dealers,
             Commercial Banks, Trust Companies and Other Nominees.
    99.5     Form of Guidelines for Certification of Taxpayer
             Identification Number on Substitute Form W-9.
    99.6     Form of Summary Advertisement.
    99.7     Western Resources/KCPL Synergies Quantification, prepared
             with the assistance of Deloitte & Touche Consulting Group
             (filed on Schedule 14A as soliciting material pursuant to
             Rule 14a-12 on May 1, 1996).*

- --------
*Incorporated by reference.

**Previously filed.